Exhibit 10.7

DEAL CUSIP NUMBER: 25401FAD0

REVOLVER CUSIP NUMBER: 25401FAE8

TERM LOAN CUSIP NUMBER:25401FAF5

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of February 13, 2020

among

DIGITALOCEAN, LLC

as Borrower,

DIGITALOCEAN HOLDINGS, INC.

as Holdings,

THE LENDING INSTITUTIONS FROM TIME TO TIME PARTY HERETO,

as Lenders,

KEYBANK NATIONAL ASSOCIATION,

as Administrative Agent,

KEYBANC CAPITAL MARKETS INC., BARCLAYS BANK PLC AND FIFTH THIRD BANK, NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Bookrunners,

BARCLAYS BANK PLC AND FIFTH THIRD BANK, NATIONAL ASSOCIATION,

as Syndication Agents, and

BANK OF AMERICA, N.A., AND REGIONS BANK ,

as Documentation Agents

$300,000,000 Senior Secured Credit Facilities

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

SCHEDULES

Schedule 1	Lenders and Commitments
Schedule 2	Subsidiary Guarantors
Schedule 5.10	Tax Returns and Payments
Schedule 5.11	Real Property
Schedule 5.15	Material Intellectual Property
Schedule 5.17	Insurance
Schedule 5.22	Capitalization
Schedule 5.24	Bank Accounts
Schedule 5.25	Material Contracts
Schedule 5.26	Affiliate Transactions
Schedule 7.03	Liens
Schedule 7.04	Indebtedness
Schedule 7.05	Investments
Schedule 7.09	Transactions with Affiliates

EXHIBITS

Exhibit A-1	Form of Revolving Facility Note
Exhibit A-2	Form of Term Note
Exhibit B-1	Form of Notice of Borrowing
Exhibit B-2	Form of Notice of Continuation or Conversion
Exhibit C	Reserved
Exhibit D	Form of Solvency Certificate
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Closing Certificate
Exhibit G	Form of Assignment Agreement
Exhibit H	Form of Intercompany Subordination Agreement
Exhibit I-1	Form of U.S. Tax Compliance Certificate
Exhibit I-2	Form of U.S. Tax Compliance Certificate
Exhibit I-3	Form of U.S. Tax Compliance Certificate
Exhibit I-4	Form of U.S. Tax Compliance Certificate

-vi-

Execution Version

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of February 13, 2020 among the following: (i) DIGITALOCEAN, LLC, a Delaware limited liability company (f/k/a Digital Ocean, Inc., a Delaware corporation), as Borrower (the “Borrower”); (ii) DIGITALOCEAN HOLDINGS, INC., a Delaware corporation and the sole parent of the Borrower, as Holdings (“Holdings”); (iii) the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”); (iv) KEYBANK NATIONAL ASSOCIATION, as the administrative agent (in such capacity, the “Administrative Agent”); (v) KeyBanc Capital Markets Inc., Barclays Bank PLC and Fifth Third Bank as joint lead arrangers (in such capacity, collectively, the “Arrangers”) and joint bookrunners; (vi) Barclays Bank PLC and Fifth Third Bank, National Association, as syndication agents; and (vii) Bank of America N.A. and Regions Bank, as documentation agents.

PRELIMINARY STATEMENTS:

(1)    The Borrower, certain Lenders, and the Administrative Agent are party to that certain Amended and Restated Credit Agreement dated as of April 17, 2018 (as amended, restated, supplemented, or otherwise modified prior to the date hereof, the “Existing Credit Agreement” and the Loans extended thereunder the “Existing Loans”).

(2)    The Borrower has requested that the Lenders agree to certain amendments to the Existing Credit Agreement and extend credit to the Borrower (a) to repay the obligations of the Borrower under the Existing Credit Agreement, (b) to pay certain fees and expenses incurred in connection with the negotiation and documentation of this Agreement and the other Loan Documents, and (c) to provide funds for working capital and other general corporate purposes as permitted hereunder, and Lenders are willing to extend credit and make available to the Borrower the credit facilities provided for herein for the foregoing purposes.

(3)    In order to, among other things, effect the extensions of credit hereunder, the parties have agreed to amend and restate the Existing Credit Agreement in its entirety to make certain changes as more fully set forth herein, which amendment and restatement shall become effective on the Closing Date in accordance with the terms hereof.

(4)    Each Existing Lender shall receive on the Closing Date, after giving effect to this Agreement, the full amount of all principal and accrued and unpaid interest through, but not including, the Closing Date with respect to such Existing Lender’s Existing Loans as satisfaction in full for such Existing Loans of such Existing Lender (the “Refinancing”).

(5)    The parties hereto intend that this Agreement and the Loan Documents executed in connection herewith shall not effect a novation of the obligations of the Credit Parties under the Existing Credit Agreement but merely act as a restatement, and where applicable, an amendment, to the terms governing said obligations.

AGREEMENT:

In consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.01    Certain Defined Terms. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires:

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (i) the acquisition of all or substantially all of the assets of any Person, or any business or division of any Person, (ii) the acquisition or ownership of in excess of 50% of the Equity Interests of any Person, or (iii) the acquisition of another Person by a merger, consolidation, amalgamation or any other combination with such Person.

“Additional Security Documents” has the meaning provided in Section 6.09(a).

“Adjusted Eurodollar Rate” means with respect to each Interest Period for a Eurodollar Loan, the greater of (A) (i) the rate per annum equal to the offered rate appearing on Reuters Screen LIBOR01 Page (or on the appropriate page of any successor to or substitute for such service, or, if such rate is not available, on the appropriate page of any generally recognized financial information service, as selected by the Administrative Agent from time to time) that displays an average ICE Benchmark Administration (or any successor thereto) Interest Settlement Rate at approximately 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period (the “LIBO Rate”), for deposits in Dollars with a maturity comparable to such Interest Period, divided (and rounded to the nearest 1/16th of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided, however, that if the rate referred to in clause (i) above is not available at any such time for any reason, then the rate referred to in clause (i) shall instead be the interest rate per annum, as determined by the Administrative Agent, to be the average (rounded to the nearest 1/16th of 1%) of the rates per annum at which deposits in Dollars in an amount equal to the amount of such Eurodollar Loan are offered to major banks in the London interbank market at approximately 11:00 A.M. (London time), two Business Days prior to the commencement of such Interest Period, for contracts that would be entered into at the commencement of such Interest Period for the same duration as such Interest Period and (B) 0.00% per annum.

“Administrative Agent” has the meaning provided in the first paragraph of this Agreement and includes any successor to the Administrative Agent appointed pursuant to Section 9.11.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person, or, in the case of any Lender that is an investment fund, the investment advisor thereof and any investment fund having the same investment advisor. A Person shall be deemed to control a second Person if such first Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary Voting Power for the election of directors or managers of such second Person or (ii) to direct or cause the direction of the management and policies of such second Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall in any event be considered an Affiliate of Holdings or any of its Subsidiaries.

“Aggregate Credit Facility Exposure” means, at any time, the sum of (i) the Aggregate Revolving Facility Exposure at such time and (ii) the aggregate principal amount of the Term Loans outstanding at such time.

“Aggregate Revolving Facility Exposure” means, at any time, the aggregate principal amount of all Revolving Loans made by all Lenders and outstanding at such time.

“Agreement” means this Amended and Restated Credit Agreement, including any exhibits or schedules, as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified.

“Anti-Corruption Laws” means all laws, mandatory rules, and regulations of any jurisdiction applicable to Holdings or any Subsidiary of Holdings in effect during the relevant period concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, as amended and the UK Bribery Act of 2010.

“Anti-Terrorism Law” means the USA Patriot Act or any other law pertaining to the prevention of future acts of terrorism, in each case as such law may be amended from time to time.

“Applicable Commitment Fee Rate” means:

(i)    On the Closing Date and thereafter until changed in accordance with the provisions set forth in this definition, the Applicable Commitment Fee Rate shall be based upon Pricing Level V, as set forth below;

(ii)    Upon receipt by the Administrative Agent of the Compliance Certificate in accordance with Section 6.01(c) for the fiscal quarter ended on March 31, 2020, and continuing with each fiscal quarter thereafter, the Administrative Agent shall determine the Applicable Commitment Fee Rate in accordance with the following matrix, based on the Leverage Ratio:

Pricing Level	Leverage Ratio	Applicable Commitment Fee Rate
I	Less than 1.00 to 1.00	0.250%
II	Greater than or equal to 1.00 to 1.00 but less than 2.00 to 1.00	0.275%
III	Greater than or equal to 2.00 to 1.00 but less than 3.00 to 1.00	0.300%
IV	Greater than or equal to 3.00 to 1.00 but less than 3.50 to 1.00	0.350%
V	Greater than or equal to 3.50 to 1.00	0.400%

(iii)    Changes in the Applicable Commitment Fee Rate based upon changes in the Leverage Ratio shall become effective on the third Business Day following the receipt by the Administrative Agent pursuant to Section 6.01(a) or Section 6.01(b), as the case may be, of the financial statements of the Borrower for the Testing Period most recently ended, accompanied by a Compliance Certificate in accordance with Section 6.01(c), demonstrating the computation of the Leverage Ratio. During any period when (A) the Borrower has failed to timely deliver its consolidated financial statements referred to in and in accordance with Section 6.01(a) or Section 6.01(b), accompanied by a Compliance Certificate in accordance with Section 6.01(c), (B) an Event of Default pursuant to Section 8.01(a) or Section 8.01(i) has occurred and is continuing, or (C) any other Event of Default has occurred and is continuing for a period of more than ten days, the Applicable Commitment Fee Rate shall be the highest Applicable Commitment Fee Rate (Pricing Level V) indicated therefor in the above matrix, regardless of the Leverage Ratio at such time. The above matrix does not modify or waive, in any respect, the rights of the Administrative Agent and the Lenders to charge any default rate of interest or any of the other rights and remedies of the Administrative Agent and the Lenders hereunder.

(iv)    In the event that any financial statement or certificate, as applicable, delivered pursuant to Section 6.01(a), (b), or (c) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of (A) a higher Applicable Commitment Fee Rate for any period (any such period, an “Applicable Period”) than the Applicable Commitment Fee Rate actually applied for such Applicable Period, then (1) the Borrower shall immediately deliver to the Administrative Agent a corrected certificate for such Applicable Period, (2) the Applicable Commitment Fee Rate shall be determined as if such corrected, higher Applicable Commitment Fee Rate were applicable for such period, and (3) the Borrower shall immediately pay to the Administrative Agent the accrued additional Commitment Fees owing as a result of such higher Applicable Commitment Fee Rate for such Applicable Period or (B) a lower Applicable Commitment Fee Rate for an Applicable Period than the Applicable Commitment Fee Rate actually applied for such Applicable Period, then (1) the Borrower shall immediately deliver to the Administrative Agent a corrected certificate for such Applicable Period and (2) the Applicable Commitment Fee Rate shall be determined as if such corrected, lower Applicable Commitment Fee Rate were applicable from the date of delivery of such corrected certificate.

“Applicable Loan Margin” means:

(i)    on the Closing Date and thereafter, until changed in accordance with the following provisions, the Applicable Loan Margin shall be based upon Pricing Level V, as set forth below;

(ii)    upon receipt by the Administrative Agent of the Compliance Certificate in accordance with Section 6.01(c) for the fiscal quarter ended on March 31, 2020, and continuing with each fiscal quarter thereafter, the Administrative Agent shall determine the Applicable Loan Margin in accordance with the following matrix, based on the Leverage Ratio:

Pricing Level	Leverage Ratio	Applicable Loan Margin for Eurodollar Loans	Applicable Loan Margin for Base Rate Loans
I	Less than 1.00 to 1.00	2.00%	1.00%
II	Greater than or equal to 1.00 to 1.00 but less than 2.00 to 1.00	2.50%	1.50%
III	Greater than or equal to 2.00 to 1.00 but less than 3.00 to 1.00	3.00%	2.00%
IV	Greater than or equal to 3.00 to 1.00 but less than 3.50 to 1.00	3.50%	2.50%
V	Greater than or equal to 3.50 to 1.00	4.00%	3.00%

(iii)    changes in the Applicable Loan Margin based upon changes in the Leverage Ratio shall become effective on the third Business Day following the receipt by the Administrative Agent pursuant to Section 6.01(a) or Section 6.01(b), as the case may be, of the financial statements of the Borrower for the Testing Period most recently ended, accompanied by a Compliance Certificate in accordance with Section 6.01(c), demonstrating the computation of the Leverage Ratio. Notwithstanding the foregoing provisions, during any period when (A) the Borrower has failed to timely deliver its consolidated financial statements referred to in and in accordance with Section

6.01(a) or Section 6.01(b), accompanied by a Compliance Certificate in accordance with Section 6.01(c), (B) an Event of Default pursuant to Section 8.01(a) or Section 8.01(i) has occurred and is continuing, or (C) any other Event of Default has occurred and is continuing for a period of more than ten days, the Applicable Loan Margin shall be the highest Applicable Loan Margin (Pricing Level V) indicated therefor in the above matrix, regardless of the Leverage Ratio at such time. The above matrix does not modify or waive, in any respect, the rights of the Administrative Agent and the Lenders to charge any default rate of interest or any of the other rights and remedies of the Administrative Agent and the Lenders hereunder.

(vi)    In the event that any financial statement or certificate, as applicable, delivered pursuant to Section 6.01(a), (b) or (c) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of (A) a higher Applicable Loan Margin for any Applicable Period than the Applicable Loan Margin actually applied for such Applicable Period, then (1) the Borrower shall immediately deliver to the Administrative Agent a corrected certificate for such Applicable Period, (2) the Applicable Loan Margin shall be determined as if such corrected, higher Applicable Loan Margin were applicable for such period, and (3) the Borrower shall immediately pay to the Administrative Agent for the benefit of the Lenders the accrued additional interest owing as a result of such higher Applicable Loan Margin for such Applicable Period or (B) a lower Applicable Loan Margin for an Applicable Period than the Applicable Loan Margin actually applied for such Applicable Period, then (1) the Borrower shall immediately deliver to the Administrative Agent a corrected certificate for such Applicable Period and (2) the Applicable Loan Margin shall be determined as if such corrected, lower Applicable Loan Margin were applicable from the date of delivery of such corrected certificate.

“Applicable Period” has the meaning provided to such term in subpart (iv) of the definition of “Applicable Commitment Fee Rate.”

“Approved Bank” has the meaning provided in subpart (ii) of the definition of “Cash Equivalents”.

“Approved Fund” means a fund that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit and that is administered or managed by a Lender or an Affiliate of a Lender. With respect to any Lender, an Approved Fund shall also include any swap, special purpose vehicle purchasing or acquiring security interests in collateralized loan obligations or any other vehicle through which such Lender may leverage its investments from time to time, in each case of the foregoing that is administered or managed by such Lender or an Affiliate of such Lender.

“Arrangers” has the meaning provided in the first paragraph of this Agreement.

“Asset Sale” means, with respect to any Person, the sale, lease, transfer or other disposition (including by means of Sale and Lease-Back Transactions) by such Person to any other Person of any of such Person’s assets.

“Assignment Agreement” means an Assignment Agreement substantially in the form of Exhibit G hereto.

“Authorized Officer” means, with respect to any Person, any of the following officers: the President, the Chief Executive Officer, the Chief Financial Officer, the Controller or such other Person having substantially the same authority and that is authorized in writing to act on behalf of such Person. Unless otherwise qualified, all references herein to an Authorized Officer shall refer to an Authorized Officer of the Borrower.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services Obligations” means all obligations of the Credit Parties or their Subsidiaries, whether absolute or contingent, and howsoever and whensoever created, arising, evidenced or acquired in connection with the provision of commercial credit cards, stored value cards, or treasury management services (including controlled disbursement automated clearinghouse transactions, return items, overdrafts, netting and interstate depository network services) by any Lender or an Affiliate of any Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of making such Banking Services Obligations) to any Credit Party or any of its Subsidiaries.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto, as hereafter amended.

“Base Rate” means, for any day, the greater of (A) a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the greatest of: (i) the rate of interest established by the Administrative Agent, from time to time, as its “prime rate”, whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit; (ii) the Federal Funds Effective Rate in effect from time to time, determined one Business Day in arrears, plus 1/2 of 1% per annum; and (iii) the Adjusted Eurodollar Rate for a one-month Interest Period on such day plus 1.00% and (B) 0.00%.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate in effect from time to time.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar- denominated syndicated credit facilities at such time and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent, after consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides, after consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR:

(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of

(2)    the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or

(3)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR:

(1)    a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;

(2)    a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or

(3)    a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR or a Relevant Governmental Body announcing that LIBOR is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with the Section titled “Effect of Benchmark Transition Event” and (y) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to the Section titled “Effect of Benchmark Transition Event.”

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefited Creditors” means, with respect to the Borrower Guaranteed Obligations pursuant to Article X, each of the Administrative Agent, the Lenders, providers of any Banking Services Obligations, and each Designated Hedge Creditor, and the respective successors and assigns of each of the foregoing.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” has the meaning provided in the first paragraph of this Agreement.

“Borrower Guaranteed Obligations” has the meaning provided in Section 10.01.

“Borrowing” means a Revolving Borrowing or a Term Borrowing.

“Business Day” means (i) any day other than Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by law to close and (ii) with respect to any matters relating to Eurodollar Loans, any day on which dealings in U.S. Dollars are carried on in the London interbank market.

“Capital Distribution” means, with respect to any Person, a payment made, liability incurred or other consideration given for the purchase, acquisition, repurchase, redemption or retirement of any Equity Interest of such Person or as a dividend, return of capital or other distribution, in each case of the foregoing in respect of any of such Person’s Equity Interests.

“Capital Expenditures” means, without duplication, (a) any expenditure or commitment to expend money for any purchase or other acquisition of any asset including capitalized leasehold improvements, which would be classified as a fixed or capital asset on a consolidated balance sheet of Holdings and its Subsidiaries prepared in accordance with GAAP, and (b) Capitalized Lease Obligations and Synthetic Lease Obligations, but excluding (i) expenditures made in connection with the replacement, substitution or restoration of property pursuant to Section 2.12(c)(v), (ii) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time and (iii) Permitted Acquisitions.

“Capital Lease” as applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, has been or should be accounted for as a capital lease on the balance sheet of that Person, excluding in each case however, any lease that would not be accounted for as a capital lease under the lease accounting standards under GAAP as in effect on December 31, 2018.

“Capitalized Lease Obligations” means, with respect to any Person, all obligations under Capital Leases of such Person, without duplication, in each case taken at the amount thereof accounted for as liabilities identified as “capital lease obligations” (or any similar words) on a consolidated balance sheet of such Person prepared in accordance with GAAP.

“Cash Dividend” means a Capital Distribution by a Person payable in cash to the holders of Equity Interests of such Person with respect to any class or series of Equity Interest of such Person.

“Cash Equivalents” means any of the following:

(i)    (A) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition; and (B) direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after the date of acquisition thereof and having, at the time of the acquisition thereof, a rating of at least A-1, A-2 or the equivalent thereof from S&P or at least P-1, P-2 or the equivalent thereof from Moody’s;

(ii)    U.S. Dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (x) any Lender, (y) any commercial bank of recognized standing organized under the laws of the United States (or any state thereof or the District of Columbia) and having capital and surplus in excess of $500,000,000 or (z) any commercial bank (or the parent company of such bank) of recognized standing organized under the laws of the United States (or any state thereof or the District of Columbia) and whose short-term commercial paper rating from S&P is at least A-1, A-2 or the equivalent thereof or from Moody’s is at least P-1, P-2 or the equivalent thereof (any such bank, an “Approved Bank”), in each case with maturities of not more than one year from the date of acquisition;

(iii)    commercial paper issued by any Lender or Approved Bank or by the parent company of any Lender or Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1, A- 2 or the equivalent thereof by S&P or at least P-1, P-2 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long-term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within one year after the date of acquisition;

(iv)    fully collateralized repurchase agreements entered into with any Lender or Approved Bank having a term of not more than 30 days and covering securities described in clause (i) above;

(v)    investments in money market funds substantially all the assets of which are comprised of securities of any of the types described in clauses (i) through (iv) above;

(vi)    investments in money market funds access to which is provided as part of “sweep” accounts maintained with a Lender or an Approved Bank;

(vii)    investments in industrial development revenue bonds that (A) “re-set” interest rates not less frequently than quarterly, (B) are entitled to the benefit of a remarketing arrangement with an established broker dealer, and (C) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by an Approved Bank; and

(viii)    investments in pooled funds or investment accounts consisting of investments of the nature described in the foregoing clause (vii).

“Cash Proceeds” means, with respect to (i) any Asset Sale, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, but only as and when so received) received by Holdings or any of its Subsidiaries from such Asset Sale, (ii) any Event of Loss, the aggregate cash payments, including all insurance proceeds and proceeds of any award for condemnation or taking, received in connection with such Event of Loss and (iii) the issuance or incurrence of any Indebtedness, the aggregate cash proceeds received by Holdings or any of its Subsidiaries in connection with the issuance or incurrence of such Indebtedness.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change in Control” means:

(i)    at any time prior to an IPO, the Permitted Holders shall fail to beneficially own and control, on a fully diluted basis, directly or indirectly, at least 50.1% of the Voting Power in the Equity Interests of Holdings;

(ii)    at any time after an IPO, the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, beneficial ownership (within the meaning of Rule 13d 3(a)(1) under 1934 Act, as then in effect), on a fully diluted basis, directly or indirectly, on or after the Closing Date, by any Person or group (within the meaning of Rule 13d-3 of the SEC under the 1934 Act, as then in effect) (in each case, other than Permitted Holders), of 50.1% or more of the Voting Power in the Equity Interests of Holdings;

(iii)    Holdings shall fail to directly own and control, on a fully diluted basis, 100% of the Equity Interests of the Borrower, free and clear of all Liens;

(iv)    the occupation of a majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Holdings by Persons who were neither (A) nominated by a member of the Board of Directors of Holdings, as applicable, nor (B) approved by at least a majority of the directors so nominated; or

(v)    the occurrence of a change in control, or other similar provision, under or with respect to any Material Indebtedness Agreement.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, such later date on which such Lender becomes a party to this Agreement in accordance with the terms hereof), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” has the meaning provided in Section 11.23.

“CIP Regulations” has the meaning provided in Section 9.07.

“Claims” has the meaning set forth in the definition of “Environmental Claims.”

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are a particular tranche of Revolving Loans or Term Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment in respect of any particular tranche of Revolving Loans or a Term Commitment in respect of any particular tranche of Term Loans, and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.

“Closing Certificate” means a certificate substantially in the form of Exhibit F attached hereto.

“Closing Date” means February 13, 2020.

“Closing Date Term Commitment” means, with respect to each Lender, the amount, if any, set forth opposite such Lender’s name in Schedule 1 hereto as its “Closing Date Term Commitment” or in the case of any Lender that becomes a party hereto pursuant to an Assignment Agreement, the amount set forth in such Assignment Agreement, as such commitment may be reduced from time to time as a result of assignments to or from such Lender pursuant to Section 11.06.

“Closing Date Term Loan” means any loan made by the Lenders to the Borrower pursuant to Section 2.03.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means the “Collateral” as defined in the Security Agreement and the Holdings Guaranty and Security Agreement, as applicable, together with any other collateral (whether Real Property or personal property) covered by any Security Document, in each case of the foregoing, excluding the Excluded Property (as defined in the Security Agreement and the Holdings Guaranty and Security Agreement, as applicable).

“Collateral Agent” means KeyBank National Association, in its capacity as collateral agent under the Loan Documents, or any successor collateral agent.

“Collateral Assignments” has the meaning specified in the Security Agreement and the Holdings Guaranty and Security Agreement, as applicable.

“Commitment” means, with respect to each Lender, (i) its Revolving Commitment or (ii) its Term Commitment, if any, or, in the case of such Lender, all of such Commitments.

“Commitment Fees” has the meaning provided in Section 2.10(a).

“Commodities Hedge Agreement” means a commodities contract purchased by the Borrower or any of its Subsidiaries in the ordinary course of business, and not for speculative purposes, with respect to raw materials necessary to the manufacturing or production of goods in connection with the business of the Borrower and any of its Subsidiaries.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning provided in Section 9.15(a).

“Compliance Certificate” has the meaning provided in Section 6.01(c).

“Confidential Information” has the meaning provided in Section 11.16(b).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consideration” means, in connection with an Acquisition, the aggregate consideration paid, including cash, the issuance of securities or notes as consideration therefor, the assumption or incurring of liabilities (direct or contingent) as consideration therefor, the payment of fees for a covenant not to compete as consideration therefor, and any other consideration paid therefor.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) made by the Borrower and its Subsidiaries to acquire or lease (pursuant to a Capital Lease) fixed or capital assets, or additions to equipment (including replacements, capitalized repairs and improvements during such period).

“Consolidated Depreciation and Amortization Expense” means, for any period, all depreciation and amortization expenses of the Borrower and its Subsidiaries, all as determined for the Borrower and such Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus, without duplication, in each case, to the extent deducted in the calculation of Consolidated Net Income for such period, (i) (A) Consolidated Interest Expense, (B) Consolidated Income Tax Expense, (C) Consolidated Depreciation and Amortization Expense, (D) losses and expenses that are properly classified under GAAP as extraordinary and other non-recurring non-cash losses and expenses, (E) solely to the extent not capitalized, non-cash compensation paid in the form of Equity Interests of Holdings, (F) actual fees, expenses and costs incurred on or prior to or within 90 days after the Closing Date in connection with the Transactions in an amount not to exceed $4,000,000 in the aggregate, to the extent such fees, expenses and costs are not duplicative of any other amounts in this clause (i), (G) charges or expenses in connection with Earn-Outs paid in the form of employee compensation related to Permitted Acquisitions in an aggregate amount not to exceed $2,500,000 in any fiscal year, (H) fees and expenses incurred in connection with a Permitted Acquisition or a contemplated Permitted Acquisition (including any refinancing of (or amendment to) any Indebtedness acquired or assumed in connection therewith) which is permitted under the Agreement in an amount reasonably acceptable to the Administrative Agent (I)    transaction fees, costs and expenses related to the launch and implementation of an IPO (whether or not successful), (J)

without duplication, transaction fees, costs and expenses related to any (1) issuance of any Equity Interests, (2) dispositions of assets permitted hereunder or (3) incurrence, amendment, modification, refinancing or repayment of Indebtedness (in each case of clauses (1) through (3), whether or not successful) in an aggregate amount not to exceed $2,500,000 in any fiscal year or $7,500,000 during the term of this Agreement, (K) one-time expenses relating to enhanced accounting function, including those associated with becoming a public company in an aggregate amount not to exceed $2,500,000 during the term of this Agreement, (L) any non-recurring fees and expenses or business optimization expenses in connection with employee retention, severance payments, integration, consolidation, relocation or related charges, and other charges attributable to the undertaking and/or implementation of operating improvements, operating expense reductions and cost savings initiatives, (M) the amount of any restructuring charges or reserves, integration costs, severance costs, retention, recruiting, relocation and signing bonuses and expenses, costs or reserves associated with establishing new facilities or in connection with new market start-up activities (including costs for integration, facility openings, employee searches, travel and housing costs and related legal and accounting fees, costs and expenses) and costs related to the closure and/or consolidation of facilities and (N) any non-cash non-operating expense that consists of fx losses; minus (without duplication), in each case, to the extent added in the calculation of Consolidated Net Income for such period, (ii) (A) gains on sales of assets and gains that are properly classified under GAAP as extraordinary and other non-recurring non-cash gains, all as determined for Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP, and (B) non-operating income that consists primarily of fx gains; provided, however, that Consolidated EBITDA for any Testing Period shall (y) include the EBITDA for any Person or business unit that has been acquired by any Credit Party or its Subsidiaries (other than Holdings) for any portion of such Testing Period prior to the date of acquisition, so long as such EBITDA has been verified by appropriate audited financial statements or other financial statements reasonably acceptable to the Administrative Agent and (z) exclude the EBITDA for any Person or business unit that has been disposed of by any Credit Party or any of its Subsidiaries (other than Holdings), for the portion of such Testing Period prior to the date of disposition; provided, further, that the aggregate cash amount of all such fees, expenses and charges added back to Consolidated EBITDA in any four consecutive fiscal quarter period pursuant to clauses (L) and (M) above shall not exceed an aggregate amount equal to 10% of Consolidated EBITDA (calculated prior to giving effect to such add backs) for such same period.

“Consolidated Income Tax Expense” means, for any period, all provisions for federal, state, local and foreign income taxes based on the net income of Holdings and its Subsidiaries (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), all as determined for Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, total interest expense (including, without limitation, that which is capitalized and that which is attributable to Capital Leases or Synthetic Leases) of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP with respect to all outstanding Indebtedness of Holdings and its Subsidiaries.

“Consolidated Net Income” means for any period, the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

“Consolidated Total Debt” means the sum (without duplication) of all Indebtedness of Holdings and of its Subsidiaries, all as determined on a consolidated basis in accordance with GAAP.

“Continue”, “Continuation” and “Continued” each refers to a continuation of a Eurodollar Loan for an additional Interest Period as provided in Section 2.09.

“Control Agreements” has the meaning set forth in the Security Agreement and the Holdings Guaranty and Security Agreement, as applicable.

“Controlled Investment Affiliate” shall mean, as to any Person, any other Person which directly or indirectly is in control of, is controlled by, or is under common control with, such Person and is organized by such Person primarily for making equity or debt investments in portfolio companies.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of another Type.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 11.29.

“Credit Event” means the making of any Borrowing or any Conversion or Continuation.

“Credit Facility” means the credit facility established under this Agreement pursuant to which (i) the Lenders shall make Revolving Loans to the Borrower under the Revolving Facility pursuant to the Revolving Commitment of each such Lender, and (ii) each Lender with a Term Commitment shall make a Term Loan to the Borrower pursuant to such Term Commitment of such Lender.

“Credit Facility Exposure” means, for any Lender at any time, the sum of (i) such Lender’s Revolving Facility Exposure at such time and (ii) the outstanding aggregate principal amount of the Term Loan made by such Lender, if any.

“Credit Party” means Holdings, the Borrower or any Subsidiary Guarantor.

“Debt Service Coverage Ratio” means, for any Testing Period, the ratio of (a) Consolidated EBITDA for such period to (b) the sum of (i) Consolidated Interest Expense for such period and (ii) all Scheduled Repayments for such period.

“Default” means any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” means, for any day, (i) with respect to any Loan, a rate equal to 2.00% per annum above the interest rate that is or would be applicable from time to time to such Loan pursuant to Section 2.08(a) or Section 2.08(b), as applicable and (ii) with respect to any other amount, a rate equal to 2.00% per annum above the rate that would be applicable to Revolving Loans that are Base Rate Loans pursuant to Section 2.08(a).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.14(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.14(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Departing Lender” means any Existing Lender that is not a Lender hereunder.

“Deposit Account” has the meaning set forth in the Security Agreement and the Holdings Guaranty and Security Agreement, as applicable.

“Designated Hedge Agreement” means any Hedge Agreement (other than a Commodities Hedge Agreement) to which the Borrower or any of its Subsidiaries is a party and as to which a Lender or any of its Affiliates (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of such Hedge Agreement) is a counterparty that, pursuant to a written instrument signed by the Administrative Agent, has been designated as a Designated Hedge Agreement so that the Borrower’s or such Subsidiary’s counterparty’s credit exposure thereunder will be entitled to share in the benefits of the Guaranty and the Security Documents.

“Designated Hedge Creditor” means each Lender or Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of such Hedge Agreement) that participates as a counterparty to any Credit Party pursuant to any Designated Hedge Agreement with such Lender or Affiliate of such Lender.

“Disqualified Equity Interests” means that portion of any Equity Interest that (a) by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change in Control), matures (excluding any maturity as the result of an optional redemption by the issuer thereof)

or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change in Control), in whole or in part, on or prior to the date that is six (6) months following the Term Loan Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or other Indebtedness not permitted by Section 7.04 or (ii) any Equity Interest referred to in clause (a) above, in each case at any time on or prior to the date that is six (6) months following the Term Loan Maturity Date, (c) requires cash dividend payments prior to one year after the Term Loan Maturity Date, (d) provides the holders of such Equity Interests with any rights to receive any cash upon the occurrence of a change of control prior to the date that is 6 months prior to the date on which the Obligations have been irrevocably paid in full, unless the rights to receive such cash are contingent upon the Obligations being irrevocably paid in full, or (e) is otherwise prohibited by the terms of this Agreement.

“Dollars”, “U.S. Dollars” and the sign “$” each means lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States, any State thereof, or the District of Columbia.

“Early Opt-in Election” means the occurrence of:

(1)    (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.16(c) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR, and

(2)    (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Borrower, the Administrative Agent and the other Lenders.

“Earn-Outs” means unsecured liabilities of a Credit Party arising under an agreement to make any deferred payment as a part of the purchase price for a Permitted Acquisition, including performance bonuses or consulting payments in any related services, employment or similar agreement, in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the target of such Permitted Acquisition.

“EBITDA” means, with respect to any Person for any period, the net income for such Person for such period plus the sum of the amounts for such period included in determining such net income in respect of (i) interest expense, (ii) income tax expense, and (iii) depreciation and amortization expense, in each case as determined in accordance with GAAP.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund, and (iv) any other Person (other than a natural Person) approved by (A) the Administrative Agent, and (B) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed (and the Borrower shall be deemed to have consented if it fails to object to any assignment within ten Business Days after it received written notice thereof)); provided, however, that notwithstanding the foregoing, “Eligible Assignee” shall not include (x) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or any agent thereof, or (y) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (y).

“Eligible Participant” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund, (iv) any commercial bank (or the parent company of such bank), insurance company or any company engaged in the business of making commercial loans and (v) any other Person (other than a natural Person); provided, however, that notwithstanding the foregoing, “Eligible Participant” shall not include (x) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (y) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (y) or (z) any Restricted Participant.

“Environmental Claims” means any and all regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such law (hereafter “Claims”), including, without limitation, (i) any and all Claims by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the storage, treatment or Release (as defined in CERCLA) of any Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment in respect of Hazardous Materials.

“Environmental Law” means any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy and rule of common law now or hereafter in effect and in each case as amended, and any binding and enforceable judicial interpretation thereof, including any judicial order, consent, decree or judgment issued to or rendered against the Borrower or any of its Subsidiaries relating to the environment, or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Hazardous Material Transportation Act, 49 U.S.C. § 5101 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equipment” has the meaning set forth in the Security Agreement and the Holdings Guaranty and Security Agreement, as applicable.

“Equity Interest” means with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting) of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) or any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, but in no event will Equity Interest include any debt securities convertible or exchangeable into equity unless and until actually converted or exchanged.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Closing Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means each Person (as defined in Section 3(9) of ERISA), which together with Holdings or any Subsidiary of Holdings, would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(i) of ERISA.

“ERISA Event” means: (i) that a Reportable Event has occurred with respect to any Plan; (ii) the institution of any steps by Holdings or any Subsidiary of Holdings, any ERISA Affiliate, the PBGC or any other Person to terminate any Plan or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan; (iii) the institution of any steps by Holdings or any Subsidiary of Holdings or any ERISA Affiliate to withdraw from any Multiemployer Plan or Multiple Employer Plan, if such withdrawal could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA or in Section 4063 of ERISA) in excess of $5,000,000; (iv) a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA in connection with any Plan that could give rise to a material liability of Holdings, the Borrower or any Subsidiary of Holdings; (v) the cessation of operations at a facility of Holdings, the Borrower or any Subsidiary of Holdings or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (vi) the conditions for imposition of a Lien under Section 303(a) of ERISA shall have been met with respect to a Plan; (vii) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 206(g) of ERISA; (viii) the insolvency of a Multiemployer Plan that could give rise to a material liability of Holdings or any Subsidiary of Holdings or any ERISA Affiliate; or (ix) any material increase in the contingent liability of Holdings, the Borrower or any Subsidiary of Holdings with respect to any post-retirement welfare liability.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor Person) from time to time.

“Eurodollar Loan” means each Loan bearing interest at a rate based upon the Adjusted Eurodollar Rate.

“Event of Default” has the meaning provided in Section 8.01.

“Event of Loss” means, with respect to any property, (i) the actual or constructive total loss of such property or the use thereof resulting from destruction, damage beyond repair, or the rendition of such property permanently unfit for normal use from any casualty or similar occurrence whatsoever, (ii) the destruction or damage of a portion of such property from any casualty or similar occurrence whatsoever, or (iii) the condemnation, confiscation or seizure of, or requisition of title to or use of, any property.

“Excluded Deposit Account” has the meaning provided in the Security Agreement and the Holdings Guaranty and Security Agreement, as applicable.

“Excluded Property” has the meaning provided in the Security Agreement and the Holdings Guaranty and Security Agreement, as applicable.

“Excluded Securities Account” has the meaning provided in the Security Agreement and the Holdings Guaranty and Security Agreement, as applicable.

“Excluded Swap Obligation” means, with respect to any Credit Party, (x) as it relates to all or a portion of the Guaranty of such Credit Party, any Swap Obligation if, and to the extent that, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Credit Party becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Credit Party of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Credit Party becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.04) or (ii) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 3.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.03(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning given to such term in the preliminary statements.

“Existing Lender” means a Lender under the Existing Credit Agreement.

“Existing Loans” has the meaning given to such term in the preliminary statements.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements relating to any of the foregoing and any fiscal or regulatory legislation or official rules adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Federal Tax Lien” has the meaning provided in Schedule 5.10.

“Fee Letter” means the Fee Letter dated as of January 13, 2020, among Holdings, the Borrower, the Administrative Agent, and KeyBanc Capital Markets Inc.

“Fees” means all amounts payable pursuant to, or referred to in, Section 2.10.

“Financial Officer” means the chief executive officer, the president or the chief financial officer of Holdings.

“Financial Projections” has the meaning provided in Section 5.07(b).

“First A&R Reaffirmation Agreement” means that certain Reaffirmation of Loan Documents and Omnibus Amendment dated as of April 17, 2018, by the Credit Parties in favor of the Administrative Agent.

“Flood Insurance Laws” means (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means, subject to Section 1.03, generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning provided in Section 11.06(f).

“Guarantors” shall mean, collectively, the Subsidiary Guarantors and Holdings.

“Guaranty” means that certain Subsidiary Guaranty dated as of April 7, 2016, by the Credit Parties in favor of the Administrative Agent, as reaffirmed by the First A&R Reaffirmation Agreement and the Second A&R Reaffirmation and Amendment Agreement (as the same may from time to time be further amended, restated, amended and restated, supplemented or otherwise modified in accordance with the terms thereof).

“Guaranty Obligations” means as to any Person (without duplication) any obligation of such Person guaranteeing any Indebtedness (“primary Indebtedness”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent: (i) to purchase any such primary Indebtedness or any property constituting direct or indirect security therefor; (ii) to advance or supply funds for the purchase or payment of any such primary Indebtedness or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary Indebtedness of the ability of the primary obligor to make payment of such primary Indebtedness; or (iv) otherwise to assure or hold harmless the owner of such primary Indebtedness against loss in respect thereof, provided, however, that the definition of Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary Indebtedness in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Hazardous Materials” means (i) any petroleum or petroleum distillates, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; and (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous wastes,” “restrictive hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar meaning and regulatory effect, under any applicable Environmental Law.

“Hedge Agreement” means (i) any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar interest rate management agreement or arrangement, (ii) any currency swap or option agreement, foreign exchange contract, forward currency purchase agreement or similar currency management agreement or arrangement or (iii) any Commodities Hedge Agreement.

“Hedging Obligations” means all obligations of any Credit Party or any of its Subsidiaries under and in respect of any Designated Hedge Agreements.

“Holdings” has the meaning provided in the first paragraph of this Agreement.

“Holdings Guaranty and Security Agreement” means the Guaranty, Pledge and Security Agreement, dated as of August 2, 2016, between Holdings and the Administrative Agent for the benefit of the Secured Creditors (as defined therein), as reaffirmed by the First A&R Reaffirmation Agreement and as reaffirmed and amended by the Second A&R Reaffirmation and Amendment Agreement (as the same may from time to time be further amended, restated, amended and restated, supplemented or otherwise modified in accordance with the terms thereof).

“Holdings Guaranty” means the guarantee by Holdings of the Guaranteed Obligations (as defined in the Holdings Guaranty and Security Agreement) pursuant to the Holdings Guaranty and Security Agreement.

“IBA” has the meaning provided in Section 2.16(b).

“Immaterial Subsidiary” means, on any date, any Domestic Subsidiary of the Borrower that did not, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements have been delivered to the Administrative Agent pursuant to Section 6.01(a) or (b), have (A) individually, either (i) assets with a value in excess of $2,500,000, or (ii) revenue in an amount in excess of $5,000,000 for the most recent Testing Period for which financial statements have been or were required to be delivered pursuant to Section 6.01(a) or (b) of this Agreement or (B) collectively, with all other Subsidiaries of the Borrower which are Immaterial Subsidiaries, either (i) assets with a value in excess of $5,000,000, or (ii) revenues in an amount in excess of $10,000,000 for the most recent Testing Period for which financial statements have been or were required to be delivered pursuant to Section 6.01(a) or (b) of this Agreement.

“Incremental Term Lender” means a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Assumption Agreement” means an Incremental Term Loan Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Incremental Term Lenders.

“Incremental Term Loan Commitment” means the commitment of any Lender, established pursuant to Section 2.15, to make Incremental Term Loans to the Borrower.

“Incremental Term Loan Maturity Date” means the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loan Repayment Dates” means the dates scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loans” means Term Loans made by one or more Lenders to the Borrower pursuant to Section 2.15. Incremental Term Loans may be made in the form of additional Term Loans or, to the extent permitted by Section 2.15 and provided for in the relevant Incremental Term Loan Assumption Agreement, Other Term Loans.

“Indebtedness” of any Person means without duplication:

(i)	all indebtedness of such Person for borrowed money;

(ii)	all bonds, notes, debentures and similar debt securities of such Person;

(iii)	the deferred purchase price of capital assets or services that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person;

(iv)	the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder;

(v)	all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances;

(vi)	all indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed;

(vii)	all Capitalized Lease Obligations and obligations in respect of Vendor Financing Arrangements of such Person;

(viii)	the present value, determined on the basis of the implicit interest rate, of all basic rental obligations under all Synthetic Leases of such Person;

(ix)	all obligations of such Person with respect to asset securitization financing;

(x)

all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, in each case that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person;

(xi)	all net obligations of such Person under Hedge Agreements;

(xii)	all Disqualified Equity Interests of such Person;

(xiii)

the full outstanding balance of trade receivables, notes or other instruments sold with full recourse (and the portion thereof subject to potential recourse, if sold with limited recourse), other than in any such case any thereof sold solely for purposes of collection of delinquent accounts; and

(xiv)	all Guaranty Obligations of such Person;

provided, however, that (x) the Indebtedness of any Person shall not include any Earn-Outs until such obligation appears as a liability on the consolidated balance sheet of Holdings in accordance with GAAP; (y) neither trade payables (other than to the extent constituting a trade payable, any obligations in respect of Vendor Financing Arrangements), deferred revenue, taxes nor other similar accrued expenses (including accruals for payroll liabilities), in each case, arising in the ordinary course of business, shall constitute Indebtedness; and (z) the Indebtedness of any Person shall in any event include (without duplication) the Indebtedness of any other entity (including any general partnership in which such Person is a general partner) to the extent such Person is liable thereon as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide expressly that such Person is not liable thereon.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning provided in Section 11.02.

“Insolvency Event” means, with respect to any Person:

(i)    the commencement of a voluntary case by such Person under the Bankruptcy Code or the seeking of relief by such Person under any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States;

(ii)    the commencement of an involuntary case against such Person under the Bankruptcy Code or any bankruptcy or insolvency or analogous law in any jurisdiction outside of the United States and the petition is not released, dismissed or vacated within 60 days after commencement thereof;

(iii)    a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of such Person;

(iv)    such Person commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (collectively, a “conservator”) of such Person or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to such Person;

(v)    any such proceeding of the type set forth in clause (iv) above is commenced against such Person to the extent such proceeding is consented to by such Person or remains undismissed for a period of 60 days;

(vi)    such Person is adjudicated insolvent or bankrupt by a court having appropriate jurisdiction;

(vii)    any order of relief or other order approving any such case or proceeding of the type set forth in any of the foregoing subclauses is entered;

(viii)    such Person suffers any appointment of any conservator or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of 60 days;

(ix)    such Person makes a general assignment for the benefit of creditors or generally does not pay its debts as such debts become due; or

(x)    except as permitted by Section 7.02, any corporate (or similar organizational) action is taken by such Person for the purpose of effecting any of the foregoing.

“Intellectual Property” has the meaning provided in the Security Agreement and the Holdings Guaranty and Security Agreement, as applicable.

“Intercompany Subordination Agreement” means the Third Amended and Restated Intercompany Subordination Agreement substantially in the form of Exhibit H hereto.

“Interest Period” means, with respect to each Eurodollar Loan, a period of one, two, three or six months as selected by the Borrower; provided, however, that (i) the initial Interest Period for any Borrowing of such Eurodollar Loan shall commence on the date of such Borrowing (the date of a Borrowing resulting from a Conversion or Continuation shall be the date of such Conversion or Continuation) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires; (ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; (iii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; (iv) no Interest Period for any Eurodollar Loan may be selected that would end after the Revolving Facility Termination Date or the Term Loan Maturity Date, as the case may be; and (v) if, upon the expiration of any Interest Period, the Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to Convert such Borrowing to Base Rate Loans effective as of the expiration date of such current Interest Period.

“Inventory” has the meaning set forth in the Security Agreement and the Holdings Guaranty and Security Agreement, as applicable.

“Investment” means: (i) any direct or indirect purchase or other acquisition by a Person of any Equity Interest of any other Person; (ii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand), capital contribution or extension of credit to, guarantee or assumption of debt or purchase or other acquisition of any other Indebtedness of, any Person by any other Person; (iii) the purchase, acquisition or investment of or in any stocks, bonds, mutual funds, notes, debentures or other securities, or any deposit account, certificate of deposit or other investment of any kind and (iv) in respect of a sale consummated pursuant to Section 7.02(m)(ii), any non-cash consideration paid to the Borrower.

“IPO” means an initial public offering of the common Equity Interest of Holdings pursuant to an effective registration statement under the Securities Act of 1933, as amended.

“IRS” means the United States Internal Revenue Service.

“Leaseholds” of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” and “Lenders” have the meaning provided in the first paragraph of this Agreement and includes any other Person that becomes a party hereto pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement. In addition to the foregoing, solely for the purpose of identifying the Persons entitled to share in payments and collections from the Collateral and the benefit of any guarantees of the Obligations, as more fully set forth in this Agreement and the other Loan Documents, the term “Lender” shall include Designated Hedge Creditors and any provider of Banking Services Obligations that is either a Lender or an Affiliate of a Lender. For the avoidance of doubt, any Designated Hedge Creditor to whom any Hedging Obligations are owed and which does not hold any Loans or commitments hereunder shall not be entitled to any other rights as a “Lender” under this Agreement or the other Loan Documents. For the avoidance of doubt, the term “Lender” excludes all Departing Lenders.

“Lender Register” has the meaning provided in Section 2.07(b).

“Leverage Ratio” means, for any Testing Period, the ratio of (i) (A) Consolidated Total Debt as of such date, minus (B) Qualified Cash of the Borrower and its Subsidiaries as of such date in an aggregate amount not to exceed $30,000,000 to (ii) Consolidated EBITDA.

“LIBOR” has the meaning provided in Section 2.16(b).

“LIBO Rate” has the meaning provided in the definition of “Adjusted Eurodollar Rate”.

“Lien” means any mortgage, pledge, security interest, hypothecation, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Limited Condition Acquisition” means any Acquisition or other Investment by the Borrower or any Subsidiary Guarantor whose consummation is not conditioned on the availability of, or on obtaining, third party acquisition financing and which is designated in writing by the Borrower to the Administrative Agent at least ten days (or such shorter period of time as the Administrative Agent agrees) prior to the date on which the definitive documentation for such Acquisition or Investment are entered into.

“Loan” means any Revolving Loan or Term Loan.

“Loan Documents” means this Agreement, the Notes, the Guaranty, the Security Documents, the Fee Letter, the Intercompany Subordination Agreement, the Holdings Guaranty and Security Agreement and all other agreements, documents and instruments executed or delivered in connection with the foregoing.

“Margin Stock” has the meaning provided in Regulation U.

“Material Adverse Effect” means any or all of the following: (i) any material adverse effect on the business, operations, property, assets, liabilities, financial or other condition of the Credit Parties or the Credit Parties and their Subsidiaries, taken as a whole; (ii) any material adverse effect on the validity, effectiveness or enforceability, as against any Credit Party, of any of the Loan Documents to which it is a party; (iii) any material adverse effect on the rights and remedies of the Administrative Agent or any Lender under any Loan Document; or (iv) any material adverse effect on the validity, perfection or priority of any Lien in favor of the Administrative Agent on any of the Collateral.

“Material Contract” means each contract or agreement to which any Credit Party or any of its Subsidiaries is a party, the termination and/or loss of which or the termination and/or loss of any rights or obligations thereunder would reasonably be expected to result in a Material Adverse Effect.

“Material Indebtedness” means, as to the Credit Parties or any of their Subsidiaries, any particular Indebtedness of such Credit Party or such Subsidiary (including any Guaranty Obligations) in excess of the aggregate principal amount of $15,000,000.

“Material Indebtedness Agreement” means any agreement governing or evidencing any Material Indebtedness.

“Maximum Rate” has the meaning provided in Section 11.23.

“Minimum Borrowing Amount” means $500,000, with minimum increments thereafter of $100,000.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage” means a Mortgage, Deed of Trust or other instrument in form and substance reasonably satisfactory to the Administrative Agent, executed by a Credit Party with respect to a Mortgaged Real Property, as the same may from time to time be amended, restated or otherwise modified.

“Mortgaged Real Property” means each parcel of Real Property that shall become subject to a Mortgage after the Closing Date, in each case together with all of such Credit Party’s right, title and interest in the improvements and buildings thereon and all appurtenances, easements or other rights belonging thereto.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA to which Holdings or any Subsidiary of Holdings or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means an employee defined benefit plan subject to Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which Holdings or any Subsidiary of Holdings or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, other than a Multiemployer Plan, to which Holdings or any Subsidiary of Holdings or any ERISA Affiliate, and one or more employers other than Holdings or any Subsidiary of Holdings or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which Holdings or any Subsidiary of Holdings or an ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report with management’s discussion and analysis of the operating performance, capital expenditures and working capital trends of Holdings and its Subsidiaries for the applicable fiscal quarter or fiscal year with comparison to and variances from the related period in the applicable budget previously provided to the Administrative Agent.

“Net Cash Proceeds” means, with respect to (i) any Asset Sale, the Cash Proceeds resulting therefrom net of (A) customary expenses of sale incurred in connection with such Asset Sale, and other customary fees and expenses incurred, and all state and local non-income taxes paid or reasonably estimated to be payable by such Person as a consequence of such Asset Sale, and the payment of principal, premium and interest of Indebtedness (other than the Obligations) secured by the asset that is the subject of such Asset Sale, and required to be, and that is, repaid under the terms thereof as a result of such Asset Sale, and (B) incremental federal, state and local income taxes paid or payable as a result thereof; (ii) any Event of Loss, the Cash Proceeds resulting therefrom net of (A) customary expenses incurred in connection with such Event of Loss, and local taxes paid or reasonably estimated to be payable by such Person as a consequence of such Event of Loss and the payment of principal, premium and interest of Indebtedness (other than the Obligations) secured by the asset that is the subject of the Event of Loss and required to be, and that is, repaid under the terms thereof as a result of such Event of Loss, and (B) incremental federal, state and local income taxes paid or payable as a result thereof; and (iii) the incurrence or issuance of any Indebtedness, the Cash Proceeds resulting therefrom net of customary fees and expenses incurred in connection therewith and net of the repayment or payment of any Indebtedness or obligation intended to be repaid or paid with the proceeds of such Indebtedness; in the case of each of clauses (i), (ii) and (iii), to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.

“Non-Consenting Lender” has the meaning provided in Section 11.12(f).

“Note” means a Revolving Facility Note or a Term Note, as applicable.

“Notice of Borrowing” has the meaning provided in Section 2.05(b).

“Notice of Continuation or Conversion” has the meaning provided in Section 2.09(b).

“Notice Office” means the office of the Administrative Agent at 127 Public Square, OH-01-27- 0627, Cleveland, OH 44114, Attention: David Wild, with a copy to 4900 Tiedeman Road, OH-01-49- 0114, Brooklyn, OH 44144-2302, Attention: Donna Boening, or such other office as the Administrative Agent may designate in writing to the Borrower from time to time.

“Obligations” means all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by Holdings, the

Borrower or any other Credit Party to the Administrative Agent, any Lender, any Affiliate of any Lender, any provider of Banking Services Obligations that is either a Lender or an Affiliate of a Lender, or any Designated Hedge Creditor pursuant to the terms of this Agreement, any other Loan Document or any Designated Hedge Agreement (including, but not limited to, interest and fees that accrue after the commencement by or against Holdings or any Credit Party of any insolvency proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code); provided, however, that Obligations shall not include any Excluded Swap Obligations. Without limiting the generality of the foregoing description of Obligations, the Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, reasonable attorneys’ fees and disbursements, indemnities and other amounts payable by Holdings and the Credit Parties under any Loan Document, (b) Banking Services Obligations, (c) Hedging Obligations and (d) the obligation to reimburse any amount in respect of any of the foregoing that the Administrative Agent, the Collateral Agent any Lender or any Affiliate of any of them or any Designated Hedge Creditor, in connection with the terms of any Loan Document, may elect to pay or advance on behalf of Holdings or the Credit Parties.

“Objecting Lender” has the meaning provided in Section 11.12(f).

“Operating Lease” as applied to any Person means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is not accounted for as a Capital Lease on the balance sheet of that Person.

“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, or equivalent formation documents, and regulations (Bylaws), or equivalent governing documents, and, in the case of any partnership, includes any partnership agreement and any amendments to any of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.04).

“Other Term Loans” has the meaning provided in Section 2.15.

“Participant Register” has the meaning provided in Section 11.06(b).

“Payment Office” means the office of the Administrative Agent at 4900 Tiedeman Road, OH-01- 49-0114, Brooklyn, OH 44144-2302, Attention: Donna Boening, or such other office(s), as the Administrative Agent may designate to the Borrower in writing from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Certificate” has the meaning provided in the Security Agreement and the Holdings Guaranty and Security Agreement, as applicable.

“Permitted Acquisition” means any Acquisition by a Credit Party (other than Holdings) as to which all of the following conditions are satisfied or waived by the Required Lenders:

(i)    the Borrower shall have (A) given the Administrative Agent notice thereof at least 10 days prior to the consummation of such Acquisition (or such shorter period of time as the Administrative Agent agrees) and (B) furnished to the Administrative Agent at least 5 days prior to the consummation of such Acquisition (or such shorter period of time as the Administrative Agent agrees) (1) material documents and agreements related to such Acquisition and (2) copies of such other agreements, instruments or other documents (other than the Loan Documents required by Section 6.09) as the Administrative Agent shall reasonably request;

(ii)    the agreements, instruments and other documents referred to in paragraph (i)(B) above shall provide that (A) neither the Credit Parties nor any of their Subsidiaries shall, in connection with such Acquisition, assume or remain liable in respect of any Indebtedness of the seller or sellers, except for Indebtedness permitted hereunder, and (B) all property to be so acquired in connection with such Acquisition shall be free and clear of any and all Liens, except for Permitted Liens (and if any such property is subject to any Lien not permitted by this clause (B), then concurrently with the consummation of such Acquisition such Lien shall be released);

(iii)    such Acquisition shall be effected in such a manner such that if the acquired Equity Interests or assets are owned either by a Credit Party or a Person that will become a Credit Party in accordance with Section 6.08 and, if effected by merger or consolidation involving a Credit Party, such Credit Party shall be the continuing or surviving Person or the continuing or surviving Person shall become a Credit Party upon the effectiveness of such merger or consolidation in accordance with Section 6.08;

(iv)    [Reserved];

(v)    no Default or Event of Default shall exist prior to or immediately after giving effect to such Acquisition;

(vi)    the Credit Parties will, after giving effect to such Acquisition, on a pro forma basis (as determined in accordance with subpart (vii) below whether or not a certificate is required pursuant to such subpart (vii)), be in compliance with the financial covenants contained in Section 7.07; provided, however, that for purposes of determining compliance on a pro forma basis with Section 7.07(a), the maximum Leverage Ratio permitted at the time by Section 7.07(a) shall be deemed to be 0.25x less than the ratio actually provided for in Section 7.07(a) at such time.

(vii)    at least five Business Days prior to the consummation of any such Acquisition in which the Consideration exceeds $25,000,000, the Borrower shall have delivered to the Administrative Agent (for delivery to the Lenders) (A) a certificate of an Authorized Officer demonstrating, in reasonable detail, the computation of the financial covenants referred to in Section 7.07 on a pro forma basis, such ratios being determined on a pro forma basis as if (y) such Acquisition had been completed at the beginning of the most recent Testing Period for which financial information for the Credit Parties and the business or Person to be acquired, is available, and (z) any such Indebtedness, or other Indebtedness incurred to finance such Acquisition, had been outstanding for such entire Testing Period, (B) historical financial statements relating to the business or Person to be acquired for the four fiscal quarter period most recently ended at least 45 days prior to the date of the Acquisition, and (C) financial projections relating to the business or Person to be acquired through the date that is six months after the date on which such Permitted Acquisition is proposed to be consummated evidencing Projected EBITDA within such period that is not less than $0.

(viii)    the Acquisition shall have been approved by the board of directors or other governing body or controlling Person of the Person from whom such Equity Interests or assets are proposed to be acquired, except in the event of a court-approved Acquisition;

(ix)    as of the date of the Acquisition, a Financial Officer shall provide a certificate to the Administrative Agent and the Lenders certifying as to the matters set forth in the foregoing clauses and further certifying that the Acquisition would not reasonably be expected to have a Material Adverse Effect;

(x)    immediately after giving effect to such Acquisition, any acquired or newly formed Subsidiary shall be a wholly owned Subsidiary of the Borrower and shall take all actions required to be taken pursuant to Section 6.08 and Section 6.09 in accordance with the terms and conditions set forth therein; and

(xi)    immediately after giving effect to the Acquisition, the Credit Parties’ Qualified Cash, together with Revolving Availability, shall be no less than $20,000,000.

“Permitted Creditor Investment” means any securities (whether debt or equity) received by Borrower or any of its Subsidiaries in connection with the bankruptcy or reorganization of any customer or supplier of the Borrower or any such Subsidiary and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business.

“Permitted Foreign Subsidiary Loans and Investments” means (i) loans and investments by a Credit Party (other than Holdings) to or in a Foreign Subsidiary that is not a Subsidiary Guarantor made on or after the Closing Date in the ordinary course of business, (ii) loans to a Foreign Subsidiary that is not a Subsidiary Guarantor by any Person (other than the Borrower or any of its Subsidiaries or any of their respective Affiliates), and any guaranty of such loans by a Credit Party (other than Holdings) and (iii) non-cash consideration received by the Borrower in respect of a sale consummated pursuant to Section 7.02(m)(ii), so long as the sum of (w) the aggregate principal amount of all investments and loans made by the Credit Parties (other than Holdings) to or in Foreign Subsidiaries that are not Subsidiary Guarantors under Section 7.05(i)(iv) pursuant to subpart (i) of this definition, plus (x) the aggregate principal amount of all loans by any Person (other than the Borrower or any of its Subsidiaries or any of their respective Affiliates) made to Foreign Subsidiaries that are not Subsidiary Guarantors under Section 7.04(d) pursuant to subpart (ii) of this definition plus (y) without duplication of clause (y) above, guarantees by the Credit Parties (other than Holdings) extended under Section 7.05(i)(iv) pursuant to subpart (ii) of this definition (calculated as the aggregate Dollar equivalent of the amount of Indebtedness guaranteed) plus (z) the aggregate amount of non-cash consideration received by the Borrower in respect of a sale consummated pursuant to Section 7.02(m)(ii), does not at any time exceed 18% of Total Assets.

“Permitted Holders” means the collective reference to (i) any holder of the Equity Interests in Holdings on the Closing Date and (ii) to the extent applicable, any Controlled Investment Affiliates of such Persons.

“Permitted Lien” means any Lien permitted by Section 7.03.

“Permitted Tax Distributions” shall mean cash payments, dividends or distributions by the Borrower to Holdings in respect of Holdings’ Equity Interest in the Borrower in order to permit Holdings to pay federal, state or local income taxes (including consolidated or combined taxes) for which Holdings is actually liable for any taxable period during which either (i) Holdings is the common parent of a group of companies filing a consolidated, unitary or combined corporate tax return that includes the Borrower or (ii) the Borrower is a Subsidiary of Holdings and a pass-through for tax purposes, for so long as Holdings is a C-corporation for tax purposes, to the extent such income taxes are attributable to the income of the Borrower and its Subsidiaries, as reduced by any such taxes directly paid by the Borrower or any Subsidiary thereof.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, central bank, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

“Plan” means any Multiemployer Plan, Multiple Employer Plan or Single Employer Plan.

“Platform” has the meaning provided in Section 9.15(b).

“primary Indebtedness” has the meaning provided in the definition of “Guaranty Obligations.”

“primary obligor” has the meaning provided in the definition of “Guaranty Obligations.”

“pro forma basis” and “pro forma effect” means, as to any calculation of any financial ratio (in each case, including component definitions thereof), for any events as described below that occur subsequent to the commencement of any period of four consecutive fiscal quarters for which financial statements have been (or are required to be) provided pursuant to Section 6.01(a) or (b) (the “Measurement Period”) for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred as of the first day of the Measurement Period and the following pro forma adjustments shall be made:

(i)    in the case of an actual or proposed disposition, all income statement items (whether positive or negative) attributable to the line of business or the Person subject to such disposition shall be excluded from the results of the Borrower and its Subsidiaries for such Measurement Period;

(ii)    in the case of an actual or proposed Acquisition, income statement items (whether positive or negative) attributable to the property, line of business or the Person subject to such Acquisition shall be included in the results of the Borrower and its Subsidiaries for such Measurement Period;

(iii)    interest accrued during the relevant Measurement Period on, and the principal of, any Indebtedness repaid or to be repaid or refinanced in such transaction shall be excluded from the results of the Borrower and its Subsidiaries for such Measurement Period; and

(iv)    any Indebtedness actually or proposed to be incurred or assumed in connection with such event shall be deemed to have been incurred as of the first day of the applicable Measurement Period, and interest thereon shall be deemed to have accrued from such day on such Indebtedness at the applicable rates provided therefor (and in the case of interest that does or would accrue at a formula or floating rate, at the rate in effect at the time of determination) and shall be included in the results of the Borrower and its Subsidiaries for such Measurement Period.

“Prohibited Transaction” means a transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code, Section 408 of ERISA or an administrative exemption of the U.S. Department of Labor.

“Projected EBITDA” means for purposes of determining compliance with clause (vii)(C) of the definition of Permitted Acquisition, the Consolidated EBITDA relating to the business or Person to be acquired in such Permitted Acquisition for the four fiscal quarter period most recently ended at least 45 days prior to the date of such Permitted Acquisition after giving effect on a pro forma basis to adjustments arising out of cost saving initiatives or synergies attributable to such Permitted Acquisition that are reasonably expected to be realized within six months of such Permitted Acquisition, in each case, calculated (i) in good faith and (ii) in a manner that is reasonably acceptable to the Administrative Agent.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 11.29.

“Qualified Bank” means a bank or other financial institution organized under the laws of the United States of America (or any state thereof or the District of Columbia) or Canada or the United States or Canada branch of a foreign bank or financial institution or any Affiliate of any of the foregoing, in each case, having combined capital and surplus of not less than $100,000,000.

“Qualified Cash” means deposits of cash or Cash Equivalents held in accounts located in the United States of America or Canada and maintained with a Qualified Bank and not subject to any Lien other than a Lien in favor of the Collateral Agent or a Lien of the type described in clause (xv) of the definition of Standard Permitted Liens.

“Qualified ECP Guarantor” means, in respect of any Obligations with respect to a Designated Hedge Agreement, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Obligations or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.

“Real Property” of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Refinancing” has the meaning provided in the Preliminary Statements of this Agreement.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto, including without limitation the Alternative Reference Rates Committee.

“Remedial Action” means all actions required by applicable Environmental Law to: (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address a release or threatened release of Hazardous Materials in the environment; (ii) prevent or minimize a release or threatened release of Hazardous Materials so they do not endanger or threaten to endanger public health or welfare or the environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) perform any other actions defined as “remedial action” by 42 U.S.C. § 9601(24).

“Reportable Event” means an event described in Section 4043 of ERISA or the regulations thereunder with respect to a Plan, other than those events as to which the notice requirement is waived under subsection .22, .23, .25, .27, .28, .29, .30, .31, .32, .34, .35, .62, .63, .64, or 65 of PBGC Regulation Section 4043.

“Required Lenders” means Lenders whose Credit Facility Exposure and Unused Revolving Commitments constitute more than 50% of the sum of the Aggregate Credit Facility Exposure and the aggregate amount of Unused Total Revolving Commitments. The Credit Facility Exposure and Unused Revolving Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Participant” means (i) any Person who is listed on the attachment to the most recently delivered Compliance Certificate, which list may be updated more frequently by the Borrower in a writing to the Administrative Agent and the Lenders from time to time or (ii) any Person that owns more than 5% of the outstanding common stock of Holdings or the Borrower and has been specified in a written notice to the Administrative Agent and the Lenders by the Borrower from time to time. Notwithstanding the foregoing, if an Event of Default pursuant to Section 8.01(a) or Section 8.01(i) has occurred and is continuing, the Borrower shall not have the right to designate any Person as a Restricted Participant.

“Restricted Payment” means (i) any Capital Distribution, (ii) any amount paid by Holdings, the Borrower or any of their Subsidiaries in repayment, redemption, retirement, repurchase, direct or indirect, of any Subordinated Indebtedness, (iii) any payment by Holdings, the Borrower or any of their Subsidiaries of any management fees, consulting fees or any similar fees, whether pursuant to a management agreement or otherwise, in each case to a Person holding Equity Interests of Holdings, the Borrower or an Affiliate thereof, or (iv) any voluntary or mandatory prepayment of principal of any Subordinated Indebtedness.

“Revolving Availability” means, at the time of determination, (a) the sum of all Revolving Commitments at such time less (b) the sum of the principal amount of Revolving Loans made and outstanding at such time.

“Revolving Borrowing” means the incurrence of Revolving Loans consisting of one Type of Revolving Loan by the Borrower from all of the Lenders having Revolving Commitments in respect thereof on a pro rata basis on a given date (or resulting from Conversions or Continuations on a given date) in the same currency, having in the case of any Eurodollar Loans, the same Interest Period.

“Revolving Commitment” means, with respect to each Lender, the amount set forth opposite such Lender’s name in Schedule 1 hereto as its “Revolving Commitment” or in the case of any Lender that becomes a party hereto pursuant to an Assignment Agreement, the amount set forth in such Assignment Agreement, as such commitment may be reduced from time to time pursuant to Section 2.11 or adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 11.06.

“Revolving Facility” means the credit facility established under Section 2.02 pursuant to the Revolving Commitment of each Lender.

“Revolving Facility Availability Period” means the period from the Closing Date until the Revolving Facility Termination Date.

“Revolving Facility Exposure” means, for any Lender at any time, the principal amount of Revolving Loans made by such Lender and outstanding at such time.

“Revolving Facility Note” means a promissory note substantially in the form of Exhibit A-1 hereto.

“Revolving Facility Percentage” means, at any time for any Lender, the percentage obtained by dividing such Lender’s Revolving Commitment by the Total Revolving Commitment, provided, however, that if the Total Revolving Commitment has been terminated, the Revolving Facility Percentage for each Lender shall be determined by dividing such Lender’s Revolving Commitment immediately prior to such termination by the Total Revolving Commitment immediately prior to such termination. The Revolving Facility Percentage of each Lender as of the Closing Date is set forth on Schedule 1 hereto.

“Revolving Facility Termination Date” means the earlier of (i) February 13, 2025, or (ii) the date that the Commitments have been terminated pursuant to Section 8.02.

“Revolving Loan” means, with respect to each Lender, any loan made by such Lender pursuant to Section 2.02.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., and its successors.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of the Borrower of any property (except for temporary leases for a term, including any renewal thereof, of not more than one year and except for leases between the Borrower and a Subsidiary or between Subsidiaries), which property has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions restricting or prohibiting dealings with such country or territory.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (ii) the United Nations Security Council, (iii) the European Union, (iv) Her Majesty’s Treasury, or (v) any other relevant sanctions authority having appropriate jurisdiction.

“Scheduled Repayment” has the meaning provided in Section 2.12(b).

“SDN List” has the meaning provided in Section 5.23.

“SEC” means the United States Securities and Exchange Commission.

“SEC Regulation D” means Regulation D as promulgated under the Securities Act of 1933, as amended, as the same may be in effect from time to time.

“Second A&R Reaffirmation and Amendment Agreement” means that certain Reaffirmation of Loan Documents and Omnibus Amendment to Security Documents, dated as of February 13, 2020, by the Credit Parties in favor of the Administrative Agent.

“Secured Creditors” has the meaning provided in the Security Agreement and the Holdings Guaranty and Security Agreement, as applicable.

“Securities Account” has the meaning set forth in the Security Agreement and the Holdings Guaranty and Security Agreement, as applicable.

“Security Agreement” means that certain Pledge and Security Agreement dated as of April 7, 2016, as amended by that certain Joinder and Amendment No. 1 to Credit Agreement and Security Agreement dated as of August 2, 2016, reaffirmed by the First A&R Reaffirmation Agreement and as reaffirmed and amended by the Second A&R Reaffirmation and Amendment Agreement (as the same may from time to time be further amended, restated, amended and restated, supplemented or otherwise modified in accordance with the terms thereof).

“Security Documents” means the Security Agreement, the Holdings Guaranty and Security Agreement, the Reaffirmation Agreement, the Second A&R Reaffirmation and Amendment Agreement, each Mortgage, each Additional Security Document, any Control Agreement, any Collateral Assignment, any Perfection Certificate and any document pursuant to which any Lien is granted or perfected by any Credit Party to the Administrative Agent as security for any of the Obligations.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, to which the Borrower, any Subsidiary of Holdings or any ERISA Affiliate is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which Holdings, any Subsidiary of Holdings or any ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“SPC” has the meaning provided in Section 11.06(f).

“Specified Equity Contribution” has the meaning provided in Section 7.07(c).

“Specified Representations” means the representations and warranties set forth in Sections 5.01(a)(i), 5.02, 5.03, 5.04, 5.06, 5.08, 5.16, 5.19, and 5.23.

“Standard Permitted Lien” means any of the following:

(i)    Liens for taxes not yet delinquent or Liens for taxes, assessments or governmental charges being contested in good faith and by appropriate proceedings for which adequate reserves in accordance with GAAP have been established;

(ii)    Liens in respect of property or assets imposed by law that were incurred in the ordinary course of business, such as carriers’, suppliers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, in each case (i) for amounts not yet overdue, or (ii) for amounts that are overdue and that are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(iii)    Liens created by this Agreement or the other Loan Documents;

(iv)    Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.01(h);

(v)    Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance and other types of social security, and mechanic’s Liens, carrier’s Liens, and other Liens to secure the performance of tenders, statutory obligations, contract bids, government contracts, surety, appeal, customs, performance and return-of-money bonds and other similar obligations, incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money), whether pursuant to statutory requirements, common law or consensual arrangements;

(vi)    leases or subleases granted in the ordinary course of business to others not interfering in any material respect with the ordinary conduct of the business of the Credit Parties and any interest or title of a lessor under any lease not in violation of this Agreement;

(vii)    easements, rights-of-way, zoning or other restrictions, charges, encumbrances, defects in title, prior rights of other Persons, and obligations contained in similar instruments, in each case that do not secure Indebtedness and do not involve, and would not reasonably be expected to involve at any future time, either individually or in the aggregate, (A) a material and prolonged interruption or disruption of the business activities of the Credit Parties considered as an entirety, or (B) a Material Adverse Effect;

(viii)    Liens arising from the rights of lessors under leases (including financing statements regarding property subject to lease) not in violation of the requirements of this Agreement, provided that such Liens are only in respect of the property subject to, and secure only, the respective lease and obligations thereunder (and any other lease and obligations thereunder with the same or an affiliated lessor);

(ix)    rights of consignors of goods, whether or not perfected by the filing of a financing statement under the UCC;

(x)    Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(xi)    purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(xii)    non-exclusive licenses of patents, trademarks and other intellectual property rights granted by Credit Parties in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of such Credit Party;

(xiii)    Liens on cash securing letters of credit permitted pursuant to Section 7.04(m);

(xiv)    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to (i) cash and Cash Equivalents on deposit in one or more accounts maintained by any Credit Party, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements, and (ii) financial assets on deposit in one or more securities accounts maintained by any Credit Party, in each case granted in the ordinary course of business in favor of the securities intermediaries with which such accounts are maintained, securing amounts owing to such securities intermediaries with respect to services rendered in connection with such securities accounts;

(xv)    Liens securing Indebtedness permitted under Section 7.04(n); or

(xvi)    other Liens securing obligations in an aggregate amount not to exceed $5,000,000.

“Subordinated Debt Documents” means, collectively, any loan agreements, indentures, note purchase agreements, promissory notes, guarantees and other instruments and agreements evidencing the terms of any Subordinated Indebtedness.

“Subordinated Indebtedness” means any Indebtedness that has been subordinated to the prior payment in full of all of the Obligations pursuant to a written agreement or written terms reasonably acceptable to the Administrative Agent.

“Subsidiary” of any Person means (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary Voting Power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have Voting Power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, owns more than 50% of the Equity Interests of such Person at the time or in which such Person, one or more other Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has the power to direct the policies, management and affairs thereof. Unless otherwise expressly provided, all references herein to “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” means (i) any Domestic Subsidiary of the Borrower which is not an Immaterial Subsidiary that is or hereafter becomes a party to the Guaranty and (ii) solely to the extent mutually agreed to by the Borrower and the Administrative Agent in writing, one or more Foreign Subsidiaries of the Borrower that (x) provides a guaranty of the Obligations and pledge or substantially all of its property and assets, in each case, pursuant to documentation that is in form and substance mutually satisfactory to the Administrative Agent and the Borrower and (y) satisfies the “know your customer” requirements of each Lender hereunder in a manner satisfactory to each such Lender. Schedule 2 hereto lists each Subsidiary Guarantor as of the Closing Date; provided, that, subject to Section 11.12(f), such Foreign Subsidiary shall not be permitted to become a Subsidiary Guarantor, if within three Business Days of posting a notice of the proposed addition thereof, any Lender provides a reasonably detailed written objection to the Administrative Agent and the Borrower indicating that the addition of such Foreign Subsidiary as a Subsidiary Guarantor will, based on such Lender’s reasonable and good faith determination, subject such Lender to additional reporting requirements and/or local law compliance requirements, in each case, under the jurisdiction of organization of such Foreign Subsidiary.

“Supported QFC” has the meaning set forth in Section 11.29.

“Swap Obligation” means, with respect to the Borrower or any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Synthetic Lease” means any lease (i) that is accounted for by the lessee as an Operating Lease, and (ii) under which the lessee is intended to be the “owner” of the leased property for federal income tax purposes.

“Synthetic Lease Obligations” means, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such Person in accordance with GAAP if such obligations were accounted for as Capitalized Lease Obligations.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means the incurrence of Closing Date Term Loans or Incremental Term Loans consisting of one Type of Term Loan by the Borrower from all of the Lenders having Term Commitments in respect thereof on a pro rata basis on a given date (or resulting from Conversions or Continuations on a given date), having in the case of Eurodollar Loans the same Interest Period.

“Term Commitment” means any Closing Date Term Commitment and any Incremental Term Loan Commitment.

“Term Loan” means any Closing Date Term Loan. Unless the context shall otherwise require, the term “Term Loans” shall include Incremental Term Loans.

“Term Loan Maturity Date” means the fifth anniversary of the Closing Date.

“Term Note” means a promissory note substantially in the form of Exhibit A-2 hereto.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Testing Period” means a single period consisting of the four consecutive fiscal quarters of Holdings then last ended (whether or not such quarters are all within the same fiscal year), except that if a particular provision of this Agreement expressly indicates that a Testing Period shall be of a different specified duration, such Testing Period shall consist of the particular fiscal quarter or quarters then last ended that are so indicated in such provision.

“Title Company” has the meaning specified in Section 6.09(c)(i).

“Title Policy” has the meaning specified in Section 6.09(c)(i).

“Total Assets” shall mean the total assets of Holdings and its Subsidiaries, on a consolidated basis, as shown on the most recent balance sheet delivered pursuant to Section 6.01(a) or Section 6.01(b); provided that, prior to the delivery of the balance sheet for the fiscal quarter ended on March 31, 2020 pursuant to Section 6.01(b), “Total Assets” shall be determined by reference to the consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal quarter ended on December 31, 2019 that was delivered to the Administrative Agent prior to the Closing Date.

“Total Closing Date Term Commitment” means the sum of the Closing Date Term Commitments of the Lenders. As of the Closing Date, the amount of the Total Closing Date Term Commitment is $150,000,000.

“Total Credit Facility Amount” means the aggregate of the Total Revolving Commitment and the Total Closing Date Term Commitment. As of the Closing Date, the Total Credit Facility Amount is $300,000,000.

“Total Revolving Commitment” means the sum of the Revolving Commitments of the Lenders as the same may be decreased pursuant to Section 2.11(b) hereof. As of the Closing Date, the amount of the Total Revolving Commitment is $150,000,000.

“Transactions” means the transactions contemplated by the Loan Documents.

“Type” means any type of Loan determined with respect to the interest option and currency denomination applicable thereto, which in each case shall be a Base Rate Loan or a Eurodollar Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time. Unless otherwise specified, the UCC shall refer to the UCC as in effect in the State of New York.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“United States” and “U.S.” each means United States of America.

“Unused Revolving Commitment” means, for any Lender at any time, the excess of (i) such Lender’s Revolving Commitment at such time over (ii) such Lender’s Revolving Facility Exposure at such time.

“Unused Total Revolving Commitment” means, at any time, the excess of (i) the Total Revolving Commitment at such time over (ii) the Aggregate Revolving Facility Exposure at such time.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.03(g)(ii)(B)(3).

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001.

“Vendor Financing Arrangement” means loans or advances from (or other financing provided by) a vendor to the Borrower or any Subsidiary in the ordinary course of business, the proceeds of which are utilized solely to purchase a vendor’s inventory, products, services (which, for the avoidance of doubt, shall include maintenance agreements), assets (which, for the avoidance of doubt, shall include IP addresses) and/or Capital Expenditures related to a vendor.

“Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person, and the holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or other similar governing body of such Person.

“Withholding Agent” means any Credit Party and the Administrative Agent.

“Write-down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or an of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02    Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each means “to but excluding” and the word “through” means “through and including.”

Section 1.03    Accounting Terms. Except as otherwise specifically provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that if the Borrower notifies the Administrative Agent and the Lenders that the Borrower wishes to amend any covenant in Article VII to eliminate the effect of any change in GAAP that occurs after the Closing Date on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VII for such purpose), then the Credit Parties’ compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower, the Administrative Agent and the Required Lenders, the Borrower, the Administrative Agent and the Lenders agreeing to enter into negotiations to amend any such covenant immediately upon receipt from any party entitled to send such notice. Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof. Anything in this Agreement or any other Loan Document to the contrary notwithstanding, any obligation of a Person under a lease (whether existing as of the Closing Date or entered into in the future) that is not (or would not be) required to be classified and accounted for as a Capital Lease on the balance sheet of such Person under GAAP as in effect at the time such lease is entered into shall not be treated as a Capital Lease and any obligations thereunder shall not be treated as a Capitalized Lease Obligation, in each case, solely as a result of the adoption of any changes in, or changes in the application of, GAAP after such lease is entered into unless otherwise expressly elected by the Borrower in a written notice delivered to the Administrative Agent prior to the election thereof.

Section 1.04    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Schedules and Exhibits shall be construed to refer to Sections of, and Schedules and Exhibits to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all Real Property, tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and interests in any of the foregoing, and (f) any reference to a statute, rule or regulation is to that statute, rule or regulation as now enacted or as the same may from time to time be amended, re-enacted or expressly replaced.

Section 1.05    Effect of Amendment and Restatement; No Novation. This Agreement constitutes an amendment and restatement of the Existing Credit Agreement, effective from and after the Closing Date. The obligations under the Existing Credit Agreement shall continue in full force and effect, and the effectiveness of this Agreement shall not constitute a novation or repayment of such obligations. Such obligations, together with any and all additional Obligations incurred by the Borrower under this Agreement or under any of the other Loan Documents, shall continue to be secured by, among other things, the applicable portions of the Collateral, whether now existing or hereafter acquired and wheresoever located, all as more specifically set forth in the Loan Documents. The Borrower hereby reaffirms its obligations, liabilities, grants of security interests, pledges and the validity of all covenants by it contained in any and all Loan Documents, as amended, supplemented or otherwise modified by this Agreement and by the other Loan Documents delivered prior to the Closing Date. Any and all references in any Loan Documents to the Existing Credit Agreement shall be deemed to be amended to refer to this Agreement. Without limiting the foregoing, upon the effectiveness hereof: the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Lender’s credit and loan exposure under the Existing Credit Agreement as are necessary in order that Obligations in respect of Loans, interest and fees due and payable to a Lender hereunder reflect such Lender’s ratable share of the aggregate of all such Obligations on the Closing Date, and the Borrower hereby agrees to compensate each Lender (including each Departing Lender) for any reasonable losses and expenses incurred by such Lender as a result of the sale and assignment of any Eurodollar Loans on the terms and in the manner set forth in Section 2.12(f) hereof and upon the effectiveness hereof, each Departing Lender’s “Commitment” under the Existing Credit Agreement shall be terminated, each Departing Lender shall have received payment in full of all of the “Obligations” owing to it under the Existing Credit Agreement (other than obligations to pay fees and expenses with respect to which the Borrower has not received an invoice, “Banking Services Obligations” (as such term is defined in the Existing Credit Agreement), and contingent indemnity obligations and other contingent obligations owing to it under the “Loan Documents” as defined in the Existing Credit Agreement), and each Departing Lender shall not be a Lender hereunder. Notwithstanding anything to the contrary contained herein, the Borrower shall remain obligated to each Departing Lender with respect to the Borrower’s obligations to pay fees and expenses which are due and payable under the Existing Credit Agreement immediately prior to the effectiveness of this Agreement with respect to which the Borrower has not received an invoice, “Banking Services Obligations” (as such term is defined in the Existing Credit Agreement), and contingent indemnity obligations and other contingent obligations owing to it under the “Loan Documents” as defined in the Existing Credit Agreement.

Section 1.06    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under the Delaware Limited Liability Company Act (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person that is a limited liability company becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

THE TERMS OF THE CREDIT FACILITY

Section 2.01    Establishment of the Credit Facility. On the Closing Date, and subject to and upon the terms and conditions set forth in this Agreement and the other Loan Documents, the Administrative Agent, and the Lenders agree to establish the Credit Facility for the benefit of the Borrower; provided, however, that at no time will (i) the Aggregate Credit Facility Exposure exceed the Total Credit Facility Amount, or (ii) the Credit Facility Exposure of any Lender exceed the aggregate amount of such Lender’s Commitment.

Section 2.02    Revolving Facility. During the Revolving Facility Availability Period, each Lender severally, and not jointly, agrees, on the terms and conditions set forth in this Agreement, to make a Revolving Loan or Revolving Loans to the Borrower from time to time pursuant to such Lender’s Revolving Commitment, which Revolving Loans: (i) may, except as set forth herein, at the option of the Borrower, be incurred and maintained as, or Converted into, Revolving Loans that are Base Rate Loans or Eurodollar Loans, in each case denominated in Dollars, provided that all Revolving Loans made as part of the same Revolving Borrowing shall consist of Revolving Loans of the same Type; (ii) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; and (iii) shall not be made if, after giving effect to any such Revolving Loan, the Revolving Facility Exposure of any Lender would exceed such Lender’s Revolving Commitment. The Revolving Loans to be made by each Lender will be made by such Lender on a pro rata basis based upon such Lender’s Revolving Facility Percentage of each Revolving Borrowing, in each case in accordance with Section 2.06 hereof.

Section 2.03    Term Loan. On the Closing Date, each Lender that has a Closing Date Term Commitment severally, and not jointly, agrees, on the terms and conditions set forth in this Agreement, to make a Term Loan to the Borrower pursuant to such Lender’s Closing Date Term Commitment, which Term Loans: (i) can only be incurred on the Closing Date in the entire amount of each Lender’s Term Commitment; (ii) once prepaid or repaid, may not be reborrowed; (iii) may, except as set forth herein, at the option of the Borrower, be incurred and maintained as, or Converted into, Closing Date Term Loans that are Base Rate Loans or Eurodollar Loans, in each case denominated in Dollars, provided that all Closing Date Term Loans made as part of the same Term Borrowing shall consist of Term Loans of the same Type; (iv) shall be repaid in accordance with Section 2.12(b); and (v) shall not exceed (A) for any Lender at the time of incurrence thereof the aggregate principal amount of such Lender’s Closing Date Term Commitment, if any, and (B) for all the Lenders at the time of incurrence thereof the Total Closing Date Term Commitment. The Closing Date Term Loans to be made by each Lender will be made by such Lender in the aggregate amount of its Term Commitment in accordance with Section 2.06 hereof. Each Lender having an Incremental Term Loan Commitment hereby severally, and not jointly, agrees on the terms and subject to the conditions set forth herein and in the applicable Incremental Term Loan Assumption Agreement, to make Incremental Term Loans to the Borrower, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment. Amounts paid or prepaid in respect of Incremental Term Loans may not be reborrowed.

Section 2.04    Reserved.

Section 2.05    Notice of Borrowing.

(a)    Time of Notice. Each Borrowing of a Loan (other than a Continuation or Conversion) shall be made upon notice in the form provided for below which shall be provided by the Borrower to the Administrative Agent at its Notice Office not later than (i) in the case of each Borrowing of a Eurodollar Loan, 11:00 A.M. (local time at its Notice Office) at least three Business Days’ prior to the date of such Borrowing and (ii) in the case of each Borrowing of a Base Rate Loan, prior to 11:00 A.M. (local time at its Notice Office) on the proposed date of such Borrowing.

(b)    Notice of Borrowing. Each request for a Borrowing (other than a Continuation or Conversion) shall be made by an Authorized Officer of the Borrower by delivering written notice of such request substantially in the form of Exhibit B-1 hereto (each such notice, a “Notice of Borrowing”) or by telephone (to be confirmed immediately in writing by delivery by an Authorized Officer of the Borrower of a Notice of Borrowing), and in any event each such request shall be irrevocable and shall specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (ii) the date of the Borrowing (which shall be a Business Day), (iii) the Type of Loans such Borrowing will consist of, and (iv) if applicable, the initial Interest Period. Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower entitled to give telephonic notices under this Agreement on behalf of the Borrower. In each such case, the Administrative Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

(c)    Minimum Borrowing Amount. The aggregate principal amount of each Borrowing by the Borrower shall not be less than the Minimum Borrowing Amount.

(d)    Maximum Borrowings. More than one Borrowing may be incurred by the Borrower on any day; provided, however, that at no time shall there be more than five (5) Borrowings of Eurodollar Loans outstanding hereunder.

Section 2.06    Funding Obligations; Disbursement of Funds.

(a)    Several Nature of Funding Obligations. The Commitments of each Lender hereunder and the obligation of each Lender to make Loans are several and not joint obligations. No Lender shall be responsible for any default by any other Lender in its obligation to make Loans or fund any participation hereunder and each Lender shall be obligated to make the Loans provided to be made by it and fund its participations required to be funded by it hereunder, regardless of the failure of any other Lender to fulfill any of its Commitments hereunder. Nothing herein and no subsequent termination of the Commitments pursuant to Section 2.11 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder and in existence from time to time or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(b)    Borrowings Pro Rata. All Loans hereunder shall be made as follows: (i) all Revolving Loans made shall be made on a pro rata basis based upon each Lender’s Revolving Facility Percentage of the amount of such Revolving Borrowing in effect on the date the applicable Revolving Borrowing is to be made; and (ii) all Term Loans shall be made by the Lenders having Term Commitments pro rata on the basis of their respective Term Commitments.

(c)    Notice to Lenders. The Administrative Agent shall promptly give each Lender, as applicable, written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, or Conversion or Continuation thereof, and of such Lender’s proportionate share thereof and of the other matters covered by the Notice of Borrowing or Notice of Continuation or Conversion, as the case may be, relating thereto.

(d)    Funding of Loans. No later than 2:00 P.M. (local time at the Payment Office) on the date specified in each Notice of Borrowing, each Lender will make available its amount, if any, of each Borrowing requested to be made on such date to the Administrative Agent at the Payment Office in Dollars and in immediately available funds and the Administrative Agent promptly will make available to the Borrower by depositing to its account at the Payment Office (or such other account as the Borrower shall specify) the aggregate of the amounts so made available in the type of funds received.

(e)    Advance Funding. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made the same available to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a rate per annum equal to (i) if paid by such Lender, the overnight Federal Funds Effective Rate or (ii) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with Section 2.08, for the respective Loans (but without any requirement to pay any amounts in respect thereof pursuant to Section 3.02).

Section 2.07    Evidence of Obligations.

(a)    Loan Accounts of Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)    Loan Accounts of Administrative Agent; Lender Register. The Administrative Agent shall maintain accounts in which it shall record: (i) the amount of each Loan and Borrowing made hereunder, the Type thereof, the currency in which such Loan is denominated, the Interest Period and applicable interest rate; (ii) the amount of any principal due and payable or to become due and payable from the Borrower to each Lender hereunder; (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof; and (iv) the other details relating to the Loans and other Obligations. In addition, the Administrative Agent shall maintain a register (the “Lender Register”) on or in which it will record the names and addresses of the Lenders, and the Commitments from time to time of each of the Lenders. The Administrative Agent will make the Lender Register available to any Lender or the Borrower upon its request.

(c)    Effect of Loan Accounts, etc. The entries made in the accounts maintained pursuant to Section 2.07(b) shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided, that the failure of the Administrative Agent to maintain such accounts or any error (other than manifest error) therein shall not in any manner affect the obligation of Holdings or any Credit Party to repay or prepay the Loans or the other Obligations in accordance with the terms of this Agreement.

(d)    Notes. Upon written request of any Lender, the Borrower will execute and deliver to such Lender, as the case may be, (i) a Revolving Facility Note with blanks appropriately completed in conformity herewith to evidence the Borrower’s obligation to pay the principal of, and interest on, the Revolving Loans made to it by such Lender, and (ii) a Term Note with blanks appropriately completed in conformity herewith to evidence its obligation to pay the principal of, and interest on, the Term Loan made to it by such Lender; provided, however, that the decision of any Lender to not request a Note shall in no way detract from the Borrower’s obligation to repay the Loans and other amounts owing by the Borrower to such Lender.

Section 2.08    Interest; Default Rate.

(a)    Interest on Revolving Loans. The outstanding principal amount of each Revolving Loan made by each Lender shall bear interest at a fluctuating rate per annum that shall at all times be equal to (i) during such periods as such Revolving Loan is a Base Rate Loan, the Base Rate plus the Applicable Loan Margin in effect from time to time and (ii) during such periods as such Revolving Loan is a Eurodollar Loan, the relevant Adjusted Eurodollar Rate for such Eurodollar Loan for the applicable Interest Period plus the Applicable Loan Margin in effect from time to time.

(b)    Interest on Term Loans. The outstanding principal amount of each Term Loan made by each Lender shall bear interest at a fluctuating rate per annum that shall at all times be equal to (i) during such periods as such Term Loan is a Base Rate Loan, the Base Rate plus the Applicable Loan Margin in effect from time to time, and (ii) during such periods as such Term Loan is a Eurodollar Loan, the relevant Adjusted Eurodollar Rate for such Eurodollar Loan for the applicable Interest Period plus the Applicable Loan Margin in effect from time to time.

(c)    Default Interest. Notwithstanding the above provisions, if an Event of Default has occurred and is continuing, upon written notice by the Administrative Agent (which notice the Administrative Agent may give in its discretion and shall give at the direction of the Required Lenders), the principal amount of all Loans outstanding and, to the extent permitted by applicable law, all overdue interest in respect of each Loan and all fees or other amounts owed hereunder, shall thereafter bear interest (including post petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand, at a rate per annum equal to the Default Rate. In addition, if any Events of Default pursuant to Section 8.01(a) or Section 8.01(i) shall have occurred, all interest, fees, or other amounts owed hereunder shall thereafter automatically bear interest at a rate per annum equal to the Default Rate.

(d)    Accrual and Payment of Interest. Interest shall accrue from and including the date of any Borrowing to but excluding the date of any prepayment or repayment thereof and shall be payable by the Borrower: (i) in respect of each Base Rate Loan, quarterly in arrears on the last Business Day of each March, June, September and December (with the first of such payment being payable on March 31, 2020); (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on the dates that are successively three months after the commencement of such Interest Period; and (iii) in respect of all Loans, on any repayment, prepayment or Conversion (on the amount repaid, prepaid or Converted), at maturity (whether by acceleration or otherwise), and, after such maturity.

(e)    Computations of Interest. All computations of interest and fees hereunder shall be made on the actual number of days elapsed over a year of 360 days, other than computations of interest based on the “prime rate”, which shall be made on the actual number of days elapsed over a year of 365 or 366 days, as applicable.

(f)    Information as to Interest Rates. The Administrative Agent, upon determining the interest rate for any Borrowing, shall promptly notify the Borrower and the Lenders thereof. Subject to Section 2.16, any changes in the Applicable Loan Margin shall be determined by the Administrative Agent in accordance with the provisions set forth in the definition of “Applicable Loan Margin”, and the Administrative Agent will promptly provide notice of such determinations to the Borrower and the Lenders. Any such determination by the Administrative Agent shall be conclusive and binding absent manifest error.

Section 2.09    Conversion and Continuation of Loans.

(a)    Conversion and Continuation of Revolving Loans. The Borrower shall have the right, subject to the terms and conditions of this Agreement, to (i) Convert all or a portion of the outstanding principal amount of Loans of one Type made to it into a Borrowing or Borrowings of another Type of Loans that can be made to it pursuant to this Agreement and (ii) Continue a Borrowing of Eurodollar Loans at the end of the applicable Interest Period as a new Borrowing of Eurodollar Loans with a new Interest Period; provided, however, that any Conversion of Eurodollar Loans into Base Rate Loans shall be made on, and only on, the last day of an Interest Period for such Eurodollar Loans.

(b)    Notice of Continuation and Conversion. Each Continuation or Conversion of a Loan shall be made upon notice in the form provided for below provided by the Borrower to the Administrative Agent at its Notice Office not later than (i) in the case of each Continuation of or Conversion into a Eurodollar Loan, prior to 11:00 A.M. (local time at its Notice Office) at least three Business Days’ prior to the date of such Continuation or Conversion, and (ii) in the case of each Conversion to a Base Rate Loan, prior to 11:00 A.M. (local time at its Notice Office) on the proposed date of such Conversion. Each such request shall be made by an Authorized Officer of the Borrower delivering written notice of such request substantially in the form of Exhibit B-2 hereto (each such notice, a “Notice of Continuation or Conversion”) or by telephone (to be confirmed immediately in writing by delivery by an Authorized Officer of the

Borrower of a Notice of Continuation or Conversion), and in any event each such request shall be irrevocable and shall specify (A) the Borrowings to be Continued or Converted, (B) the date of the Continuation or Conversion (which shall be a Business Day), and (C) the Interest Period or, in the case of a Continuation, the new Interest Period. Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower entitled to give telephonic notices under this Agreement on behalf of the Borrower. In each such case, the Administrative Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

Section 2.10    Fees.

(a)    Commitment Fees. The Borrower agrees to pay to the Administrative Agent, for the ratable benefit of each Lender with a Revolving Commitment based upon each such Lender’s Revolving Facility Percentage, as consideration for the Revolving Commitments of the Lenders, commitment fees (the “Commitment Fees”) for the period from the Closing Date to, but not including, the Revolving Facility Termination Date, computed for each day at a rate per annum equal to (i) the Applicable Commitment Fee Rate times (ii) the Unused Total Revolving Commitment in effect on such day. Accrued Commitment Fees shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December (with the first of such payment being payable on March 31, 2020) and on the date specified in clause (i) of the definition of “Revolving Facility Termination Date.”

(b)    Administrative Agent Fees. The Borrower shall pay to the Administrative Agent, on the Closing Date and thereafter, for its own account, the fees set forth in the Fee Letter, subject to the terms and conditions of the Fee Letter.

(c)    Computations and Determination of Fees. All computations of Commitment Fees and other Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days.

Section 2.11    Termination and Reduction of Revolving Commitments.

(a)    Mandatory Termination of Revolving Commitments. All of the Revolving Commitments shall terminate on the Revolving Facility Termination Date.

(b)    Voluntary Termination of the Total Revolving Commitment. Upon at least three Business Days’ prior irrevocable written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right to terminate in whole the Total Revolving Commitment, provided that all outstanding Revolving Loans are contemporaneously prepaid in accordance with Section 2.12.

(c)    Partial Reduction of Total Revolving Commitment. Upon at least three Business Days’ prior irrevocable written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right to partially and permanently reduce the Unused Total Revolving Commitment; provided, however, that (i) any such reduction shall apply to proportionately (based on each Lender’s Revolving Facility Percentage) and permanently reduce the Revolving Commitment of each Lender, (ii) no such reduction shall be permitted if the Borrower would be required to make a mandatory prepayment of Loans pursuant to Section 2.12(c)(ii), and any partial reduction shall be in the amount of at least $500,000 (or, if greater, in integral multiples of $100,000).

Section 2.12    Voluntary, Scheduled and Mandatory Prepayments of Loans.

(a)    Voluntary Prepayments. The Borrower shall have the right to prepay any of the Loans owing by it, in whole or in part, without premium or penalty, except as specified in subpart (f) below, at any time and from time to time. The Borrower shall give the Administrative Agent at the Notice Office written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent) of its intent to prepay the Loans, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which the prepayment is to be made, which notice shall be received by the Administrative Agent by (y) 11:00 A.M. (local time at the Notice Office) three Business Days prior to the date of such prepayment, in the case of any prepayment of Eurodollar Loans (provided that the date of such prepayment is not the last day of the applicable Interest Period), or (z) 11:00 A.M. (local time at the Notice Office) on the same Business Day of such prepayment, in the case of any prepayment of Base Rate Loans, and which notice shall promptly be transmitted by the Administrative Agent to each of the affected Lenders, provided that:

(i)    each partial prepayment shall be in an aggregate principal amount of at least (A) in the case of any prepayment of a Eurodollar Loan, $1,000,000 (or, if less, the full amount of such Borrowing), or an integral multiple of $500,000, and (B) in the case of any prepayment of a Base Rate Loan, $500,000 (or, if less, the full amount of such Borrowing), or an integral multiple of $100,000;

(ii)    no partial prepayment of any Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of such Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto; and

(iii)    in the case of any voluntary prepayment of Term Loans, such prepayment shall be applied in the manner directed by the Borrower.

(b)    Scheduled Repayments of Term Loans. On the last day of each calendar quarter of the Borrower commencing with the fiscal quarter ending June 30, 2020, the Borrower shall repay the principal amount of the Term Loans in equal quarterly installments of the annual amortization amount set forth below, except that the payment due on the Term Loan Maturity Date shall in any event be in the amount of the entire remaining principal amount of the outstanding Term Loans (each such repayment, as the same may be reduced by reason of the application of prepayments pursuant to Sections 2.12(a) and 2.12(c), a “Scheduled Repayment”):

Date	Annual Amortization Amount (% of outstanding Term Loans)
Closing Date through June 29, 2021	2.5%
June 30, 2021 through June 29, 2022	5.0%
June 30, 2022 through June 29, 2023	7.5%
June 30, 2023 through June 29, 2024	7.5%
June 30, 2024 through December 31, 2024	10.0%
Term Loan Maturity Date	Remaining Balance of Term Loans

In addition to the foregoing, the Borrower shall pay to the Administrative Agent, for the account of the Incremental Term Lenders, on each Incremental Term Loan Repayment Date, a principal amount of the Other Term Loans (as adjusted from time to time pursuant to Sections 2.12(a), 2.12(c) and 2.15(f)) equal to the amount (if any) set forth for such date in the applicable Incremental Term Loan Assumption Agreement, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment. To the extent not previously paid, all Incremental Term Loans shall be due and payable on the applicable Incremental Term Loan Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(c)    Mandatory Payments. The Loans shall be subject to mandatory repayment or prepayment (in the case of any partial prepayment conforming to the requirements as to the amounts of partial prepayments set forth in Section 2.12(a) above) in accordance with the following provisions:

(i)    Revolving Facility Termination Date. The entire principal amount of all outstanding Revolving Loans shall be repaid in full on the date specified in clause (i) of the definition of “Revolving Facility Termination Date”.

(ii)    Loans Exceed the Commitments. If on any date (after giving effect to any other payments on such date) the Revolving Facility Exposure of any Lender exceeds such Lender’s Revolving Commitment, then, in the case of each of the foregoing, the Borrower shall, on such day, prepay on such date a principal amount of Revolving Loans in an amount sufficient to eliminate such excess.

(iii)    Certain Proceeds of Asset Sales. If during any fiscal year of Holdings, Holdings and its Subsidiaries have received cumulative Net Cash Proceeds during such fiscal year from one or more Asset Sales (other than an Asset Sale permitted under Section 7.02(c), Section 7.02(l) or Section 7.02(m)) of at least $7,500,000, not later than the third Business Day following the date of receipt of any Cash Proceeds in excess of such amount, an amount equal to 100% of the Net Cash Proceeds then received in excess of such amount from any Asset Sale (other than an Asset Sale permitted under Section 7.02(c), Section 7.02(l) or Section 7.02(m)) shall be applied as a mandatory prepayment of the Loans in accordance with Section 2.12(d) below; provided, that (A) if no Default or Event of Default shall have occurred and be continuing, (B) the Borrower and its Subsidiaries have scheduled or propose to schedule Consolidated Capital Expenditures during the following 365 days, (C) the Borrower notifies the Administrative Agent of the amount and nature thereof in reasonable detail and of its intention to reinvest all or a portion of such Net Cash Proceeds in such Consolidated Capital Expenditures during such 365 day period and (D) the aggregate Net Cash Proceeds in such fiscal year to be reinvested pursuant to this Section 2.12(c)(iii) does not exceed $10,000,000, then no such prepayment shall be required. If at the end of any such 365 day period any portion of such Net Cash Proceeds has not been so reinvested, the Borrower will immediately make a prepayment of the Loans, to the extent required above.

(iv)    Certain Proceeds of Indebtedness. Not later than the third Business Day following the date of the receipt by any Credit Party of the Net Cash Proceeds of any sale or issuance of any Indebtedness (other than any Indebtedness incurred pursuant to or in accordance with Section 7.04 after the Closing Date), the Borrower will make a prepayment of the Loans in an amount equal to 100% of such Net Cash Proceeds in accordance with Section 2.12(d) below.

(v)    Certain Proceeds of an Event of Loss. If during any fiscal year of Holdings, any Credit Party has received cumulative Net Cash Proceeds during such fiscal year from one or more Events of Loss (excluding any Net Cash Proceeds received from insurance payments from business interruption or delays in construction) of at least $2,500,000, not later than the third Business Day following the date of receipt of any Net Cash Proceeds in excess of such amount, the Borrower will make a prepayment of the Loans with an amount equal to 100% of the Net Cash Proceeds then received in excess of such amount from any Event of Loss in accordance with Section 2.12(d) below. Notwithstanding the foregoing, in the event any property suffers an Event of Loss of at least $2,500,000 and (A) no Default or Event of Default has occurred and is continuing, (B) the Borrower and its Subsidiaries have scheduled or propose to schedule Consolidated Capital Expenditures during the following 365 days, (C) the Borrower notifies the Administrative Agent of the amount and nature thereof in reasonable detail and of its intention to reinvest all or a portion of such Net Cash Proceeds in such Consolidated Capital Expenditures during such 365 day period and (D) the aggregate Net Cash Proceeds in such fiscal year to be reinvested pursuant to this Section 2.12(c)(v) does not exceed $5,000,000, then no such prepayment of the Loans shall be required. If at the end of any such 365 day period any portion of such Net Cash Proceeds has not been so reinvested, the Borrower will immediately make a prepayment of the Loans, to the extent required above.

(d)    Applications of Certain Prepayment Proceeds. Each prepayment required to be made pursuant to Section 2.12(c)(iii), (iv) or (v) above or Section 7.07(c) shall be applied as a mandatory prepayment of principal of first, the outstanding Term Loans, with such amounts being applied pro rata to the Scheduled Repayments thereof (and pro rata to the Closing Date Term Loans and the Incremental Term Loans), and second, after no Term Loans are outstanding, the outstanding Revolving Loans.

(e)    Particular Loans to be Prepaid. With respect to each repayment or prepayment of Loans made or required by this Section, the Borrower shall designate the Types of Loans that are to be repaid or prepaid and the specific Borrowing(s) pursuant to which such repayment or prepayment is to be made; provided, however, that (i) the Borrower shall first so designate all Loans that are Base Rate Loans and Eurodollar Loans with Interest Periods ending on the date of repayment or prepayment prior to designating any other Eurodollar Loans for repayment or prepayment, and (ii) if the outstanding principal amount of Eurodollar Loans made pursuant to a Borrowing is reduced below the applicable Minimum Borrowing Amount as a result of any such repayment or prepayment, then all the Loans outstanding pursuant to such Borrowing shall, in the case of Eurodollar Loans, be Converted into Base Rate Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Article III.

(f)    Breakage and Other Compensation. Any prepayment made pursuant to this Section 2.12 with respect to any Eurodollar Loan shall be accompanied by any amounts payable in respect thereof under Article III hereof.

Section 2.13    Method and Place of Payment.

(a)    Generally. All payments made by the Borrower hereunder (including any payments made with respect to the Borrower Guaranteed Obligations under Article X) under any Note or any other Loan Document shall be made without setoff, counterclaim or other defense.

(b)    Application of Payments. Except as specifically set forth elsewhere in this Agreement and subject to Section 8.03, (i) all payments and prepayments of Revolving Loans shall be applied by the Administrative Agent on a pro rata basis based upon each Lender’s Revolving Facility Percentage of the amount of such prepayment, and (ii) all payments and prepayments of Term Loans shall be applied by the Administrative Agent to reduce the principal amount of the Term Loans made by each Lender with a Term Commitment, pro rata on the basis of their respective Term Commitments.

(c)    Payment of Obligations. Except as specifically set forth elsewhere in this Agreement, all payments under this Agreement with respect to any of the Obligations shall be made to the Administrative Agent on the date when due and shall be made at the Payment Office in immediately available funds and, except as set forth in the next sentence, shall be made in Dollars.

(d)    Timing of Payments. Any payments under this Agreement that are made later than 11:00 A.M. (local time at the Payment Office) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

(e)    Distribution to Lenders. Upon the Administrative Agent’s receipt of payments hereunder, the Administrative Agent shall immediately distribute to each Lender, as the case may be, its ratable share, if any, of the amount of principal, interest, and Fees received by it for the account of such Lender. Payments received by the Administrative Agent in Dollars shall be delivered to the Lenders in Dollars in immediately available funds; provided, however, that if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and Fees then due hereunder then, except as specifically set forth elsewhere in this Agreement and subject to Section 8.03, such funds shall be applied, first, towards payment of interest and Fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and Fees then due to such parties, and second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

Section 2.14    Defaulting Lenders.

(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders. Any waiver, amendment or modification requiring the consent of all Lenders, or the consent of each affected Lender which by its terms affects a Defaulting Lender more adversely than other affected Lenders, shall require the consent of such Defaulting Lender.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.03 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.14(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees. No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)    Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Credit Facility; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.15    Increase in Commitments.

(a)    The Borrower may, by written notice to the Administrative Agent at any time after the Closing Date and prior to the Term Loan Maturity Date, request on one or more occasions, up to three in the aggregate, Incremental Term Loan Commitments from one or more Incremental Term Lenders, (which may or may not include any existing Lender (each of which may be entitled to agree or decline to participate in its sole discretion if so offered the opportunity to do so)) in an aggregate principal amount not to exceed the sum of (i) $50,000,000 plus (ii) an unlimited amount, so long as, in the case of this clause (ii), after giving pro forma effect to the Borrowing of such Incremental Term Loan and the application of proceeds therefrom (assuming all such Incremental Term Loan Commitments were fully drawn and without “netting” the cash proceeds of any Incremental Term Loans, and after giving pro forma effect to any Permitted Acquisition, Investment or other transaction consummated in connection therewith), the Leverage Ratio shall not exceed 2.50:1.00; provided, that each Incremental Term Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent in its discretion (not to be unreasonably withheld, conditioned or delayed). Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000), (ii) the date on which such Incremental Term Loan Commitments are requested to become effective (which shall not be less than 15 days nor more than 60 days after the date of such notice, unless otherwise agreed to by the Administrative Agent) and (iii) whether such Incremental Term Loan Commitments are to be Term Commitments or commitments to make term loans with terms different from the Term Loans (“Other Term Loans”).

(b)    The Borrower may seek Incremental Term Loan Commitments from existing Lenders (each of which may be entitled to agree or decline to participate in its sole discretion if so offered the opportunity to do so) and other Persons additional banks, financial institutions and other institutional lenders who will become Incremental Term Lenders in connection therewith. The Borrower and each Incremental Term Lender shall execute and deliver to the Administrative Agent an Incremental Term Loan Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender. Each Incremental Term Loan Assumption Agreement shall specify the terms of the Incremental Term Loans to be made thereunder; provided, that, without the prior written consent of the Required Lenders, (i) the final maturity date of any Other Term Loans shall be no earlier than the Term Loan Maturity Date and (ii) the weighted average life to maturity of any Other Term Loans shall be no shorter than the remaining weighted average life to maturity of the Closing Date Term Loans, and provided, further, that, if the Initial Yield on such Other Term Loans exceeds by more than 0.50% the sum of (A) the margin then in effect for Term Loans that are Eurodollar Loans plus (B) one-quarter of the amount of such upfront fee paid on the Closing Date in respect of the Term Loans (the amount of such excess above 0.50% being referred to herein as the “Yield Differential”), then the Applicable Loan Margin then in effect for each such affected Type of Term Loans shall automatically be increased by the Yield Differential, effective upon the making of the Other Term Loans. As used in the prior sentence, “Initial Yield” shall, as determined by the Administrative Agent, be equal to the sum of (x) the margin above the Adjusted Eurodollar Rate on such Other Term Loans (which shall be increased by the amount any “LIBOR floor” applicable to such Other Term Loans on the date such Other Term Loans are made exceeds the Adjusted Eurodollar Rate) plus (y) if the Lenders making such Other Term Loans receive an upfront fee (other than a customary arrangement, underwriting or structuring fee or other similar fee) directly or indirectly from the Borrower or any of its Subsidiaries, the amount of such upfront fee divided by the lesser of (A) the average life to maturity of such Other Term Loans and (B) four. The other terms of the Incremental Term Loans and the Incremental Term Loan Assumption Agreement to the extent not consistent with the terms applicable to the Term Loans hereunder shall otherwise be reasonably satisfactory to the Administrative Agent; and, to the extent that such Incremental Term Loan Assumption Agreement contains any covenants, events of default, representations or warranties or other rights or provisions that place greater restrictions on the Borrower or any of their respective Subsidiaries that are more favorable to the Lenders making such Other Term Loans, the existing Lenders shall be entitled to the benefit of such covenants, events of default, representations and warranties, and other rights and provisions so long as such Other Term Loans remain outstanding and such additional covenants, events of default, representations and warranties, and other rights and provisions shall be deemed automatically incorporated by reference into this Agreement, mutatis mutandis, as if fully set forth herein, without any further action required on the part of any Person effective as of the date of such Incremental Term Loan Assumption Agreement. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Assumption Agreement or such other joinder agreement or amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Term Loan Assumption Agreement or such other joinder agreement or amendment, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitment and any other joinder agreement or amendment may without the consent of the other Lenders hereto effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effectuate the provisions of this Section 2.15, and, for the avoidance of doubt, this Section 2.15(b) shall supersede any provisions to the contrary in Section 11.12. Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c)    All Incremental Term Loans shall rank pari passu in rights of payment, prepayment, voting, security, and lien priorities with the initial Term Loans, will be secured by the Collateral and shall be guaranteed by the Subsidiary Guarantors.

(d)    Notwithstanding the foregoing, no Incremental Term Loan Commitment shall become effective under this Section 2.15 unless (i) on the date of such effectiveness, the conditions set forth in Section 4.02 shall be satisfied (or waived) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower, (ii) the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates and documentation substantially consistent with those delivered on the Closing Date, and (iii) the Credit Parties and their Subsidiaries would be in compliance on a pro forma basis (assuming all such Incremental Term Loan

Commitments were fully drawn and without “netting” the cash proceeds of any Incremental Term Loans, and giving pro forma effect to any Permitted Acquisition or other transaction consummated in connection therewith) with a Leverage Ratio that does not exceed 0.25 to 1.00 less than the Leverage Ratio that is actually provided for in Section 7.07(a) at the time of such Borrowing.

(e)    Both immediately before and immediately after giving effect to any Incremental Term Loan Commitment, the borrowings thereunder and the application of proceeds therefrom, (A) no Event of Default shall have occurred and be continuing or would exist after giving effect thereto and (B) the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects (except for those representations and warranties that are conditioned by “materiality” or “material adverse effect”, which shall be true and correct in all respects) on and as of such date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except for those representations and warranties that are conditioned by “materiality” or “material adverse effect”, which shall be true and correct in all respects) on and as of such earlier date; provided that, notwithstanding anything to the contrary in this Section 2.15 or in any other provision of any Loan Document, if the proceeds of any Incremental Term Loan are being used to finance a Limited Condition Acquisition (i) no Event of Default under Section 8.01(a) or (i) exists or would result from the incurrence of such Incremental Term Loans, and (ii) the representations and warranties shall be limited to (x) the representation and warranty that the Loans incurred pursuant to this Agreement are senior Indebtedness of the Borrower and (y) the Specified Representations, which shall be true and correct both at the time of signing of the relevant acquisition or similar agreement and at the time of the incurrence such Incremental Term Loans. If applicable, the Administrative Agent shall have received a Notice of Borrowing in respect of any Incremental Term Loans by the date and time required hereunder with respect to the applicable Type of Loan.

(f)    Each of the parties hereto hereby agrees that the Administrative Agent may, with the Borrower’s prior written consent, take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans), when originally made, are included in each Borrowing of outstanding Term Loans on a pro rata basis, and the Borrower agrees that Section 3.02 shall apply to any conversion of Eurodollar Loans which are Term Loans to Base Rate Loans reasonably required by the Administrative Agent to effect the foregoing. In addition, to the extent any Incremental Term Loans are not Other Term Loans, the scheduled amortization payments set forth in Section 2.12(b) required to be made after the making of such Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans.

Section 2.16    Alternative Rate of Interest.

(a)    Suspension of Eurodollar Loans. Notwithstanding anything to the contrary contained in this Agreement, unless and until a Benchmark Replacement is implemented in accordance with clause (c) below, if, on or prior to the commencement of any Interest Period for a Borrowing of a Eurodollar Loan:

(i)    the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the applicable interest rate on the basis provided for in this Agreement for such Eurodollar Loan for such Interest Period; or

(ii)    the Administrative Agent is advised by the Required Lenders in writing that the interest rate applicable to any Eurodollar Loan for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders in writing as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (or until a Benchmark Replacement is implemented in accordance with clause (c) below) (which it shall do promptly upon becoming aware thereof, the affected Type of Eurodollar Loans shall no longer be available, and any Notice of Borrowing or Notice of Continuation or Conversion given by the Borrower with respect to such Type of Eurodollar Loans that have not yet been incurred, Converted or Continued shall be deemed rescinded by the Borrower or, in the case of a Notice of Borrowing, shall, at the option of the Borrower, be deemed converted into a Notice of Borrowing for Base Rate Loans to be made on the date of Borrowing contained in such Notice of Borrowing.

(b)    LIBOR Notification. The interest rate on Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate (“LIBOR”). The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 2.16(c) of this Agreement, such Section 2.16(c) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrower, pursuant to Section 2.16(c), in advance of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Adjusted Eurodollar Rate” or “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate therefor or thereof, including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 2.16(c), will be similar to, or produce the same value or economic equivalence of, the Eurodollar Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

(c)    Effect of Benchmark Transition Event.

(i)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, (A) upon the determination of the Administrative Agent (which shall be conclusive absent manifest error) that a Benchmark Transition Event has occurred or (B) upon the occurrence of an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with a Benchmark Replacement, by a written document executed by the Borrower and the Administrative Agent, subject to the requirements of this Section titled “Effect of Benchmark Transition Event.” Notwithstanding the requirements of Section 11.12 or anything else to the contrary herein or in any other Loan Document, any such amendment with respect to a Benchmark Transition Event will become effective and binding upon the Administrative Agent, the Borrower and the Lenders at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders, and any such amendment with respect to an Early Opt-in Election will become effective and binding upon the Administrative Agent, the Borrower and the Lenders on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section 2.16(c) will occur prior to the applicable Benchmark Transition Start Date.

(ii)    Benchmark Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent, after consultation with the Borrower, will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders in writing of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.16(c) including, without limitation, any determination with respect to a tenor, comparable replacement rate or adjustment, or implementation of any Benchmark Replacement Rate Conforming Changes, or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding on all parties hereto absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section titled “Effect of Benchmark Transition Event” and shall not be a basis of any claim of liability of any kind or nature by any party hereto, all such claims being hereby waived individually be each party hereto.

(iv)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the components of Base Rate based upon LIBOR will not be used in any determination of Base Rate.

ARTICLE III

INCREASED COSTS, ILLEGALITY AND TAXES

Section 3.01    Increased Costs, Illegality, etc.

(a)    In the event that any Lender or other Recipient shall have determined on a reasonable basis (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

(i)    at any time, that such Lender or other Recipient shall incur increased costs or reductions in the amounts received or receivable by it hereunder in an amount that such Lender or other Recipient deems material with respect to any Eurodollar Loans (other than any increased cost or reduction in the amount received or receivable resulting from (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) because of any Change in Law since the Closing Date (including, but not limited to, a change in requirements for any reserve, special deposit, liquidity or similar requirements (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or other Recipient, but, in all events, excluding reserves already includable in the interest rate applicable to such Eurodollar Loan pursuant to this Agreement; or

(ii)    at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any Change in Law since the Closing Date, or would conflict with any thereof not having the force of law but with which such Lender customarily complies, or has become impracticable as a result of a contingency occurring after the Closing Date that materially adversely affects the London interbank market;

then, and in each such event, such Lender or other Recipient shall (1) on or promptly following such date or time and (2) within 10 Business Days of the date on which such event no longer exists give notice (by telephone confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders or other Recipients). Thereafter, in the case of clause (i) above, the Borrower shall pay to such Lender or other Recipient, upon written demand therefor, such additional amounts as shall be required to compensate such Lender or other Recipient for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Lender or other Recipient, showing the basis for the calculation thereof, which basis must be reasonable, submitted to the Borrower by such Lender or other Recipient shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (ii) above, the Borrower shall take one of the actions specified in Section 3.01(b) as promptly as possible and, in any event, within the time period required by law.

(b)    At any time that any Eurodollar Loan is affected by the circumstances described in Section 3.01(a)(i) or (ii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 3.01(a)(ii) the Borrower shall) either (i) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender or other Recipient pursuant to Section 3.01(a)(i) or (ii), cancel said Borrowing, or, in the case of any Borrowing, convert the related Notice of Borrowing into one requesting a Borrowing of Base Rate Loans or require the affected Lender or other Recipient to make its requested Loan as a Base Rate Loan, or (ii) if the affected Eurodollar Loan is then outstanding, upon at least one Business Day’s notice to the Administrative Agent, require the affected Lender or other Recipient to Convert each such Eurodollar Loan into a Base Rate Loan; provided, however, that if more than one Lender or other Recipient is affected at any time, then all affected Lenders or other Recipients must be treated the same pursuant to this Section 3.01(b).

(c)    If any Lender shall have determined that after the Closing Date, any Change in Law regarding capital adequacy or liquidity requirements by any Governmental Authority, central bank or comparable agency charged by law with the interpretation or administration thereof, or compliance by such Lender or its parent corporation with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) of any such authority, central bank, or comparable agency, in each case made subsequent to the Closing Date, has or would have the effect of reducing by an amount reasonably deemed by such Lender to be material to the rate of return on such Lender’s or its parent corporation’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent corporation’s policies with respect to capital adequacy and liquidity), then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent corporation for such reduction. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 3.01(c), will give prompt written notice thereof to the Borrower, which notice shall set forth, in reasonable detail, the basis of the calculation of such additional amounts, which basis must be reasonable, although the failure to give any such notice shall not release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 3.01(c) upon the subsequent receipt of such notice.

Section 3.02    Breakage Compensation. The Borrower shall compensate each Lender, upon its written request (which request shall set forth the detailed basis for requesting and the method of calculating such compensation), for all reasonable losses, costs, expenses and liabilities (including, without limitation, any loss, cost, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans) which such Lender may sustain in connection with any of the following: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Continuation or Conversion (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 3.01(a)); (ii) if any repayment, prepayment, Conversion or Continuation of any Eurodollar Loan occurs on a date that is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; (iv) as a result of an assignment by a Lender of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto pursuant to a request by the Borrower pursuant to Section 3.04(b); or (v) as a consequence of (y) any other default by the Borrower to repay or prepay any Eurodollar Loans when required by the terms of this Agreement or (z) an election made pursuant to Section 3.04(b). The written request of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such request within 10 days after receipt thereof.

Section 3.03    Net Payments.

(a)    Defined Terms. For purposes of this Section 3.03, the term “applicable law” includes FATCA.

(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of Holdings or any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Holdings or the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)    Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)    Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 3.03, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, and at the time or times prescribed by applicable law, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.03(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” Article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” Article of such tax treaty;

(2)    executed originals of IRS Form W-8ECI claiming that specified payments (as applicable) hereunder or any other Loan Documents (as applicable) constitute income that is effectively connected with such Foreign Lender’s trade or business in the United States;

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.03 (including by the payment of additional amounts pursuant to this Section 3.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)    Survival. Each party’s obligations under this Section 3.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.04    Change of Lending Office; Replacement of Lenders.

(a)    Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a)(i) or (ii), 3.01(c), or 3.03 requiring the payment of additional amounts to the Lender, such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another Applicable Lending Office for any Loans or Commitments affected by such event; provided, however, that such designation is made on such terms that such Lender and its Applicable Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    If (i) any Lender requests any compensation, reimbursement or other payment under Section 3.01(a)(i) or (ii), or 3.01(c) with respect to such Lender, (ii) the Borrower is, or because of a matter in existence as of the date that the Borrower is seeking to exercise its rights under this Section will be, required to pay any additional amount to any Lender or Governmental Authority pursuant to Section 3.03, or (iii) or if any Lender is a Defaulting Lender, a Non-Consenting Lender or an Objecting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 11.06(c)), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations; provided, however, that (1) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(c), (2) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including any breakage compensation payable pursuant to Section 3.02 hereof), and (3) in the case of any such assignment resulting from a claim for compensation, reimbursement or other payments required to be made under Section 3.01(a)(i) or (ii), or Section 3.01(c) with respect to such Lender, or resulting from any required payments to any Lender or Governmental Authority pursuant to Section 3.03, such assignment will result in a reduction in such compensation, reimbursement or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c)    Nothing in this Section 3.04 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 3.01 or 3.03.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.01    Conditions Precedent at Closing Date. The obligation of the Lenders to make Loans is subject to the satisfaction (or waiver) of each of the following conditions on or prior to the Closing Date:

(a)    Credit Agreement. This Agreement shall have been executed by the Borrower, the Administrative Agent, and each of the Lenders.

(b)    Notes. The Borrower shall have executed and delivered to the Administrative Agent the appropriate Note or Notes for the account of each Lender that has requested the same.

(c)    Second A&R Reaffirmation and Amendment Agreement. The Guarantors shall have duly executed and delivered the Second A&R Reaffirmation and Amendment Agreement.

(d)    Security Documents. The Credit Parties shall have executed and delivered all of the following in connection therewith, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent: (A) a Perfection Certificate, and (B) each other Security Document that is required by this Agreement or the Security Agreement to be in effect on the Closing Date.

(e)    Fees and Fee Letters. The Borrower shall have (A) executed and delivered to the Administrative Agent the Fee Letter and shall have paid to the Administrative Agent, for its own account, the Fees required to be paid by it on the Closing Date, (B) paid to the Administrative Agent, for the benefit of the Lenders, the Fees required to be paid by it on the Closing Date, and (C) paid or caused to be paid all reasonable and documented out-of-pocket fees and expenses of the Administrative Agent and of one special counsel to the Administrative Agent and Arrangers, taken as a whole, that have been invoiced on or prior to the Closing Date in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby, in each case of the foregoing subclause (C), to the extent required to be paid by it on the Closing Date pursuant to Section 11.01.

(f)    Corporate Resolutions and Approvals. The Administrative Agent shall have received certified copies of the resolutions of the Board of Directors (or similar governing body) of each Credit Party approving the Loan Documents to which such Credit Party is or may become a party, and of all documents evidencing other necessary corporate or other organizational action, as the case may be, and shareholder, third-party and governmental approvals, if any, with respect to the execution, delivery and performance by such Credit Party of Transactions and the Loan Documents to which it is or may become a party and the expiration of all applicable waiting periods, all of which documents to be in form and substance reasonably satisfactory to the Administrative Agent.

(g)    Incumbency Certificates. The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Credit Party certifying the names and true signatures of the officers of such Credit Party authorized to sign the Loan Documents to which such Credit Party is a party and any other documents to which such Credit Party is a party that may be executed and delivered in connection herewith.

(h)    Opinions of Counsel. The Administrative Agent shall have received opinions of counsel from counsel to the Credit Parties, each of which opinions shall be addressed to the Administrative Agent and the Lenders and dated the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent.

(i)    Recordation of Security Documents, Delivery of Collateral, Taxes, etc. The Security Documents (or proper notices or UCC financing statements in respect thereof) shall be in form to be duly recorded, published and filed in such manner and in such places as is required by law to establish, perfect, preserve and protect the rights, Liens and security interests of the Administrative Agent on behalf of the Secured Creditors and their respective successors and permitted assigns, all Collateral items required to be physically delivered to the Administrative Agent (or its bailee) thereunder on the Closing Date shall have been so delivered, accompanied by any reasonably appropriate instruments of transfer, and all taxes, fees and other charges then due and payable in connection with the execution, delivery, recording, publishing and filing of such instruments and the issuance of the Obligations.

(j)    Evidence of Insurance. The Administrative Agent shall have received certificates of insurance and other evidence reasonably satisfactory to it of compliance with the insurance requirements of this Agreement and the Security Documents.

(k)    Search Reports. The Administrative Agent shall have received the results of UCC and other search reports from one or more commercial search firms reasonably acceptable to the Administrative Agent, listing all of the effective financing statements filed against any Credit Party, together with copies of such financing statements.

(l)    Corporate Charter and Good Standing Certificates. The Administrative Agent shall have received: (A) a copy of the Certificate or Articles of Incorporation or equivalent formation document of each Credit Party and any and all amendments and restatements thereof, certified as of a recent date by the relevant Secretary of State; and (B) copies of certificates of good standing or foreign qualification from each other jurisdiction in which each Credit Party is authorized or qualified to do business, in each case of this subclause (B) except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(m)    Closing Certificate. The Administrative Agent shall have received a Closing Certificate, dated the Closing Date, of an Authorized Officer, to the effect that, at and as of the Closing Date, both before and after giving effect to the initial Borrowings hereunder and the application of the proceeds thereof: (i) no Default or Event of Default has occurred or is continuing; and (ii) all representations and warranties of each Credit Party set forth in each Loan Document to which any Credit Party is a party are true and correct in all material respects (except for those representations and warranties that are conditioned by “materiality” or “material adverse effect”, which shall be true and correct in all respects). All documents attached to the Closing Certificate shall be in form and substance reasonably satisfactory to the Administrative Agent.

(n)    Financial Statements. The Administrative Agent shall have received unaudited consolidated financial statements for the Credit Parties for the fiscal year ended on December 31, 2019 and for each other fiscal quarter ending at least 45 days prior to the Closing Date.

(o)    Solvency Certificate. The Administrative Agent shall have received a solvency certificate in the form attached hereto as Exhibit D, dated as of the Closing Date, and executed by the Chief Financial Officer of the Borrower, certifying that the Borrower and its Subsidiaries, on a consolidated basis after giving effect to the Credit Facility, are solvent.

(p)    Proceedings and Documents. All corporate and other proceedings and all documents incidental to the transactions contemplated hereby shall be reasonably satisfactory in substance and form to the Administrative Agent and the Administrative Agent and its special counsel shall have received all such certified or other copies of such documents as the Administrative Agent or its special counsel may reasonably request.

(q)    Intercompany Subordination Agreement. The Credit Parties shall have duly executed and delivered the Intercompany Subordination Agreement.

(r)    Payment of Outstanding Indebtedness, etc. Substantially concurrently with the making of the Loans on the Closing Date, all of the existing Indebtedness and other Obligations under the Existing Credit Agreement, together with all interest, all payment premiums and all other amounts due and payable with respect thereto (including, without limitation, any amounts due pursuant to that certain Fee Letter dated as of March 9, 2018 between the Borrower, the Administrative Agent, and KeyBanc Capital Markets Inc., as joint lead arranger), shall be repaid in full from the proceeds of the Closing Date Term Loan, and the commitments in respect of such Indebtedness shall be permanently terminated or deemed terminated. Each Existing Lender shall receive on the Closing Date, after giving effect to this Agreement, the full amount of all principal and accrued and unpaid interest through, but not including, the Closing Date with respect to such Existing Lender’s Existing Loans as satisfaction in full for such Existing Loans of such Existing Lender.

(s)    Patriot Act. The Administrative Agent shall have received, at least five (5) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(t)    Ownership; Intercompany Debt. The Administrative Agent, in its sole discretion, shall be reasonably satisfied with (i) the capital and ownership structure and the equity holder arrangements of the Credit Parties on a pro forma basis, and (ii) the amount, terms, conditions and holders of all intercompany indebtedness of the Borrower and its Affiliates.

(u)    Due Diligence. The Administrative Agent shall have completed its business, operations, collateral, tax, accounting, legal (including, without limitation, lease obligations of the Borrower and its Subsidiaries), environmental, regulatory and other diligence review of the Borrower and its Subsidiaries with results reasonably satisfactory to the Administrative Agent.

(v)    Letter of Direction. The Administrative Agent shall have received a letter of direction containing funds flow information, with respect to the proceeds of the Loans on the Closing Date.

(w)    Miscellaneous. The Credit Parties shall have provided to the Administrative Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by the Administrative Agent or the Lenders.

(x)    Beneficial Ownership. The Administrative Agent shall have received not less than three (3) Business Days prior to the Closing Date a Beneficial Ownership Certification from the Borrower to the extent that it qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

Section 4.02    Conditions Precedent to All Credit Events. The obligations of the Lenders to make or participate in each Credit Event is subject, at the time thereof, to the satisfaction (or waiver) of the following conditions:

(a)    Notice. The Administrative Agent shall have received, as applicable, (i) a Notice of Borrowing meeting the requirements of Section 2.05(b) with respect to any Borrowing (other than a Continuation or Conversion), or (ii) a Notice of Continuation or Conversion meeting the requirements of Section 2.09(b) with respect to a Continuation or Conversion.

(b)    No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto, (i) there shall exist no Default or Event of Default and (ii) all representations and warranties of the Credit Parties contained herein or in the other Loan Documents shall be true and correct in all material respects (except for those representations and warranties that are conditioned by “materiality” or “material adverse effect”, which shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall have been true and correct in all material respects as of the date when made.

The acceptance of the benefits of (i) the Credit Events on the Closing Date shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Lenders that all of the applicable conditions specified in Sections 4.01 and 4.02 have been satisfied as of the times referred to in such Section, and (ii) each Credit Event thereafter shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Lenders that all of the applicable conditions specified in Section 4.02 have been satisfied as of the times referred to in such Section.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, each of the Borrower and Holdings makes the following representations and warranties to, and agreements with, the Administrative Agent and the Lenders, all of which shall survive the execution and delivery of this Agreement and each Credit Event:

Section 5.01    Corporate Status. Each Credit Party (i) is a duly organized or formed and validly existing corporation, partnership or limited liability company, as the case may be, in good standing or in full force and effect under the laws of the jurisdiction of its formation and has the corporate, partnership or limited liability company power and authority, as applicable, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, and (ii) has duly qualified and is authorized to do business in all jurisdictions where it is required to be so qualified or authorized, except with respect to clause (ii) hereof, where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.02    Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is party. Each Credit Party has duly executed and delivered each Loan Document to which it is party and each Loan Document to which it is party constitutes the legal, valid and binding agreement and obligation of such Credit Party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

Section 5.03    No Violation. Neither the execution, delivery and performance by any Credit Party of the Loan Documents to which it is party nor compliance with the terms and provisions thereof (i) will contravene any provision of any law, statute, rule, regulation, order, writ, injunction or decree of any Governmental Authority applicable to such Credit Party or its properties and assets, (ii) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than the Liens created pursuant to the Security Documents) upon any of the property or assets of such Credit Party pursuant to the terms of (A) any Material Contract, or (B) any other promissory note, bond, debenture, indenture, mortgage, deed of trust, credit or loan agreement, or any other agreement or other instrument, in each case of the foregoing, to the extent evidencing Material Indebtedness, to which such Credit Party is a party or by which it or any of its property or assets are bound or to which it may be subject, or (iii) will violate any provision of the Organizational Documents of such Credit Party in any material respect.

Section 5.04    Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required as a condition to (i) the execution, delivery and performance by any Credit Party of any Loan Document to which it is a party or any of its obligations thereunder, or (ii) the legality, validity, binding effect or enforceability of any Loan Document to which any Credit Party is a party, except in each case of the foregoing, the filing and recording of financing statements and other documents or instruments necessary in order to grant or perfect the Liens created by the Security Documents.

Section 5.05    Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower or Holdings, threatened in writing with respect to any Credit Party or any of their respective Subsidiaries or against any of their respective properties (i) that have had, or would reasonably be expected to have, a Material Adverse Effect, or (ii) that question the validity or enforceability of any of the Loan Documents, or of any action to be taken by any Credit Party pursuant to any of the Loan Documents.

Section 5.06    Use of Proceeds; Margin Regulations.

(a)    The proceeds of all Revolving Loans shall be utilized to provide working capital of the Borrower and its Subsidiaries and funds for other general corporate purposes of Holdings and its Subsidiaries, in each case, not inconsistent with the terms of this Agreement. The proceeds of the Term Loans shall be utilized to (i) repay the obligations under the Existing Credit Agreement and pay all fees (including breakage fees) and expenses in connection therewith, (ii) finance capital expenditures of the Borrower and its Subsidiaries and (iii) provide working capital of the Borrower and its Subsidiaries and funds for other general corporate purposes of Holdings and its Subsidiaries, in each case, not inconsistent with the terms of this Agreement.

(b)    No part of the proceeds of any Credit Event will be used directly or indirectly to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in violation of any of the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System. No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. At no time would more than 25% of the value of the assets of the Borrower or of the Borrower and its consolidated Subsidiaries that are subject to any “arrangement” (as such term is used in Section  221.2(g) of such Regulation U) hereunder be represented by Margin Stock.

Section 5.07     Financial Statements.

(a)    Holdings has furnished to the Administrative Agent and the Lenders complete and correct copies of the unaudited consolidated balance sheet, and the related statements of income and of cash flows, of Holdings and its Subsidiaries for the fiscal year ended December 31, 2019 and for each fiscal quarter ending at least 45 days prior to the Closing Date. All such financial statements have been prepared in accordance with GAAP, consistently applied (except as stated therein), and all such financial statements fairly present the financial position of Holdings and its Subsidiaries as of the respective dates indicated and the consolidated results of their operations and cash flows for the respective periods indicated, subject in the case of any such financial statements that are unaudited, to normal audit adjustments, none of which shall be material. Holdings and its Subsidiaries did not have, as of the date of the latest financial statements referred to above, and will not have as of the Closing Date after giving effect to the incurrence of Loans hereunder, any material or significant contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto in accordance with GAAP and that in any such case is material in relation to the business, operations, properties, assets, financial or other condition or prospects of Holdings and its Subsidiaries.

(b)    The financial projections of Holdings and its Subsidiaries prepared by Holdings and delivered to the Administrative Agent and the Lenders (the “Financial Projections”) on an annual basis for the fiscal years ending December 31, 2020, December 31, 2021, December 31, 2022, December 31, 2023 and December 31, 2024 were prepared on behalf of Holdings in good faith after taking into account historical levels of business activity of Holdings and its Subsidiaries, known trends, including general economic trends, and all other information, assumptions and estimates considered in good faith by management of Holdings and its Subsidiaries to be reasonably pertinent thereto; provided, however, that no representation or warranty is made as to any forward looking statements or information of a general economic or industry nature contained therein or as to whether Holdings’ projected consolidated results as set forth in the Financial Projections will actually be realized, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results for the periods covered by the Financial Projections may differ materially from the Financial Projections. No facts are known to Holdings as of the Closing Date which, if reflected in the Financial Projections, would result in a material adverse change in the assets, liabilities, results of operations or cash flows reflected therein.

Section 5.08    Solvency. The Credit Parties, taken as a whole, now have capital sufficient to carry on their business and transactions and all business and transactions in which they are about to engage and are now solvent and able to pay their debts as they mature, and the Credit Parties, taken as a whole, own property having a value, both at fair valuation and at present fair salable value, greater than the amount required to pay the Credit Parties’ debts; and the Credit Parties are not entering into the Loan Documents with the intent to hinder, delay or defraud their creditors. For purposes of this Section 5.08, “debt” means any liability on a claim, and “claim” means (y) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (z) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured; provided, that when computing the amount of any contingent liability, any such liability shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

Section 5.09    No Material Adverse Effect. Since December 31, 2018, there has been no change in the condition, business, affairs or prospects of the Borrower and its Subsidiaries taken as a whole, or their properties and assets considered as an entirety, except for changes none of which, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect.

Section 5.10    Tax Returns and Payments.

(a)    Each Credit Party has filed all federal income Tax returns and all other Tax returns, domestic and foreign, required to be filed by it and has paid all Taxes and assessments imposed upon it or upon its income, profits, or upon any properties belonging to it that have become due, other than those not yet delinquent and except for those contested in good faith and by proper proceedings and for which adequate reserves have been maintained in accordance with GAAP. Each Credit Party has established on its books such charges, accruals and reserves in respect of taxes, assessments, fees and other governmental charges for all fiscal periods as are required by GAAP. No Credit Party knows of any proposed assessment for additional Taxes for any period, or of any basis therefor, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b)    Except as set forth on Schedule 5.10, as of the Closing Date, no lien has been filed, created or placed by any Governmental Authority or taxing authority having appropriate jurisdiction on any property, asset, and/or related rights of any Credit Party or any Subsidiary of a Credit Party. The information set forth on Schedule 5.10 is true and correct in all respects.

Section 5.11    Title to Properties, etc. Each Credit Party has good and marketable title, in the case of Real Property, and good title (or valid Leaseholds, in the case of any leased property), in the case of all other personal property, to all of its properties and assets, in each instance, necessary in the ordinary conduct of their respective businesses, free and clear of Liens other than Permitted Liens. Schedule 5.11 sets forth a complete list in all material respects of Real Property owned and/or leased or subleased (as lessor or sublessor, lessee or sublessee) by the Credit Parties on the Closing Date. Holdings does not own and/or lease or sublease (as lessor or sublessor, lessee or sublessee) any Real Property.

Section 5.12    Lawful Operations, etc. Each Credit Party and each of its Subsidiaries: (i) holds all necessary foreign, federal, state, local and other governmental licenses, registrations, certifications, permits and authorizations necessary to conduct its business and own its properties; and (ii) is in full compliance with all requirements imposed by law, regulation or rule, whether foreign, federal, state or local, that are applicable to it, its operations, or its properties and assets, including, without limitation, applicable requirements of Environmental Laws, except in each case, for any failure to obtain and maintain in effect, or noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 5.13    Environmental Matters.

(a)    Each Credit Party and each of their Subsidiaries is in compliance with all applicable Environmental Laws, except to the extent that any such failure to comply (together with any resulting penalties, fines or forfeitures) would not reasonably be expected to have a Material Adverse Effect. All licenses, permits, registrations or approvals required for the conduct of the business of each Credit Party and each of their Subsidiaries under any Environmental Law have been secured and each Credit Party and each of their Subsidiaries is in substantial compliance therewith , except for such licenses, permits, registrations or approvals the failure to secure or to comply therewith is not reasonably likely to have a Material Adverse Effect. No Credit Party nor any of their Subsidiaries has received written notice of, or otherwise has knowledge, that it is in any respect in, noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree pursuant to Environmental Law which such Credit Party or such Subsidiary is a party or that would affect the ability of such Credit Party or such Subsidiary to operate any Real Property, and no event has occurred and is continuing that, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliance, breaches or defaults as would not reasonably be expected to, in the aggregate, have a Material Adverse Effect. There are no Environmental Claims pending or, to the knowledge of any Credit Party, threatened wherein an unfavorable decision, ruling or finding would reasonably be expected to have a Material Adverse Effect. There are no facts, circumstances, conditions or occurrences on any Real Property now or at any time owned, leased or operated by the Credit Parties or their Subsidiaries or on any property adjacent to any such Real Property, that to the knowledge of the Credit Parties or as to which any Credit Party or any such Subsidiary has received written notice, that would reasonably be expected: (i) to form the basis of an Environmental Claim against any Credit Party or any of their Subsidiaries or any Real Property of a Credit Party or any of their Subsidiaries; or (ii) to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law, except in each such case, such Environmental Claims or restrictions that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(b)    The Credit Parties and their Subsidiaries have not at any time (i) generated, used, treated or stored on, or transported Hazardous Materials to or from, any Real Property of the Credit Parties or any of their Subsidiaries or (ii) released Hazardous Materials on or about any such Real Property, except in each such case where such occurrence or event is in compliance with or would not reasonably be expected to give rise to liability under Environmental Laws and, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 5.14    Compliance with ERISA. Compliance by the Credit Parties with the provisions hereof and Credit Events contemplated hereby will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code. The Credit Parties, their Subsidiaries and each ERISA Affiliate (i) have fulfilled all obligations under the minimum funding standards of ERISA and the Code with respect to each Plan that is not a Multiemployer Plan or a Multiple Employer Plan, (ii) have satisfied all contribution obligations in respect of each Multiemployer Plan and each Multiple Employer Plan in all material respects, (iii) are in compliance in all material respects with all other applicable provisions of ERISA and the Code with respect to each Plan, each Multiemployer Plan and each Multiple Employer Plan, (iv) have not incurred any material liability as a result of the partial or total withdrawal from any Multiemployer Plan by a Credit Party, their Subsidiaries or any ERISA Affiliate; and (v) have not incurred any material liability under Title IV of ERISA to the PBGC with respect to any Plan, any Multiemployer Plan, any Multiple Employer Plan, or any trust established thereunder. No Plan or trust created thereunder has been terminated, and there have been no Reportable Events, with respect to any Plan or trust created thereunder or with respect to any Multiemployer Plan or Multiple Employer Plan, which termination or Reportable Event will or could give rise to a material liability of the Credit Parties or any ERISA Affiliate in respect thereof. No Credit Party nor any Subsidiary of a Credit Party nor any ERISA Affiliate has any contingent liability with respect to any post-retirement “welfare benefit plan” (as such term is defined in ERISA) except as has been disclosed to the Administrative Agent and the Lenders in writing. No Credit Party holds “plan assets” (“Plan Assets”) within the meaning of 29 C.F.R. 2510.3-101, as modified by Section 3(42) of ERISA.

Section 5.15    Intellectual Property, etc. Each Credit Party and each of its Subsidiaries has obtained or has the right to use all patents, trademarks, service marks, trade names, copyrights, licenses and other rights with respect to the foregoing necessary for the present conduct of its business, without any known conflict with the rights of others, except for such patents, trademarks, service marks, trade names, copyrights, licenses and rights, the loss of which, and such conflicts that, in any such case individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, Schedule 5.15 sets forth a complete list of all material licenses, trade names and service marks and all registered patents, trademarks and copyrights, in each case with respect to Intellectual Property. Holdings is not the holder of any material licenses, trade names, service marks, registered patents, trademarks or copyrights, in each case with respect to Intellectual Property.

Section 5.16    Investment Company Act, etc. No Credit Party nor any of its Subsidiaries is (i) subject to regulation with respect to limiting the creation or incurrence of Indebtedness under the Federal Power Act, as amended or any applicable Federal or state public utility law or (ii) required to register as an “investment company” (as such term is defined in the Investment Company Act of 1940, as amended).

Section 5.17    Insurance. The Credit Parties and their Subsidiaries maintain insurance coverage in material compliance with the terms of Section 6.03. Schedule 5.17 sets forth a complete list of all insurance maintained by the Credit Parties on the Closing Date.

Section 5.18    Burdensome Contracts; Labor Relations. No Credit Party nor any of its Subsidiaries (a) is subject to any burdensome contract, agreement, corporate restriction, judgment, decree or order, (b) is a party to any labor dispute affecting any bargaining unit or other group of employees generally, (c) is subject to any strike, slowdown, workout or other concerted interruptions of operations by employees of a Credit Party or any Subsidiary, whether or not relating to any labor contracts, (d) is subject to any pending or, to the knowledge of any Credit Party, threatened, unfair labor practice complaint, before the National Labor Relations Board, (e) is subject to any pending or, to the knowledge of any Credit Party, threatened grievance or arbitration proceeding arising out of or under any collective bargaining agreement, (f) is subject to any pending or, to the knowledge of any Credit Party, threatened significant strike, labor dispute, slowdown or stoppage, or (g) is, to the knowledge of the Credit Parties, involved or subject to any union representation organizing or certification matter with respect to the employees of the Credit Parties or any of their Subsidiaries, except (with respect to any matter specified in any of the above clauses (a)-(g)) for such matters as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has suffered any strikes, walkouts or work stoppages in the five years preceding the Closing Date.

Section 5.19    Security Interests. Once executed and delivered, each of the Security Documents creates, as security for the Secured Obligations (as defined in the Security Agreement and the Holdings Guaranty and Security Agreement, as applicable), a valid and enforceable (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)), and upon making the filings and recordings referenced in the next sentence, perfected security interest in and Lien on all of (i) the Collateral (as defined in the Security Agreement) in place at the Closing Date and (ii) the Collateral (as defined in the Holdings Guaranty and Security Agreement) in favor of the Administrative Agent for the benefit of the Secured Creditors, in each case, subject to no Liens other than the Standard Permitted Liens permitted under Section 7.03(e). No filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings required in connection with any such Security Document that shall have been made, or for which satisfactory arrangements have been made, upon or prior to the execution and delivery thereof in accordance with the terms of such Security Document.

Section 5.20    True and Complete Disclosure. The written factual information (taken as a whole) furnished by or on behalf of any Credit Party (taken as a whole) to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated herein (including the offering and disclosure materials, if any, delivered by or on behalf of any Credit Party to Administrative Agent or the Lenders prior to the Closing Date), other than the Financial Projections or any forward looking statements or information of a general economic or industry nature (as to which representations are made only as provided in Section 5.07(b)), is, true and accurate in all material respects on the date as of when made or delivered, as applicable, and not incomplete by omitting to state any material fact necessary to make such representation and warranty or written statement (each of the foregoing, taken as a whole) not materially misleading at such time in light of the circumstances under when made or delivered, as applicable.

Section 5.21    Defaults. No Default or Event of Default exists as of the Closing Date, nor will any Default or Event of Default begin to exist immediately after the execution and delivery of this Agreement.

Section 5.22    Capitalization. As of the Closing Date, Schedule 5.22(a) sets forth a true, complete and accurate description of the equity capital structure of Holdings and each of its Subsidiaries showing, for each such Person, accurate ownership percentages of the equityholders of record and accompanied by a statement of authorized and issued Equity Interests for each such Person. Except as set forth on Schedule 5.22(b), as of the Closing Date (a) there are no preemptive rights, outstanding subscriptions, warrants or options to purchase any Equity Interests of any Credit Party and (b) there are no obligations of any Credit Party to redeem or repurchase any of its Equity Interests. The Equity Interests of each Credit Party described on Schedule 5.22(a) (i) are validly issued and fully paid and non-assessable (to the extent such concepts are applicable to the respective Equity Interests) and (ii) are owned of record and beneficially as set forth on Schedule 5.22(a), free and clear of all Liens (other than Liens created under the Security Documents).

Section 5.23    Anti-Terrorism and Anti-Money Laundering Law Compliance. Each Credit Party and each Subsidiary of each Credit Party is and will remain in compliance in all material respects with all Sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control, and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. None of the Credit Parties or any of their Subsidiaries or, to the knowledge of the Borrower, any agent, affiliate, representative officer, director or employee of the Credit Parties (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the subject or target of any Sanctions such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person, (iii) is controlled by (including without limitation by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person or entity on the SDN List or that is the target of Sanctions, or (iv) is located, organized, or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, currently, Crimea, Cuba, Iran, North Korea and Syria. The Credit Parties, each of their Subsidiaries and, to the knowledge of the Borrower, each of their Affiliates are in compliance in all material respects with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. Neither the Credit Parties, nor any of their officers, directors, employees, or subsidiaries nor, to the knowledge of the Borrower, any agent, affiliate or representative of the Credit Parties, will use the proceeds of any Loan, directly or indirectly, (1) to make any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended or (2) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (3) in any other manner that would result in a violation of Sanctions by any Person (including any party to this Agreement). No Credit Party nor any of their respective Subsidiaries shall be subject to or in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Lender from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower or any other Credit Party.

Section 5.24    Location of Bank Accounts. Schedule 5.24 sets forth a complete and accurate list as of the Closing Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Credit Party, together with a reasonably detailed description thereof.

Section 5.25    Material Contracts. Schedule 5.25 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date. As of the Closing Date, all such Material Contracts are in full force and effect and no material defaults by a Credit Party currently exist thereunder (other than as described in reasonable detail in Schedule 5.25).

Section 5.26    Affiliate Transactions. Except as set forth on Schedule 5.26, as of the date of this Agreement, there are no existing or proposed agreements, arrangements or transactions between any Credit Party and any of the officers, members, managers, directors, stockholders, parents, other interest holders, employees, or Affiliates (other than the Subsidiaries) of any Credit Party or any members of their respective immediate families, and none of the foregoing Persons are directly or indirectly indebted to or have any direct or indirect ownership, partnership, or voting interest in any Affiliate of any Credit Party, in each case of the foregoing, except as expressly permitted by this Agreement.

Section 5.27    Holding Company. Holdings is not engaged in any trade or business, other than the ownership of 100% of the Equity Interests of the Borrower and activities directly relating or incidental thereto, the performance of its obligations under the Loan Documents to which it is a party and its Organizational Documents, the maintenance of its corporate existence and corporate governance, the performance of activities expressly contemplated hereby and the launch and implementation of an IPO or any other issuance of Equity Interests and activities necessary or reasonably advisable for or incidental to the initial registration and listing of Holdings’ Equity Interests and its continued existence as a public company.

Section 5.28    EEA Financial Institution. No Credit Party is an EEA Financial Institution.

Section 5.29    Beneficial Ownership Certificate. The information included in the Beneficial Ownership Certification most recently delivered to Administrative Agent is true and correct in all respects.

ARTICLE VI

AFFIRMATIVE COVENANTS

Each of the Borrower and Holdings hereby covenants and agrees that on the Closing Date and thereafter so long as this Agreement is in effect and until such time as the Commitments have been terminated and the Loans, together with interest, Fees and all other Obligations incurred hereunder and under the other Loan Documents, have been paid in full, as follows:

Section 6.01    Reporting Requirements. The Borrower will furnish to the Administrative Agent for delivery to each Lender:

(a)    Annual Financial Statements. As soon as available and in any event within 120 days after the close of each fiscal year of Holdings (commencing with the fiscal year ending on December 31, 2019), the audited consolidated balance sheets of Holdings and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, of stockholders’ equity and of cash flows for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, all in reasonable detail and accompanied by (i) a Narrative Report for such fiscal year and (ii) the opinion with respect to such consolidated financial statements of independent public accountants of recognized national standing selected by Holdings (which shall include Ernst & Young), which opinion shall be unqualified (other than in respect of foreign subsidiaries of Holdings for which such accountants may rely on the audits of other accountants in a manner consistent with past practices) and shall state that such accountants audited such consolidated financial statements in accordance with generally accepted auditing standards applied on a basis consistent with past practices (except as otherwise disclosed in such financial statements), that such accountants believe that such audit provides a reasonable basis for their opinion, and that in their opinion such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Holdings and its consolidated subsidiaries as at the end of such fiscal year and the consolidated results of their operations and cash flows for such fiscal year in conformity with generally accepted accounting principles, together with all management letters of such accountants addressed to Holdings or any other Credit Party, if any.

(b)    Quarterly Financial Statements. As soon as available and in any event within 45 days after the close of each quarterly accounting period in each fiscal year of Holdings (or within 60 days after the close of the fourth fiscal quarter of any fiscal year; provided that after an IPO the Borrower shall not be required to deliver financial statements in respect of the fourth quarter of any fiscal year), commencing with the fiscal quarter ending March 31, 2020, the unaudited consolidated balance sheets of Holdings and its consolidated Subsidiaries as at the end of such quarterly period and the related unaudited consolidated statements of income and of cash flows for such quarterly period and/or for the fiscal year to date, and setting forth, in the case of such unaudited consolidated and consolidating statements of income and of cash flows, comparative figures for the related periods in the prior fiscal year, and which shall be certified on behalf of Holdings by the Chief Financial Officer of Holdings, subject to changes resulting from normal year-end audit adjustments and accompanied by a Narrative Report for such fiscal quarter.

(c)    Officer’s Compliance Certificates. At the time of the delivery of the financial statements provided for in subparts (a) and (b) above (solely in the case of the foregoing clause (b), other than the fourth fiscal quarter of any fiscal year) (i) a certificate (a “Compliance Certificate”), substantially in the form of Exhibit E, signed by the Chief Financial Officer of Holdings to the effect that (A) no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof and the actions the Credit Parties have taken or proposes to take with respect thereto, and (B) the representations and warranties of the Credit Parties are true and correct in all material respects, except to the extent that any relate to an earlier specified date, in which case, such representations shall be true and correct in all material respects as of the date made, which certificate shall set forth the calculations required to establish compliance with the provisions of Section 7.07, provided that no Compliance Certificate shall be required with respect to the fiscal year ending December 31, 2019 and (ii) if, as a result of any change in accounting principles and policies (or the application thereof) from those used in the preparation of the historical financial statements of the Borrower and Holdings, the consolidated financial statements of the Credit Parties delivered pursuant to Sections 6.01(a) and (b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to the Administrative Agent.

(d)    Budgets and Forecasts. Not later than 45 days after the end of, and no earlier than 60 days prior to the end of, each fiscal year of Holdings and its Subsidiaries, commencing with the fiscal year ending December 31, 2020, a consolidated budget in reasonable detail and otherwise in form and substance reasonably acceptable to the Administrative Agent for each of the four fiscal quarters of the following fiscal year.

(e)    Notices. Promptly, and in any event within five Business Days, after any Authorized Officer of any Credit Party or any Subsidiary obtains knowledge thereof, notice of:

(i)    the occurrence of any event that constitutes a Default or Event of Default;

(ii)    the commencement of, or any other material development concerning, any litigation or governmental or regulatory proceeding pending against any Credit Party or any Subsidiary or the occurrence of any other event, in each case of the foregoing if the same would be reasonably likely to have a Material Adverse Effect;

(iii)    any significant adverse change in the Borrower’s or any Subsidiary’s relationship with, or any significant event or circumstance that is in the Borrower’s reasonable judgment likely to adversely affect the Borrower’s or any Subsidiary’s relationship with, (A) any customer (or related group of customers) party to a Material Contract, or (B) any supplier that is party to a Material Contract;

(iv)    any amendment or waiver of the terms of, or notice of default under, the Subordinated Debt Documents;

(v)    any Event of Loss resulting in Net Cash Proceeds in an amount greater than $5,000,000;

(vi)    any event that would reasonably be expected to have a Material Adverse Effect; or

(vii)    any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification, a new Beneficial Ownership Certification.

(f)    ERISA. Promptly, and in any event within 10 Business Days after any officer of any Credit Party or any Subsidiary of a Credit Party or any ERISA Affiliate knows of the occurrence of any ERISA Event, the Borrower will deliver to the Administrative Agent and each of the Lenders a certificate of an Authorized Officer of the Borrower setting forth in reasonable detail as to such occurrence and the action, if any, that such Credit Party or such Subsidiary of such Credit Party or such ERISA Affiliate proposes to take, together with any notices required to be given by such Credit Party or such Subsidiary of such Credit Party or the ERISA Affiliate to or filed with the PBGC, a Plan participant or the Plan administrator with respect thereto.

(g)    Environmental Matters. Promptly upon, and in any event within 10 Business Days after, an officer of a Credit Party or any Subsidiary of a Credit Party obtaining knowledge thereof, notice of one or more of the following environmental matters to the extent any of the following would reasonably be expected to have a Material Adverse Effect: (i) any pending or threatened Environmental Claim against such Credit Party or any of its Subsidiaries or any Real Property owned or operated by such Credit Party or any of its Subsidiaries; (ii) any condition or occurrence on or arising from any Real Property owned or operated by such Credit Party or any of its Subsidiaries that (A) results in noncompliance by such Credit Party or any of its Subsidiaries with any applicable Environmental Law or (B) would reasonably be expected to form the basis of an Environmental Claim against such Credit Party or any of its Subsidiaries or any such Real Property; (iii) any condition or occurrence on any Real Property owned, leased or operated by such Credit Party or any of its Subsidiaries that would reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability by such Credit Party or any of its Subsidiaries of such Real Property under any Environmental Law; and (iv) the taking of any removal or remedial action in response to the actual or alleged release or threatened release of any Hazardous Material on any Real Property owned, leased or operated by such Credit Party or any of its Subsidiaries as required by any Environmental Law or any governmental agency. All such notices shall describe in reasonable detail the nature of the Environmental Claim or environmental matter, the Credit Party’s or such Subsidiary’s response thereto and a good faith estimate of the potential exposure in Dollars of the Credit Parties and their Subsidiaries with respect thereto.

(h)    SEC Reports and Registration Statements. Promptly after transmission thereof or other filing with the SEC, copies of all registration statements and all annual, quarterly or current reports that any Credit Party or any Subsidiary files with the SEC on Form 10-K, 10-Q or 8-K (or any successor forms). Any such documents that are filed pursuant to and are accessible through the SEC’s EDGAR system (or any successor electronic gathering system) will be deemed to have been provided in accordance with this clause (h) so long as the Administrative Agent has received notification of the same. Notwithstanding anything herein to the contrary, after an IPO the Borrower shall be deemed to have delivered the financial statements required to be delivered under Section 6.01(a) or Section 6.01(b) upon the filing of such financial statements through the SEC’s EDGAR system (or any successor electronic gathering system); provided that (i) such financial statements filed with the SEC comply with the financial reporting requirements under

Section 6.01(a) or Section 6.01(b), as applicable, and (ii) such financial statements have been filed within the deadlines to provide such financial statements set forth in Section 6.01(a) or Section 6.01(b), as applicable.

(i)    Auditors’ Internal Control Comment Letters, etc. Promptly upon receipt thereof, a copy of each letter or memorandum commenting on internal accounting controls and/or accounting or financial reporting policies followed by the Credit Parties and/or any of their Subsidiaries that is submitted to such Credit Party or Subsidiary, as applicable, by its independent accountants in connection with any annual or interim audit made by them of the books of Holdings or any of its Subsidiaries.

(j)    Press Releases. Promptly after the release thereof to any news organization or news distribution organization, copies of any press releases and other similar statements intended to be made available generally by any Credit Party or any Subsidiary to the public concerning material developments relating to such Credit Party or its Subsidiaries.

(k)    Information Relating to Collateral. At the time of the delivery of the annual financial statements provided for in subpart (a) above, a certificate of an Authorized Officer of Holdings (i) setting forth any changes to the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the most recently delivered or updated Perfection Certificate, (ii) outlining all material insurance coverage maintained as of the date of such report by the Credit Parties and all material insurance coverage in place for the immediately succeeding fiscal year and (iii) certifying that no Authorized Officer of any Credit Party has taken any actions (and is not aware of any actions so taken) to terminate any UCC financing statements or other filings, recordings or registrations, including all refilings, rerecordings and reregistrations thereof, filed pursuant to the Loan Documents.

(l)    Other Notices. Subject to applicable confidentiality obligations, promptly after the transmission or receipt thereof, as applicable, copies of all notices received or sent by any Credit Party to or from the holders of any Material Indebtedness or any trustee with respect thereto.

(m)    Notice Regarding Leases. Promptly, and in any event within thirty (30) days after (i) any Real Property lease of any Credit Party is terminated or amended, in each case in a manner that would reasonably be expected to have a Material Adverse Effect, (ii) there is a default under any Real Property lease of any Credit Party (including with respect to any public warehouse where Collateral is located) that would reasonably be expected to have a Material Adverse Effect, or (iii) excluding any renewals of any Real Property lease in accordance with the terms thereof (including any automatic renewals), any new Real Property lease is entered into, written notice of the same.

(n)    Notice Regarding Swap Agreements. Promptly, and in any event within ten (10) Business Days after any Credit Party enters into a swap agreement not in the ordinary course of business or any amendment thereto, written notice of the same.

(o)    Violation of Anti-Terrorism Laws. Promptly (i) if any Credit Party obtains knowledge that any Credit Party or any Affiliate of any Credit Party, or any other holder at any time of any direct or indirect equitable, legal or beneficial interest therein is the subject of any of the Anti-Terrorism Laws, such Credit Party will notify the Administrative Agent and (ii) upon the request of the Administrative Agent or any Lender (through the Administrative Agent), such Credit Party will provide any information available to such Credit Party which the Administrative Agent or such Lender believes is reasonably necessary to be delivered to comply with the USA Patriot Act.

(p)    Other Information. Promptly upon the reasonable written request therefor (and in any event within twenty (20) days of such request), such other information or documents (financial or otherwise) relating to any Credit Party or any Subsidiary as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request in writing from time to time.

Section 6.02    Books, Records and Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, (i) keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Credit Party or such Subsidiary, as the case may be, in accordance with GAAP; and (ii) permit officers and designated representatives of the Administrative Agent, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and the Administrative Agent and the Lenders shall have access at any and all times during the continuance thereof), to visit and inspect any of the properties or assets of such Credit Party and/or its Subsidiaries in whomsoever’s possession (but only to the extent such Credit Party or such Subsidiary, as applicable, has the right to do so to the extent in the possession of another Person), to examine the books of account of such Credit Party or such Subsidiary, as applicable, and make copies thereof and take extracts therefrom, and to discuss the affairs, finances and accounts of such Credit Party and/or such Subsidiary, as applicable, with, and be advised as to the same by, its and their officers, but no more than one visit in any fiscal year unless an Event of Default has occurred and is continuing.

Section 6.03    Insurance.

(a)    Each Credit Party will, and will cause each of its Subsidiaries to, (i) maintain insurance coverage by such insurers and in such forms and amounts and against such risks as are (A) generally consistent with the insurance coverage maintained by the Credit Parties and their Subsidiaries as of the Closing Date or (B) customarily carried by companies engaged in similar businesses of the same size and character as the business of the Credit Parties, and (ii) promptly following the Administrative Agent’s written request, furnish to the Administrative Agent for delivery to Lenders such information about such insurance as the Administrative Agent may from time to time reasonably request in writing, which information shall be prepared in form and detail reasonably satisfactory to the Administrative Agent.

(b)    Each Credit Party will at all times keep its respective property that is subject to the Lien of any Security Document insured as set forth in Section 6.03(a) in favor of the Administrative Agent, for the benefit of the Secured Creditors and all policies or certificates (or certified copies thereof) with respect to such insurance covering property or business of such Credit Party (and any other insurance covering property or business of such Credit Party maintained by the Credit Parties) (i) shall be endorsed to the Administrative Agent’s reasonable satisfaction for the benefit of the Administrative Agent (including, without limitation, by naming the Administrative Agent as loss payee (with respect to Collateral) or, to the extent permitted by applicable law, as an additional insured), (ii) shall state that such insurance policies shall not be canceled without 30 days’ prior written notice thereof (or 10 days’ prior written notice in the case of cancellation for the non-payment of premiums) by the respective insurer to the Administrative Agent, (iii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Administrative Agent and the Lenders, and (iv) shall in the case of any such certificates or endorsements in favor of the Administrative Agent, be delivered to or deposited with the Administrative Agent.

(c)    If any Credit Party shall fail to maintain any insurance in accordance with Section 6.03(a), or if any Credit Party shall fail to so endorse and deliver or deposit all endorsements or certificates in accordance with Section 6.03(b), the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrower agrees to reimburse the Administrative Agent on demand for all documented costs and expenses of procuring such insurance.

(d)    With respect to each Mortgaged Real Property that is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” with respect to which flood insurance has been made available under Flood Insurance Laws, the applicable Credit Party (A) has obtained and will maintain, with financially sound and reputable insurance companies (except to the extent that any insurance company insuring the Mortgaged Real Property of the Credit Party ceases to be financially sound and reputable after the Closing Date, in which case, the Borrower shall promptly replace such insurance company with a financially sound and reputable insurance company), such flood insurance in such reasonable total amount as the Administrative Agent and the Lenders may from time to time reasonably require, and otherwise sufficient to comply in all material respects with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (B) promptly upon written request of the Administrative Agent or any Lender, will deliver to the Administrative Agent or such Lender, as applicable, evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent or such Lender, including, without limitation, evidence of annual renewals of such insurance.

Section 6.04    Payment of Taxes and Claims. Each Credit Party will file all applicable material Tax returns and pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material Taxes, claims, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims that, if unpaid, would become a Lien or charge upon any properties of any Credit Party or any of their respective Subsidiaries; provided, however, that no Credit Party nor any of their respective Subsidiaries shall be required to pay any such Tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if (i) it has maintained adequate reserves with respect thereto in accordance with GAAP and (ii) in the case of a Tax or claim that has become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.

Section 6.05    Preservation of Existence; Corporate Franchises. Each Credit Party will, and will cause each of its Subsidiaries to, will do, and will cause each of its Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its (i) corporate existence and (ii) rights and authority, qualification, franchises, licenses, permits, and intellectual property rights, in the case of the foregoing clause (ii), except as would not be reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this Section 6.05 shall be deemed to prohibit any transaction permitted by Section 7.02.

Section 6.06    Compliance with Statutes, etc. Each Credit Party will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, in each case, other than those the noncompliance with which would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect. Each Credit Party will maintain in effect and enforce policies and procedures designed to ensure compliance, in all material respects, by each Credit Party and their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Terrorism Laws and anti-money laundering rules and regulations applicable to the Credit Parties and their Subsidiaries.

Section 6.07    Compliance with Environmental Laws. Without limitation of the covenants contained in Section 6.06:

(a)    Each Credit Party will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws applicable to the ownership, lease or use of all Real Property now or hereafter owned, leased or operated by such Credit Party or any of its Subsidiaries, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, except to the extent that such compliance with Environmental Laws is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP, and the reasonably likely outcome in such proceedings would not reasonably be expected to have a Material Adverse Effect.

(b)    Each Credit Party will keep or cause to be kept, and will cause each of its Subsidiaries to keep or cause to be kept, all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws other than Permitted Liens.

(c)    No Credit Party nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Credit Parties or any of their Subsidiaries or transport or permit the transportation of Hazardous Materials to or from any such Real Property other than in compliance with applicable Environmental Laws and in the ordinary course of business, except to the extent that any noncompliance with Environmental Laws is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP, and the reasonably likely outcome in such proceedings would not reasonably be expected to have a Material Adverse Effect.

(d)    If required to do so under any applicable order of any Governmental Authority, each Credit Party will undertake, and cause each of its Subsidiaries to undertake any clean up, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any Real Property owned, leased or operated by the Credit Parties or any of its Subsidiaries in accordance with, in all material respects, the requirements of all applicable Environmental Laws and in accordance with, in all material respects, such orders of all Governmental Authorities, except to the extent that such Credit Party or such Subsidiary contesting such order in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP, and the reasonably likely outcome in such proceedings would not reasonably be expected to have a Material Adverse Effect.

Section 6.08    Certain Subsidiaries to Join in Guaranty. In the event that at any time after the Closing Date, any Credit Party acquires, creates or has any Domestic Subsidiary which is not an Immaterial Subsidiary that is not already a party to the Guaranty, such Credit Party will promptly, but in any event within 30 days, cause such Subsidiary to deliver to the Administrative Agent, (a) a Guaranty Supplement (as defined in the Guaranty), duly executed by such Domestic Subsidiary, pursuant to which such Domestic Subsidiary joins in the Guaranty as a guarantor thereunder, (b) a Security Agreement Joinder (as defined in the Security Agreement), duly executed by such Domestic Subsidiary, pursuant to which such Domestic Subsidiary joins in the Security Agreement as a grantor thereunder, (c) resolutions of the Board of Directors or equivalent governing body of such Domestic Subsidiary, certified by the Secretary or an Assistant Secretary of such Domestic Subsidiary, as duly adopted and in full force and effect, authorizing the execution and delivery of such joinder, supplement and the other Loan Documents to which such Domestic Subsidiary is or will be a party, together with such other corporate documentation and an opinion of counsel as the Administrative Agent shall reasonably request, in each case, in form and substance reasonably satisfactory to the Administrative Agent, and (d) all such documents, instruments, agreements, and certificates to the extent required by Section 6.09. In the event that any Person becomes a Foreign Subsidiary of the Borrower, and the ownership interests of such Foreign Subsidiary are owned by the Borrower, any Domestic Subsidiary or any other Subsidiary Guarantor thereof, the Borrower shall, or shall cause such Domestic Subsidiary or any other Subsidiary Guarantor to, deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Section 6.09, and the Borrower shall take, or shall cause such Domestic Subsidiary or other Subsidiary Guarantor to take, all of the actions referred to in Section 6.09.

Section 6.09    Additional Security; Real Property Matters; Further Assurances.

(a)    Additional Security. Subject to subpart (b) below, if any Credit Party acquires, owns or holds an interest in any Real Property with a fair market value in excess of $5,000,000 for any Real Property, the Borrower will promptly notify the Administrative Agent in writing of such event, identifying the property in question and referring specifically to the rights of the Administrative Agent and the Lenders under this Section, and the Credit Party will, or will cause such Subsidiary to, within 60 days following written request by the Administrative Agent, grant to the Administrative Agent for the benefit of the Secured Creditors a Lien on such Real Property or such personal property pursuant to the terms of such security agreements, assignments, Mortgages or other documents as the Administrative Agent deems reasonably appropriate (collectively, the “Additional Security Documents”). Furthermore, the Borrower or such other Credit Party shall cause to be delivered to the Administrative Agent such opinions of local counsel, corporate resolutions, a Perfection Certificate, and other related documents as may be reasonably requested by the Administrative Agent in connection with the execution, delivery and recording of any such Additional Security Document or joinder, all of which documents shall be in form and substance reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, the Administrative Agent shall not enter into any Mortgage in respect of any real property acquired by the Borrower or any other Credit Party after the Closing Date until (1) the date that occurs 45 days after the Administrative Agent has delivered to the Lenders (which may be delivered electronically) the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the Borrower (or applicable Credit Party) of that fact and (if applicable) notification to the Borrower (or applicable Credit Party) that flood insurance coverage is not available and (B) evidence of the receipt by the Borrower (or applicable Credit Party) of such notice; and (iii) if such notice is required to be provided to the Borrower (or applicable Credit Party) and flood insurance is available in the community in which such real property is located, evidence of required flood insurance and (2) the Administrative Agent shall have received written confirmation from each of the Lenders that flood insurance due diligence and flood insurance compliance has been completed by the Lenders (such written confirmation not to be unreasonably conditioned, withheld or delayed).

(b)    Foreign Subsidiaries. Each Credit Party shall be required to pledge (or cause to be pledged) 100% of the Equity Interests in any Subsidiary that is directly owned by such Credit Party (other than Droplet Offshore Services Private Limited); provided, however, that with respect to (i) any Foreign Subsidiary that is treated as a “controlled foreign corporation” within the meaning of Section 957 of the Code (a “CFC”) or (ii) any Subsidiary substantially all the assets of which consist of Equity Interests in one or more Foreign Subsidiaries that are CFCs, if the Administrative Agent determines in its sole discretion exercised in good faith in consultation with the Borrower that a pledge of 100% of the Equity Interests in such Subsidiary would reasonably be expected to subject Holdings, the Borrower or any of their Subsidiaries to material adverse tax consequences, a pledge of the Equity Interests of such Subsidiary shall be limited to 65% of the voting Equity Interests (and 100% of the non-voting Equity Interests) of such Subsidiary. In addition, in no event shall foreign-law governed security documents or perfection under foreign law be required (other than with respect to (x) the pledge of such 100% of the Equity Interests as set forth in the in this subclause (b) and (y) the addition of a Foreign Subsidiary as a Subsidiary Guarantor pursuant to clause (ii) of the definition thereof).

(c)    Real Property Matters. The Credit Parties shall have delivered to the Administrative Agent with respect to each parcel of Real Property owned or acquired by a Credit Party after the Closing Date with a fair market value greater than $5,000,000, to the extent that such parcel of Real Property becomes subject to a Mortgage pursuant to Section 6.09(a) above, within 30 days after such parcel of Real Property becomes subject to a Mortgage, all of the following:

(i)    an American Land Title Association (ALTA) mortgagee title insurance policy or policies, or unconditional commitments therefor (a “Title Policy”) issued by a title insurance company reasonably satisfactory to the Administrative Agent (a “Title Company”), in an amount not less than the amount reasonably required therefor by the Administrative Agent (taking into account the estimated value of the property involved), insuring fee simple title to, or a valid leasehold interest in, such Real Property vested in the applicable Credit Party and assuring the Administrative Agent that the applicable Mortgage creates a valid and enforceable first priority mortgage lien on the respective Real Property encumbered thereby, subject only to Permitted Liens, which Title Policy (1) shall include an endorsement for mechanics’ liens, for revolving, “variable rate” and future advances under this Agreement and for any other matters reasonably requested by the Administrative Agent, and (2) shall provide for affirmative insurance and such reinsurance as the Administrative Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Administrative Agent;

(ii)    a title report issued by the Title Company with respect thereto, dated not more than 30 days prior to the date of execution of the applicable Mortgage and reasonably satisfactory in form and substance to the Administrative Agent;

(iii)    available copies of all recorded documents listed as exceptions to title or otherwise referred to in the Title Policy or in such title report relating to such real Property;

(iv)    a survey, in form and substance reasonably satisfactory to the Administrative Agent, of such Real Property, certified in a manner reasonably satisfactory to the Administrative Agent by a licensed professional surveyor reasonably satisfactory to the Administrative Agent;

(v)    a certificate of the Borrower identifying any Phase I, Phase II or other environmental report received in final form by any Credit Party during the five year period prior to the date of execution of the Mortgage relating to such Real Property and/or the operations conducted therefrom, or stating that no such final form reports have been requested or received by any Credit Party (or its counsel), together with true and correct copies of all such environmental reports so listed; and all such environmental reports shall be reasonably satisfactory in form and substance to the Administrative Agent; and

(vi)    an opinion of local counsel admitted to practice in the jurisdiction in which such Real Property is located, reasonably satisfactory in form and substance to the Administrative Agent, as to the validity and effectiveness of such Mortgage as a lien on such Real Property encumbered thereby, and covering such other matters of law in connection with the execution, delivery, recording and enforcement of such Mortgage as the Administrative Agent may reasonably request.

(d)    Taxes. The Credit Parties shall have paid or caused to be paid all costs and expenses payable in connection with all of the actions set forth in Section 6.09(c), including but not limited to (A) all mortgage, intangibles or similar Taxes or fees, however characterized, payable in respect of any of the Mortgages granted pursuant to Section 6.09(a) above or the recording of any of the same; and (B) all expenses and premiums of the Title Company in connection with the issuance of such policy or policies of title insurance and all costs and expenses required for the recording of the Mortgages or any other related documents in the appropriate public records.

(e)    Further Assurances. The Credit Parties will, and will cause each of their respective Subsidiaries to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Administrative Agent from time to time such conveyances, financing statements, transfer endorsements, powers of attorney, certificates, and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Administrative Agent may reasonably require. If at any time the Administrative Agent determines, based on applicable law, that all applicable taxes (including, without limitation, mortgage recording taxes or similar charges) were not paid in connection with the recordation of any mortgage or deed of trust, the Borrower shall promptly pay the same upon demand.

Section 6.10    [Reserved].

Section 6.11    Use of Proceeds. The Borrower will use the proceeds of the applicable Loans only for the purposes set forth in Section 5.06 and not in violation of Section 5.23 in any material respect.

Section 6.12    Post-Closing Obligations.

(a)    The Credit Parties will, and will cause each of their respective Subsidiaries to, within sixty (60) calendar days after the Closing Date (or such later date as may be agreed by the Administrative Agent in its sole discretion), take all actions necessary to grant the Administrative Agent a first priority security interest in and a first priority pledge of 100% of the Equity Interests in DigitalOcean EU B.V. and Digital Ocean Canada, Inc.; and

(b)    on or prior to the date that is fifteen (15) days after the Closing Date (which period may be extended to a date that is on or prior to March 31, 2020 by the Administrative Agent in its sole discretion), Borrower shall deliver written evidence satisfactory to the Administrative Agent in its sole discretion that the Federal Tax Lien has been terminated, discharged and released in full.

Section 6.13    Holding Company. Holdings shall not engage in any trade or business, other than the ownership of 100% of the Equity Interests in the Borrower and activities directly relating or incidental thereto, the performance of its obligations under the Loan Documents to which it is a party and its Organizational Documents, the maintenance of its corporate existence and corporate governance, the performance of activities expressly contemplated hereby and the launch and implementation of an IPO or any other issuance of Equity Interests and activities necessary or reasonably advisable for or incidental to the initial registration and listing of Holdings’ Equity Interests and its continued existence as a public company.

ARTICLE VII

NEGATIVE COVENANTS

Each of the Borrower and Holdings hereby covenants and agrees that on the Closing Date and thereafter for so long as this Agreement is in effect and until such time as the Commitments have been terminated and the Loans, together with interest, Fees and all other Obligations incurred hereunder and under the other Loan Documents, have been paid in full as follows:

Section 7.01    Changes in Business. No Credit Party nor any of its Subsidiaries will engage in any business other than the businesses engaged in by the Credit Parties and its Subsidiaries on the Closing Date and, solely with respect to the Borrower and its Subsidiaries, any other business or line of business reasonably related or incidental thereto, in each case without the prior consent of the Required Lenders.

Section 7.02    Consolidation, Merger, Acquisitions, Asset Sales, etc. No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, (i) wind up, liquidate or dissolve its affairs, (ii) enter into any transaction of merger or consolidation, (iii) make or otherwise effect any Acquisition, (iv) sell or otherwise dispose of any of its property or assets outside the ordinary course of business, or otherwise make or otherwise effect any Asset Sale, or (v) agree to do any of the foregoing at any future time, except that (A) the actions or transactions set forth in the below clauses (a), (b), (c), (d) and (i) of this Section 7.02 shall be permitted and (B) the actions or transactions set forth in the below clauses (e), (f), (g), (h), (j), (k) and (l) of this Section 7.02 shall be permitted if no Default or Event of Default shall have occurred and be continuing or would result therefrom:

(a)    the merger, consolidation or amalgamation of (i) any Subsidiary of the Borrower with or into the Borrower, provided the Borrower is the surviving or continuing or resulting Person; (ii) any Subsidiary of the Borrower (which may be a Subsidiary Guarantor) with or into any other Subsidiary of the Borrower, provided that the surviving or continuing or resulting Person is a Subsidiary Guarantor; or (iii) any Foreign Subsidiary of the Borrower that is not a Subsidiary Guarantor with or into any Foreign Subsidiary of the Borrower that is not a Subsidiary Guarantor;

(b)    any Asset Sale by (i) the Borrower to any other Credit Party (other than Holdings), (ii) any Subsidiary of the Borrower to any Credit Party (other than Holdings); or (iii) any Foreign Subsidiary of the Borrower that is not a Subsidiary Guarantor to any other Foreign Subsidiary of the Borrower that is not a Subsidiary Guarantor;

(c)    any sales or transfers by the Borrower and its Subsidiaries of Inventory or obsolete, worn-out or excess furniture, fixtures, equipment or other property, real or personal, tangible or intangible, in each case in the ordinary course of business of the Borrower and its Subsidiaries;

(d)    the actual or constructive total loss of any property or use thereof resulting from an Event of Loss;

(e)    any disposition or series of related dispositions by the Borrower and its Subsidiaries that yield gross proceeds of less than $5,000,000;

(f)    any transaction permitted pursuant to Section 7.05;

(g)    in addition to any Asset Sale permitted above, the Borrower or any of its Subsidiaries may consummate any Asset Sale, provided that (i) the consideration for each such Asset Sale represents fair market value (as determined in good faith by the Borrower) and at least 75% of such consideration consists of cash or Cash Equivalents; (ii) in the case of any Asset Sale involving consideration in excess of $7,500,000, at least five Business Days prior to the date of completion of such Asset Sale (or such shorter period of time as is agreed to by the Administrative Agent), the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer, which certificate shall contain (A) a description of the proposed transaction in reasonable detail, the date such transaction is scheduled to be consummated, the estimated sale price or other consideration for such transaction, and (B) a certification that no Default or Event of Default has occurred and is continuing, or would result from consummation of such transaction; and (iii) the aggregate amount of all such Asset Sales made pursuant to this subpart during any fiscal year of the Borrower shall not exceed $10,000,000 in any fiscal year and $30,000,000 in the aggregate for all such Asset Sales over the life of this Agreement;

(h)    the Borrower or any of its Subsidiary may make any Acquisition that is a Permitted Acquisition, provided that all of the conditions contained in the definition of the term Permitted Acquisition are satisfied (or waived by the Required Lenders in accordance with the definition thereof);

(i)    the sale, assignment, transfer, disposition or discount by the Borrower and its Subsidiaries, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(j)    sales of equipment by the Borrower and its Subsidiaries for fair market value so long as the proceeds thereof are either reinvested in replacement equipment or used to purchase other equipment used or useful in the business of the Borrower and its Subsidiaries within 180 days after such sale;

(k)    any Sale and Lease-Back Transaction permitted by Section 7.15;

(l)    the sale of equipment and related property, inventory, products, services (which, for the avoidance of doubt, shall include maintenance agreements) or assets (which, for the avoidance of doubt, shall include IP addresses) of the Borrower that was procured and financed pursuant to any Capitalized Lease Obligation, purchase money Indebtedness or Vendor Financing Arrangement permitted by Section 7.04(c) to any Foreign Subsidiary of the Borrower; provided that (i) the consideration for each such Asset Sale represents fair market value of the applicable equipment and related property, inventory, products, services or assets being sold and 100% of such consideration consists of cash; and (ii) in the case of any sale involving consideration in excess of $10,000,000, at least five Business Days prior to the date of completion of such sale (or such shorter period of time as is agreed to by the Administrative Agent), the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer, which certificate shall contain (A) a description of the proposed transaction in reasonable detail, the date such transaction is scheduled to be consummated, the estimated sale price or other consideration for such transaction, and (B) a certification that no Default or Event of Default has occurred and is continuing, or would result from consummation of such transaction; or

(m)    the sale of equipment and related property, inventory, products, services (which, for the avoidance of doubt, shall include maintenance agreements) or assets (which, for the avoidance of doubt, shall include IP addresses) of the Borrower that was procured and financed pursuant to any Capitalized Lease Obligation, purchase money Indebtedness or Vendor Financing Arrangement permitted by Section 7.04(c) to any Foreign Subsidiary of the Borrower; provided that (i) the consideration for such Asset Sale shall represent fair market value of the applicable equipment and related property, inventory, products, services or assets being sold, (ii) the aggregate amount of non-cash consideration in respect of such sale is permitted under Section 7.05(i)(iv) and (iii) in the case of any sale involving consideration in excess of $10,000,000, at least five Business Days prior to the date of completion of such sale (or such shorter period of time as is agreed to by the Administrative Agent), the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer, which certificate shall contain (A) a description of the proposed transaction in reasonable detail, the date such transaction is scheduled to be consummated, the estimated sale price or other consideration for such transaction, and (B) a certification that no Default or Event of Default has occurred and is continuing, or would result from consummation of such transaction.

Section 7.03    Liens. No Credit Party will, nor will any Credit Party permit its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind of such Credit Party or such Subsidiary whether now owned or hereafter acquired, except that the foregoing shall not apply to:

(a)    any Standard Permitted Lien on the property or assets of the Borrower and its Subsidiaries;

(b)    Liens in existence on the Closing Date on the assets or property of the Borrower or its Subsidiaries that are listed in Schedule 7.03 hereto and any Lien granted as a replacement or substitute for any such Lien; provided that such Lien shall not spread to cover any additional property after the Closing Date (other than accessions, attachments or improvements thereto and the proceeds thereof);

(c)    Liens securing Indebtedness permitted by Section 7.04(c) that are placed upon fixed or capital or any other assets acquired, constructed or improved by the Credit Parties (other than Holdings),

provided that (A) such Liens only secure Indebtedness permitted by Section 7.04(c), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed 105% of the cost of acquiring, constructing or improving such fixed or capital assets; and (D) such Liens shall not apply to any other property or assets of the Credit Parties or their respective Subsidiaries;

(d)    any Lien granted to the Administrative Agent securing any of the Obligations or any other Indebtedness of the Credit Parties (other than Holdings) under the Loan Documents or any Indebtedness under any Designated Hedge Agreement; or

(e)    any Lien on the assets or property of Holdings of the type (and in the manner) described in clauses (i), (iii), (iv) or (xiv) of the definition of Standard Permitted Lien.

Section 7.04    Indebtedness. No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness of the Credit Parties or any such of their respective Subsidiaries, except:

(a)    Indebtedness incurred under this Agreement and the other Loan Documents;

(b)    the Indebtedness set forth on Schedule 7.04 hereto, and any replacement, refinancing, extension, renewal or refunding of any such Indebtedness not involving an increase in the principal amount thereof (except by an amount equal to unpaid accrued interest and premium thereon);

(c)    (i) Indebtedness consisting of Capitalized Lease Obligations, purchase money Indebtedness of the Credit Parties (other than Holdings) and their Subsidiaries and Vendor Financing Arrangements or any replacement, refinancing, extension, renewal or refunding of any such Indebtedness not involving an increase in the principal amount thereof, except by an amount equal to unpaid accrued interest thereon, provided the aggregate outstanding principal amount (using Capitalized Lease Obligations in lieu of principal amount, in the case of any Capital Lease) of Indebtedness permitted by this subpart (c) shall not exceed $200,000,000 at any time outstanding.

(d)    Indebtedness constituting Permitted Foreign Subsidiary Loans and Investments;

(e)    any intercompany loans (i) made by the Borrower or any Subsidiary of the Borrower to any Credit Party (other than Holdings); (ii) made by any Foreign Subsidiary of the Borrower that is not a Subsidiary Guarantor to any other Foreign Subsidiary of the Borrower that is not a Subsidiary Guarantor or (iii) made by any Foreign Subsidiary of the Borrower to any Credit Party (other than Holdings), provided that such intercompany loans referred to in the foregoing subclauses (i) and (iii) are subject to the Intercompany Subordination Agreement;

(f)    Indebtedness of the Borrower and its Subsidiaries under Hedge Agreements, provided such Hedge Agreements have been entered into in the ordinary course of business and not for speculative purposes;

(g)    Indebtedness constituting Guaranty Obligations of the Borrower and its Subsidiaries permitted by Section 7.05;

(h)    additional unsecured Indebtedness of the Borrower or any of its Subsidiaries to the extent not permitted by any of the foregoing clauses, provided that the aggregate outstanding principal amount of all such Indebtedness does not exceed $5,000,000 at any time;

(i)    unsecured Indebtedness of the Borrower or any Subsidiary in respect of Earn-Outs owing to sellers of assets or Equity Interests to the Borrower or such Subsidiary that is incurred in connection with the consummation of one or more Permitted Acquisitions; provided that, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower or such Subsidiary may make payments in respect of such Earn-Outs in accordance with the terms thereof;

(j)    Indebtedness incurred by the Borrower or any of its Subsidiaries arising from agreements providing for indemnification or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of the Borrower or any such Subsidiary pursuant to such agreements, in connection with permitted dispositions of any business, assets or Subsidiary;

(k)    Indebtedness of the Borrower and its Subsidiaries which may be deemed to exist pursuant to any guaranties not in respect of borrowed money, performance, surety, statutory or appeal bonds or similar obligations incurred in the ordinary course of business;

(l)    Indebtedness of the Borrower and its Subsidiaries in respect of cash management agreements, netting services, overdraft protections and otherwise in connection with deposit accounts;

(m)    Indebtedness of the Borrower and its Subsidiaries consisting of reimbursement obligations in respect of letters of credit so long as the aggregate face amount of all such letters of credit does not exceed $10,000,000 at any time;

(n)    Indebtedness of the Borrower and its Subsidiaries consisting of insurance premium financing in the ordinary course of business; or

(o)    other Indebtedness of the Borrower and its Subsidiaries in an aggregate principal amount not to exceed $5,000,000 at any time outstanding; provided that such Indebtedness is not secured by a Lien on the Collateral.

Section 7.05    Investments and Guaranty Obligations. No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, directly or indirectly, (i) make or commit to make any Investment or (ii) be or become obligated under any Guaranty Obligations, except:

(a)    Investments by Holdings or any of its Subsidiaries in cash and Cash Equivalents;

(b)    any endorsement of a check or other medium of payment for deposit or collection, or any similar transaction in the normal course of business;

(c)    the Borrower and its Subsidiaries may acquire and hold receivables and similar items owing to them in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(d)    any Permitted Creditor Investment;

(e)    loans and advances by the Borrower and its Subsidiaries to employees for business- related travel expenses, moving expenses, costs of replacement homes, business machines or supplies, automobiles and other similar expenses, in each case incurred in the ordinary course of business, provided the aggregate outstanding amount of all such loans and advances shall not exceed $500,000 at any time;

(f)    Investments of the Borrower and its Subsidiaries existing as of the Closing Date and described on Schedule 7.05(a) hereto;

(g)    any Guaranty Obligations of the Credit Parties or any of their respective Subsidiaries in favor of the Administrative Agent and the Lenders and any other Benefited Creditors under any Designated Hedge Agreements pursuant to the Loan Documents;

(h)    Investments of the Borrower and its Subsidiaries in Hedge Agreements permitted to be entered into pursuant to this Agreement;

(i)    Investments (i) of the Borrower or any of its Subsidiaries in any Subsidiary of the Borrower existing as of the Closing Date and scheduled on Schedule 7.05(b) hereto, (ii) of the Borrower in any Credit Party (other than Holdings) made after the Closing Date, (iii) of any Credit Party in any other Credit Party (other than the Borrower and Holdings) made after the Closing Date, or (iv) constituting Permitted Foreign Subsidiary Loans and Investments;

(j)    Investments of any Foreign Subsidiary that is not a Subsidiary Guarantor in any other Subsidiary of the Borrower;

(k)    intercompany loans and advances permitted by Section 7.04(e);

(l)    the Acquisitions permitted by Section 7.02(h);

(m)    any Guaranty Obligation incurred by any Credit Party (other than Holdings) with respect to Indebtedness of another Credit Party (other than Holdings) that is permitted by Section 7.04;

(n)    Consolidated Capital Expenditures;

(o)    Prepaid expenses or lease, utility and other similar deposits by the Borrower and its Subsidiaries made in the ordinary course of business;

(p)    promissory notes and other non-cash consideration by the Borrower and its Subsidiaries received in connection with dispositions of assets to the extent permitted by Section 7.02;

(q)    Subsidiaries of the Borrower may be established or created, if, to the extent applicable, the Borrower and such Subsidiaries comply with the provisions of Section 6.08 and Section 6.09; or

(r)    other Investments of the Borrower and its Subsidiaries in an aggregate amount not to exceed $2,500,000 at any time outstanding.

Section 7.06    Restricted Payments. No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a)    Holdings or any of its Subsidiaries may declare and pay or make Capital Distributions that are payable solely in additional Equity Interests (or warrants, options or other rights to acquire additional Equity Interests); provided that such Equity Interests (other than the Equity Interests of Holdings) are pledged to the Administrative Agent pursuant to and to the extent required by the terms of the Loan Documents;

(b)    any Foreign Subsidiary of the Borrower that is not a Subsidiary Guarantor may declare and pay or make Capital Distributions to any other Foreign Subsidiary, the Borrower or any Subsidiary Guarantor;

(c)    any Subsidiary of the Borrower may declare and pay or make Restricted Payments to the Borrower or any Subsidiary Guarantor;

(d)    Holdings may make Restricted Payments constituting the retention of Equity Interests in payment of withholding taxes in connection with equity-based compensation plans;

(e)    Holdings may make Restricted Payments in the amount required for Holdings, unless a Default or Event of Default has occurred and is continuing, to effect the repurchase, redemption, acquisition, cancellation or other retirement for value of the Equity Interests in Holdings or the Borrower or any of its Subsidiaries or to effect the termination of options to purchase Equity Interests of Holdings, in each instance, held by a former or current directors, officers, employees or consultants (or any of their respective estates, spouses or former spouses) of Holdings or the Borrower or any of its Subsidiaries for a maximum cash consideration not to exceed $2,500,000 in any fiscal year and $5,000,000 over the term of this Agreement;

(f)    any Credit Party may make payments of cash in lieu of fractional shares in connection with stock dividends, splits or combinations or conversions or exercises of convertible securities;

(g)    any Credit Party may make repurchases and redemptions of Equity Interests of Holdings from the holders thereof so long as such repurchases and redemptions are solely and substantially concurrently funded with the proceeds of any issuance of Equity Interests;

(h)    any Credit Party may make repurchases of Equity Interests deemed to occur upon a cashless exercise of options or warrants;

(i)    the Borrower may make distributions to Holdings in the amount required for Holdings to, and Holdings may, pay reasonable and customary fees, general administrative costs, expenses and indemnities for accounting, legal, director, corporate existence, corporate reporting and similar administrative functions and to pay other customary fees, expenses and indemnities necessary to maintain its corporate existence (including, without limitation, the reasonable fees and expenses of members of, and observers to, the board of directors) and franchises;

(j)    the Borrower may make Permitted Tax Distributions to Holdings; and

(k)    after an IPO and provided no Event of Default shall have occurred and be continuing or would result therefrom at the time declared, the Borrower may declare and make distributions to Holdings in the amount required for Holdings to, and Holdings may, (i) pay listing fees and other customary costs and expenses attributable to being a publicly traded company or (ii) make additional Restricted Payments in an aggregate amount per annum not to exceed an amount equal to 6.0% of the net proceeds received by (or contributed to) Holdings and/or its Subsidiaries from such IPO.

Section 7.07    Financial Covenants.

(a)    Leverage Ratio. The Credit Parties will not permit as of the last day of any Testing Period the Leverage Ratio of the Credit Parties and their Subsidiaries to be greater than the maximum ratio specified below during the period opposite such maximum ratio:

Testing Period Ending On:	Maximum Ratio:
March 31, 2020	4.50:1.00
June 30, 2020	4.50:1.00
September 30, 2020	4.50:1.00

Testing Period Ending On:	Maximum Ratio:
December 31, 2020	4.00:1.00
March 31, 2021	4.00:1.00
June 30, 2021	3.75:1.00
September 30, 2021	3.50:1.00
December 31, 2021 and thereafter	3.25:1.00

(b)    Debt Service Coverage Ratio. The Credit Parties will not permit as of the last day of any Testing Period the Debt Service Coverage Ratio of the Credit Parties and their Subsidiaries to be less than 3.00:1.00.

(c)    Equity Cure. In the event the Credit Parties fail to comply with the financial covenant set forth in clause (a) of this Section 7.07 as of the last day of any Testing Period, any cash contribution to Holdings funded with proceeds of an issuance of Equity Interests of Holdings that are not Disqualified Equity Interests (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”) after the last day of such fiscal quarter and on or prior to the day that is ten days after the day on which financial statements are required hereunder to be delivered for that fiscal quarter (provided that, unless a Specified Equity Contribution is made during such ten-day period, the Borrower shall not be permitted to request any Borrowing hereunder during such ten-day period) will, at the irrevocable election of the Borrower, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with such covenant at the end of such fiscal quarter, provided that (i) notice of the Borrower’s intent to have a Specified Equity Contribution made shall be delivered no later than the day on which financial statements are required hereunder to be delivered for the applicable fiscal quarter, (ii) in each consecutive four fiscal quarter period there will be at least two fiscal quarters in which no Specified Equity Contribution is made, (iii) the amount of any Specified Equity Contribution will be no greater than the amount required to cause the Credit Parties to be in compliance with such financial covenant, (iv) all Specified Equity Contributions will be disregarded for purposes of the calculation of Consolidated EBITDA for all other purposes, including calculating basket levels and other items governed by reference to Consolidated EBITDA, (v) Holdings shall immediately upon receipt of any Specified Equity Contribution, make (or cause to be made) a prepayment of the Loans in an amount equal to 100% of such Specified Equity Contribution in accordance with Section 2.12(d) and (vi) there shall be no more than five (5) Specified Equity Contributions made in the aggregate after the Closing Date.

Section 7.08    Limitation on Certain Restrictive Agreements. No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist or become effective, any “negative pledge” covenant or other consensual agreement, restriction or arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Credit Party or any of their respective Subsidiaries to create, incur or suffer to exist any Lien upon any of its property or assets as security for the Obligations hereunder, or (b) the ability of any such Credit Party or any such Subsidiary to make Capital Distributions or any other interest or participation in its profits owned by any Credit Party or any Subsidiary, or pay any Indebtedness owed to any Credit Party or any Subsidiary, or to make loans or advances to any Credit Party or any Subsidiary, or transfer any of its property or assets to any Credit Party or any Subsidiary, except for such restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Loan Documents, (iii) solely with respect to the Borrower and its Subsidiaries, customary provisions restricting subletting, assignment or other transfers of any lease governing a leasehold interest or other similar agreement, (iv) solely with respect to the Borrower and its Subsidiaries, customary provisions restricting assignment of any licensing agreement or other similar agreement, in each case entered into in the ordinary course of business, (v) solely with respect to the Borrower and its Subsidiaries, customary provisions restricting the transfer or further encumbering of assets subject to Liens permitted under Section 7.03(c), (vi) customary restrictions affecting only a Subsidiary of the Borrower under any agreement or instrument governing any of the Indebtedness of a Credit Party permitted pursuant to Section 7.04, (vii) restrictions affecting any Foreign Subsidiary of the Borrower that is not a Subsidiary Guarantor under any agreement or instrument governing any Indebtedness of such Foreign Subsidiary permitted pursuant to Section 7.04, and customary restrictions contained in “comfort” letters and guarantees of any such Indebtedness, (viii) solely with respect to the Borrower and its Subsidiaries, any document relating to Indebtedness secured by a Permitted Lien, insofar as the provisions thereof limit grants of junior liens on the assets securing such Indebtedness, and (ix) any Operating Lease or Capital Lease of the Borrower and its Subsidiaries, insofar as the provisions thereof limit grants of a security interest in, or other assignments of, the related leasehold interest to any other Person.

Section 7.09    Transactions with Affiliates. No Credit Party will, nor will any Credit Party permit any of its Subsidiaries to, enter into any transaction or series of transactions with any Affiliate (other than, in the case of the Borrower, any Subsidiary, and in the case of a Subsidiary, the Borrower or another Subsidiary) other than upon fair and reasonable terms no less favorable to such Credit Party or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate, except, (i) solely with respect to the Borrower and its Subsidiaries, sales of goods to an Affiliate for use or distribution outside the United States that in the good faith judgment of the Credit Parties comply with any applicable legal requirements of the Code, (ii) agreements and transactions with and payments to officers, directors and shareholders that are either (A) entered into in the ordinary course of business and not prohibited by any of the other provisions of this Agreement, or (B) entered into outside the ordinary course of business, approved by the directors or shareholders of Holdings, and not prohibited by any of the other provisions of this Agreement and not in violation of any applicable law, (iii) any transaction between one or more Credit Parties (other than Holdings), (iv) reasonable and customary fees and indemnifications paid to members of the board of directors (or similar governing body) of Holdings or the Borrower or its Subsidiaries, (v) transactions described on Schedule 7.09; (vi) transactions permitted by Sections 7.02(b) and (f) (other than to the extent that any such transaction or activity constitutes a transaction or activity permitted by clause (l), (p) or (r) of Section 7.05), Sections 7.04(d) and (e), Section 7.05 (other than clauses (l), (p) or (r) thereof) and Section 7.06; and (vii) transactions permitted under Section 7.02 solely for the purpose of effectuating an internal reorganization in order to facilitate an IPO, so long as (x) the Administrative Agent is given at least ten Business Days’ notice of such internal reorganization, (y) the applicable internal reorganization plan is reasonably acceptable to the Administrative Agent, and (z) the interests of the Lenders (including, without limitation, the security interests of the Administrative Agent and the Lenders in the Collateral) are not adversely affected as a result of such internal reorganization.

Section 7.10    Modification of Certain Agreements. Without the prior written consent of the Required Lenders, no Credit Party will amend, modify, supplement, waive or otherwise change, or consent or agree to any amendment, modification, supplement, waiver or other change to:

(a)    any Subordinated Debt Document if the effect thereof is to: (i) increase the interest rate on such Indebtedness; (ii) shorten the dates upon which payments of principal, premium (if any) or interest are due on such Indebtedness; (iii) add or change in a manner adverse to the Credit Parties, the Administrative Agent or the Lenders, any event of default or add or make more restrictive any covenant, representation and warranty or remedies with respect to such Indebtedness; (iv) change in a manner adverse to the Credit Parties, the Administrative Agent or the Lenders, the repayment, prepayment or redemption provisions of such Indebtedness; (v) change in a manner adverse to the Administrative Agent or the Lenders the subordination provisions thereof (or the subordination terms of any guaranty thereof); or (vi) change or amend any other term if such change or amendment would materially increase the obligations of the Credit Parties or confer additional material rights on the holder of such Indebtedness in a manner adverse to the Credit Parties, the Administrative Agent or Lenders;

(b)    any of the terms of any preferred Equity Interests of the Credit Parties that would result in such Equity Interest becoming Disqualified Equity Interests; or

(c)    any Credit Party’s Organizational Documents without at least thirty (30) days’ prior written notice to the Administrative Agent setting forth a reasonably detailed explanation of the proposed modifications; provided, that, no such amendment, modification, supplement, waiver or other change shall be materially adverse to the interests of the Administrative Agent or the Lenders.

Section 7.11    Bank Accounts. No Credit Party shall establish any new Deposit Accounts (other than any Excluded Deposit Accounts (as defined in the Security Agreement and the Holdings Guaranty and Security Agreement, as applicable)) unless the Administrative Agent and the depository institution at which the account is to be opened enter into a Control Agreement with respect to such Deposit Account.

Section 7.12    Anti-Terrorism Laws; Anti-Corruption Laws or Sanctions.

(a)    No Credit Party nor any of their respective Subsidiaries shall be subject to or in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) applicable to such Credit Party or Subsidiary of a Credit Party that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Lender from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower or any other Credit Party.

(b)    The Borrower will not request any Loans, and the Borrower shall not use, and shall procure that its Subsidiaries shall not use, the proceeds of any Loans (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding any activities or business of or with any Sanctioned Person, or in any Sanctioned Country, that, at the time of such funding, is, or whose government is, the subject of Sanctions, except in each case to the extent permitted for a Person required to comply with Sanctions, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 7.13    Fiscal Year. No Credit Party shall change its Fiscal Year end from December 31. No Credit Party shall permit any of its Subsidiaries to change its Fiscal Year end from December 31 or March 31.

Section 7.14    Issuance of Disqualified Equity Interests. No Credit Party shall, nor shall it permit any of its Subsidiaries to, issue or sell any Disqualified Equity Interests.

Section 7.15    Sale and Lease-Back Transaction. The Credit Parties will not, nor will they permit their Subsidiaries to, enter into any Sale and Lease-Back Transaction, other than, solely with respect to the Borrower and its Subsidiaries, (i) in connection with Permitted Acquisitions, (ii) those approved in writing by the Required Lenders or (iii) Sale and Lease-Back Transactions with non- Affiliates with respect to equipment having a fair market value in the aggregate during the term of this Agreement not in excess of $2,500,000 within 180 days after the acquisition of such equipment.

Section 7.16    Hedge Agreements. The Credit Parties will not, nor will they permit any Subsidiary to, enter into any Hedge Agreements with any Person other than, solely with respect to the Borrower and its Subsidiaries, Hedge Agreements that are otherwise entered into in the ordinary course of business and not that are not for speculative purposes.

Section 7.17    No Plan Assets. No Credit Party will take any action (or omit to take any action) that would result in such Credit Party holding Plan Assets.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01    Events of Default. Any of the following specified events shall constitute an Event of Default (each an “Event of Default”):

(a)    Payments: the Borrower shall (i) default in the payment when due (whether at maturity, on a date fixed for a scheduled repayment, on a date on which a required prepayment is to be made, upon acceleration or otherwise) of any principal of the Loans; or (ii) default, and such default shall continue for three or more Business Days, in the payment when due of any interest on the Loans, any Fees or any other Obligations; or

(b)    Representations, etc.: any representation, warranty or certification made by the Borrower or any other Credit Party herein or in any other Loan Document or in any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect (without duplication as to any materiality modifiers, qualifications, or limitations applicable thereto) on the date as of when made, or deemed made; or

(c)    Certain Covenants: any Credit Party shall default in the due performance or observance by it of any term, covenant or agreement contained in Section 6.01(a) through (d), inclusive, Sections 6.01(e)(i) and (ii) and Sections 6.01(e)(iv) through (vi), inclusive, Section 6.05, Section 6.11, Section 6.12 or Article VII of this Agreement; or

(d)    Other Covenants: any Credit Party shall default in the performance or observance by it of any term, covenant or agreement applicable to it contained in this Agreement or any other Loan Document (other than those referred to in Section 8.01(a) or (b) or (c) above) and such default is not remedied within 30 days after the earlier of (i) an Authorized Officer of Holdings or any Credit Party obtaining knowledge of such default or (ii) the Borrower receiving written notice of such default from the Administrative Agent or the Required Lenders (any such notice to be identified as a “notice of default” and to refer specifically to this paragraph); or

(e)    Cross Default Under Other Agreements; Designated Hedge Agreements: any Credit Party or any of its Subsidiaries shall (i) default in any payment with respect to any Material Indebtedness (other than the Obligations), and such default shall continue after the applicable grace or notice period, if any, specified in the agreement or instrument relating to such Material Indebtedness; (ii) default in the observance or performance of any agreement or condition relating to any Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto (and all grace or notice periods applicable to such observance, performance or condition shall have expired), or any other event shall occur or condition exist, the effect of which default or other event or condition under either or the foregoing subclauses (i) and (ii) is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause the entire principal amount of any such Material Indebtedness to become due prior to its stated maturity; or the entire principal amount of any such Material Indebtedness of any Credit Party or any of its Subsidiaries shall be declared to be due and payable, or shall be required to be prepaid (other than by a regularly scheduled required prepayment or redemption, prior to the stated maturity thereof) or (iii) without limitation of the foregoing clauses, default in any payment obligation in excess of $500,000 under a Designated Hedge Agreement, and such default shall continue after the applicable grace period, if any, specified in such Designated Hedge Agreement or any other agreement or instrument relating thereto; or

(f)    Invalidity of Loan Documents: any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or under such Loan Document or satisfaction in full of all the Obligations, ceases to be in full force and effect; or Holdings or any Credit Party contests in any manner the validity or enforceability of any provision of any Loan Document; or Holdings, any Credit Party or any Subsidiary of a Credit Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document or the Administrative Agent fails to have; or

(g)    Invalidity of Liens: any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect (other than in accordance with the terms hereof and thereof), or shall cease to give the Administrative Agent, for the benefit of the Secured Creditors, the Liens, rights, powers and privileges purported to be created and granted under such Security Documents (including a perfected first priority security interest in and Lien on, subject, other than with respect to Holdings, to any Permitted Liens and with respect to Holdings, Liens permitted by Section 7.03(e), all of the Collateral thereunder (except as otherwise expressly provided in such Security Document)) or shall be asserted by any Credit Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien, subject to any Permitted Liens, on any Collateral covered thereby; or

(h)    Judgments: (i) one or more judgments, orders or decrees (or any settlement of any claim that, if breached, could result in a judgment order or decree) shall be entered against any Credit Party and/or any of its Subsidiaries involving a liability (other than a liability covered by insurance, as to which the carrier has adequate claims paying ability) of $6,000,000 or more in the aggregate for all such judgments, orders, decrees and settlements for the Credit Parties and such of their Subsidiaries, and any such judgments or orders or decrees or settlements shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days (or such longer period, not in excess of 60 days, during which enforcement thereof, and the filing of any judgment lien, is effectively stayed or prohibited) from the entry thereof; (ii) one or more judgments, orders, decrees or settlements shall be entered against any Credit Party and/or any of its Subsidiaries involving a required divestiture of any properties, assets or business reasonably estimated to have a fair value in excess of $6,000,000, and any such judgments, orders or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days (or such longer period, not in excess of 60 days, during which enforcement thereof, and the filing of any judgment lien, is effectively stayed or prohibited) from the entry thereof; or (iii) one or more nonmonetary judgments, order, decrees or settlements shall be entered against any Credit Party that in the aggregate would reasonably be expected to have a Material Adverse Effect and any such judgments or orders or decrees or settlements shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days (or such longer period, not in excess of 60 days, during which enforcement thereof, and the filing of any judgment lien, is effectively stayed or prohibited) from the entry therefor; or

(i)    Insolvency Event: any Insolvency Event shall occur with respect to any Credit Party or any of its Subsidiaries; or

(j)    ERISA: any ERISA Event shall have occurred and either (i) such event or events would reasonably be expected to have a Material Adverse Effect or (ii) there shall result from any such event or events the imposition of a Lien that is not a Permitted Lien; or

(k)    Change in Control: if there occurs a Change in Control; or

(l)    Subordinated Indebtedness: (i) any of the Obligations for any reason shall cease to be “Senior Indebtedness” or “Designated Senior Indebtedness” (or any comparable terms) under, and as defined in, any Subordinated Debt Document, (ii) any holder of Subordinated Indebtedness that is an Affiliate of any Credit Party shall fail to perform or comply with any of the subordination provisions of the Subordinated Debt Document evidencing or governing such Subordinated Indebtedness or (iii) the subordination provisions of the documents evidencing or governing any Subordinated Indebtedness shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness.

Section 8.02    Remedies. Upon the occurrence of any Event of Default, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent (i) may, in its discretion, or (ii) shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower or any other Credit Party in any manner permitted under applicable law:

(a)    declare the Commitments terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately without any other notice of any kind;

(b)    declare the principal of and any accrued interest in respect of all Loans, all unpaid drawings and all other Obligations (other than any Obligations under any Designated Hedge Agreement) owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

(c)    exercise any other right or remedy available under any of the Loan Documents or applicable law;

provided that, if an Event of Default specified in Section 8.01(i) shall occur, the result that would occur upon the giving of written notice by the Administrative Agent as specified above shall occur automatically without the giving of such notice.

Section 8.03    Application of Certain Payments and Proceeds. All payments and other amounts received by the Administrative Agent or any Lender through the exercise of remedies hereunder or under the other Loan Documents shall, unless otherwise required by the terms of the other Loan Documents or by applicable law, be applied as follows:

(i)    first, to the payment of that portion of the Obligations constituting fees, indemnities and expenses and other amounts (including attorneys’ fees and amounts due under Article III) payable to the Administrative Agent in its capacity as such;

(ii)    second, to the payment of that portion of the Obligations constituting fees, indemnities and expenses (including attorneys’ fees and amounts due under Article III) payable to each Lender, ratably among them in proportion to the aggregate of all such amounts;

(iii)    third, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the aggregate of all such amounts;

(iv)    fourth, pro rata to the payment of (A) that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the aggregate of all such amounts, (B) the amounts due to Designated Hedge Creditors under Designated Hedge Agreements subject to confirmation by the Administrative Agent that any calculations of termination or other payment obligations are being made in accordance with normal industry practice, and (C) the amounts due in respect of Banking Services Obligations;

(v)    fifth, to the payment of all other Obligations of the Credit Parties owing under or in respect of the Loan Documents that are then due and payable to the Administrative Agent, the Lenders and the Designated Hedge Creditors, ratably based upon the respective aggregate amounts of all such Obligations owing to them on such date; and

(vi)    finally, any remaining surplus after all of the Obligations have been paid in full, to the Borrower or to whomsoever shall be lawfully entitled thereto.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.01    Appointment.

(a)    Each Lender hereby irrevocably designates and appoints KeyBank National Association to act as specified herein and in the other Loan Documents, and each such Lender hereby irrevocably authorizes KeyBank National Association as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent agrees to act as such upon the express conditions contained in this Article. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent. The provisions of this Article IX are solely for the benefit of the Administrative Agent and the Lenders, and no Credit Party shall have any rights as a third- party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Credit Parties or any of their respective Subsidiaries.

(b)    Each Lender hereby further irrevocably authorizes the Administrative Agent on behalf of and for the benefit of the Lenders, to be the agent for and representative of the Lenders with respect to the Guaranty, the Security Agreement, the Holdings Guaranty and Security Agreement, the Collateral and any other Loan Document. Subject to Section 11.12, without further written consent or authorization from Lenders, the Administrative Agent may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 11.12) have otherwise consented, or (ii) release any Guarantor from the Guaranty or Holdings from its guaranty obligations under the applicable Loan Documents with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 11.12) have otherwise consented.

(c)    Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Lenders in accordance with the terms hereof and all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Secured Creditors (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale.

Section 9.02    Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, sub-agents or attorneys- in-fact, and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents, sub-agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 9.03. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Section 9.03 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Credit Party, any Lender or any other Person and no Credit Party, Lender or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

Section 9.03    Exculpatory Provisions. Neither the Administrative Agent nor any of its Related Parties shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Related Parties’ own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Credit Parties or any of their respective Subsidiaries or any of their respective officers contained in this Agreement, any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for any failure of any Credit Party or any of its officers to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Credit Parties or any of their respective Subsidiaries. The Administrative Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent to the Lenders or by or on behalf of the Credit Parties or any of their respective Subsidiaries to the

Administrative Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.

Section 9.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, e-mail or other electronic transmission, facsimile transmission, telex or teletype message, statement, order or other document or conversation believed by it, in good faith, to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower or any of its Subsidiaries), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders or all of the Lenders, as applicable, as to any matter that, pursuant to Section 11.12, can only be effectuated with the consent of all Required Lenders, or all applicable Lenders, as the case may be, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

Section 9.05    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” If the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 9.06    Non-Reliance. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its Related Parties has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including, without limitation, any review of the affairs of the Credit Parties or their respective Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Credit Parties and their Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Credit Parties and their Subsidiaries. The Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial and other conditions, prospects or creditworthiness of the Credit Parties and their Subsidiaries that may come into the possession of the Administrative Agent or any of its Related Parties.

Section 9.07    No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Credit Parties or their respective Subsidiaries, any of their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e)  any other procedures required under the CIP Regulations or such other laws.

Section 9.08     USA Patriot Act. Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (a) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (b) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (i) within 10 days after the Closing Date, and (ii) at such other times as are required under the USA Patriot Act.

Section 9.09    Indemnification. The Lenders agree to indemnify the Administrative Agent and its Related Parties, ratably according to their pro rata share of the Aggregate Credit Facility Exposure, from, and hold each harmless against, any and all liabilities, claims, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent or such Related Parties in any way relating to or arising out of this Agreement or any other Loan Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Administrative Agent or such Related Parties under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Borrower; provided, however, that no Lender shall be liable to the Administrative Agent or any of its Related Parties for the payment of any portion of such liabilities, claims, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting solely from the Administrative Agent’s or such Related Parties’ gross negligence or willful misconduct, in each case, as determined by a final non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to the Administrative Agent or any such Related Parties for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section shall survive the payment of all Obligations.

Section 9.10    The Administrative Agent in Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Credit Parties, their respective Subsidiaries and their Affiliates as though not acting as Administrative Agent hereunder. With respect to the Loans made by it and all Obligations owing to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

Section 9.11    Successor Administrative Agent. The Administrative Agent may resign at any time upon not less than 30 days’ notice to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders appoint a successor Administrative Agent; provided, however, that if the Administrative Agent shall notify the Borrower and the Lenders that no such successor is willing to accept such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.02 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.12    Other Agents. Any Lender identified herein as a Co-Agent, Syndication Agent, Documentation Agent, Managing Agent, Manager, Lead Arranger, Arranger or any other corresponding title, other than “Administrative Agent,” shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document except those applicable to all Lenders as such. Each Lender acknowledges that it has not relied, and will not rely, on any Lender so identified in deciding to enter into this Agreement or in taking or not taking any action hereunder.

Section 9.13    Agency for Perfection. The Administrative Agent and each Lender hereby appoints the Administrative Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets that, in accordance with Article 9 of the UCC, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and the Administrative Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Administrative Agent and the Lenders as secured party. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions. Without limiting the generality of the foregoing, each Lender hereby appoints the Administrative Agent for the purpose of perfecting the Administrative Agent’s Liens on the Deposit Accounts or on any other deposit accounts or securities accounts of any Credit Party. Each Credit Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 9.14    Proof of Claim. The Lenders and the Borrower hereby agree that after the occurrence of an Event of Default pursuant to Section 8.01(i), in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Holdings, the Borrower or any of the Guarantors, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Holdings, the Borrower or any of the Guarantors) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their agents and counsel and all other amounts due the Lenders and the Administrative Agent hereunder) allowed in such judicial proceeding; and

(b)    to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent and other agents hereunder. Nothing herein contained shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding. Further, nothing contained in this Section 9.14 shall affect or preclude the ability of any Lender to (i) file and prove such a claim in the event that the Administrative Agent has not acted within ten (10) days prior to any applicable bar date and (ii) require an amendment of the proof of claim to accurately reflect such Lender’s outstanding Obligations.

Section 9.15    Posting of Approved Electronic Communications.

(a)    Delivery of Communications. Each Credit Party hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to such Credit Party that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent or to the Lenders pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Notice of Borrowing or a Notice of Continuation or Conversion, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Loan or other extension of credit hereunder (all such non- excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format reasonably acceptable to the Administrative Agent and the Borrower to an electronic mail address as directed by the Administrative Agent. In addition, each Credit Party agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

(b)    Platform. Each Credit Party further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on SyndTrak or a substantially similar electronic transmission system (the “Platform”).

(c)    No Warranties as to Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE INDEMNITEES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE INDEMNITEES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE INDEMNITEES HAVE ANY LIABILITY TO ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY INDEMNITEES IS FOUND IN A FINAL, NON-APPEALABLE ORDER BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d)    Delivery Via Platform. The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its electronic mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s electronic mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such electronic mail address.

(e)    No Prejudice to Notice Rights. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 9.16    Certain ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3- 101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement.

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-Sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84- 14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 9.17    Credit Bidding. Each Lender hereby irrevocably authorizes the Administrative Agent, based upon the instruction of the Required Lenders, to credit bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 thereof, at any sale thereof conducted under the provisions of the Bankruptcy Code (including Section 363 of the Bankruptcy Code) or any applicable bankruptcy, insolvency, reorganization or other similar law (whether domestic or foreign) now or hereafter in effect, or at any sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable law.

ARTICLE X

GUARANTY

Section 10.01    Guaranty by the Borrower. The Borrower hereby irrevocably and unconditionally guarantees, for the benefit of the Benefited Creditors, all of the following (collectively, the “Borrower Guaranteed Obligations”): all amounts, indemnities and reimbursement obligations, direct or indirect, contingent or absolute, of every type or description, and at any time existing owing by any Subsidiary of the Borrower (x) with respect to any Banking Services Obligations, and (y) under any Designated Hedge Agreement or any other document or agreement executed and delivered in connection therewith to any Designated Hedge Creditor, in each case, other than any Excluded Swap Obligations, and in all cases in respect of clause (x) and (y), whether now existing, or hereafter incurred or arising, including any such interest or other amounts incurred or arising during the pendency of any bankruptcy, insolvency, reorganization, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under Section 362(a) of the Bankruptcy Code. Such guaranty is an absolute, unconditional, present and continuing guaranty of payment and not of collectability and is in no way conditioned or contingent upon any attempt to collect from any Subsidiary or Affiliate of the Borrower, or any other action, occurrence or circumstance whatsoever. Upon failure by any Credit Party to pay punctually any of the Borrower Guaranteed Obligations, the Borrower shall forthwith on demand by the Administrative Agent pay the amount not so paid at the place and in the currency and otherwise in the manner specified in this Agreement or any other applicable agreement or instrument.

Section 10.02    Additional Undertaking. As a separate, additional and continuing obligation, the Borrower unconditionally and irrevocably undertakes and agrees, for the benefit of the Benefited Creditors that, should any Borrower Guaranteed Obligations not be recoverable from the Borrower under Section 10.01 for any reason whatsoever (including, without limitation, by reason of any provision of any Loan Document or any other agreement or instrument executed in connection therewith being or becoming void, unenforceable, or otherwise invalid under any applicable law) then, notwithstanding any notice or knowledge thereof by any Lender, the Administrative Agent, any of their respective Affiliates, or any other Person, at any time, the Borrower as sole, original and independent obligor, upon demand by the Administrative Agent, will make payment to the Administrative Agent, for the account of the Benefited Creditors, of all such obligations not so recoverable by way of full indemnity, in such currency and otherwise in such manner as is provided in the Loan Documents or any other applicable agreement or instrument.

Section 10.03    Guaranty Unconditional. The obligations of the Borrower under this Article X shall be unconditional and absolute and, without limiting the generality of the foregoing shall not be released, discharged or otherwise affected by the occurrence, one or more times, of any of the following:

(a)    any extension, renewal, settlement, compromise, waiver or release in respect to the Borrower Guaranteed Obligations under any agreement or instrument, by operation of law or otherwise;

(b)    any modification or amendment of or supplement to this Agreement, any Note, any other Loan Document, or any agreement or instrument evidencing or relating to any Borrower Guaranteed Obligation;

(c)    any release, non-perfection or invalidity of any direct or indirect security for the Borrower Guaranteed Obligations under any agreement or instrument evidencing or relating to any Borrower Guaranteed Obligations;

(d)    any change in the corporate existence, structure or ownership of any Credit Party or other Subsidiary or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Credit Party or other Subsidiary or its assets or any resulting release or discharge of any obligation of any Credit Party or other Subsidiary contained in any agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations;

(e)    the existence of any claim, set-off or other rights that the Borrower may have at any time against any other Credit Party, the Administrative Agent, any Lender, any Affiliate of any Lender or any other Person, whether in connection herewith or any unrelated transactions;

(f)    any invalidity or unenforceability relating to or against any other Credit Party for any reason of any agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations, or any provision of applicable law or regulation purporting to prohibit the payment by any Credit Party of any of the Borrower Guaranteed Obligations; or

(g)    any other act or omission of any kind by any other Credit Party, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever that might, but for the provisions of this Article, constitute a legal or equitable discharge of the Borrower’s obligations under this Section other than the irrevocable payment in full of all Borrower Guaranteed Obligations.

Section 10.04    Borrower Obligations to Remain in Effect; Restoration. The Borrower’s obligations under this Article X shall remain in full force and effect until the Commitments shall have terminated, and the principal of and interest on the Notes and other Borrower Guaranteed Obligations, and all other amounts payable by the Borrower, any other Credit Party or other Subsidiary, under the Loan Documents or any other agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations, shall have been paid in full. If at any time any payment of any of the Borrower Guaranteed Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Credit Party, the Borrower’s obligations under this Article with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

Section 10.05    Waiver of Acceptance, etc. The Borrower irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any other Credit Party or any other Person, or against any collateral or guaranty of any other Person.

Section 10.06    Subrogation. Until the indefeasible payment in full of all of the Obligations and the termination of the Commitments hereunder, the Borrower shall have no rights, by operation of law or otherwise, upon making any payment under this Section 10.06 to be subrogated to the rights of the payee against any other Credit Party with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by any such Credit Party in respect thereof.

Section 10.07    Effect of Stay. In the event that acceleration of the time for payment of any amount payable by any Credit Party under any of the Borrower Guaranteed Obligations is stayed upon insolvency, bankruptcy or reorganization of such Credit Party, all such amounts otherwise subject to acceleration under the terms of any applicable agreement or instrument evidencing or relating to any of the Borrower Guaranteed Obligations shall nonetheless be payable by the Borrower under this Article forthwith on demand by the Administrative Agent.

Section 10.08    Keepwell. The Borrower, to the extent it is a Qualified ECP Guarantor, hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by the Borrower to honor all of its obligations under this Article X in respect of Designated Hedge Agreements (provided, however, that the Borrower shall only be liable under this Section 10.08 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.08, or otherwise under this Article X, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Company under this Section 10.08 shall remain in full force and effect until payment in full of all of the Obligations and the termination of the Commitments hereunder. The Borrower intends that this Section

10.08 constitute, and this Section 10.08 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE XI

MISCELLANEOUS

Section 11.01    Payment of Expenses etc. Each Credit Party agrees to pay (or reimburse the Administrative Agent, the Lenders or their Affiliates, as the case may be) all of the following: (i) whether or not the transactions contemplated hereby are consummated, for all reasonable and documented out-of- pocket costs, expenses of the Administrative Agent in connection with the negotiation, preparation, due diligence, syndication, administration and execution and delivery of the Loan Documents and the documents and instruments referred to therein and the syndication of the Commitments, including, without limitation, all reasonable and documented out-of-pocket expenses and legal fees of one counsel to the Administrative Agent and the Arrangers; (ii) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent in connection with any amendment, waiver or consent relating to any of the Loan Documents; (iii) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, the Lenders and their Affiliates in connection with the enforcement of any of the Loan Documents or the other documents and instruments referred to therein, including, without limitation, the reasonable fees and disbursements of any individual counsel to the Administrative Agent and any Lender (including, without limitation, allocated costs of internal counsel); (iv) all the actual costs and expenses of creating and perfecting Liens in favor of the Administrative Agent, for the benefit of Secured Creditors, in accordance with the Loan Documents, including filing and recording fees, expenses and amounts owed pursuant to Article III, search fees, title insurance premiums and fees, expenses and disbursements of counsel to the Administrative Agent and of counsel providing any opinions that the Administrative Agent or the Required Lenders may request in respect of the Collateral or the Liens created pursuant to the Security Documents, each of the foregoing to the extent owed and payable hereunder or under any other Loan Document; (v) all the reasonable and documented out-of-pocket costs and fees, expenses and disbursements of any third party auditors, accountants, consultants or appraisers; and (vi) all the actual costs and expenses (including the fees, expenses and disbursements of counsel (including allocated costs of internal counsel) and of any appraisers, consultants, advisors and agents employed or retained by the Administrative Agent and its counsel) in connection with the custody or preservation of any of the Collateral.

Section 11.02    Indemnification. Each Credit Party agrees to indemnify the Administrative Agent, the Arrangers, each Lender, and their respective Related Parties (collectively, the “Indemnitees”) from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses reasonably incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of (i) any investigation, litigation or other proceeding (whether or not any Indemnitee is a party thereto and whether or not such investigation, litigation or proceeding was brought by the Borrower or any other third party) related to the entering into and/or performance of any Loan Document or the use of the proceeds of any Loans hereunder or the consummation of any transactions contemplated in any Loan Document or any other Transaction Document, other than any such investigation, litigation or proceeding arising out of transactions solely between any of the Lenders or the Administrative Agent that does not involve an act or omission by Holdings or the Borrower or any of its Subsidiaries in breach or violation of any provision of any of the Loan Documents (other than, subject to the last parenthetical of this sentence, any investigation, litigation or proceeding relating to such Indemnitee acting in its capacity as an Arranger), transactions solely involving the assignment by a Lender of all or a portion of its Loans and Commitments, or the granting of participations therein, as provided in this Agreement, or arising solely out of any examination of a Lender by any regulatory or other Governmental Authority having jurisdiction over it that is not in any way related to the entering into and/or performance of any Loan Document, or (ii) (A) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property owned, leased or at any time operated by Holdings, the other Credit Parties or any of their respective Subsidiaries, (B) the release, generation, storage, transportation, handling or disposal of Hazardous Materials by or on behalf of Holdings, any other Credit Party or any of its respective Subsidiaries at any location, whether or not owned or operated by Holdings, the other Credit Parties or any of their respective Subsidiaries, (C) the non-compliance of any such Real Property with Environmental Laws (including applicable permits thereunder) applicable thereto or (D) any Environmental Claim asserted against Holdings, any other Credit Party or any of their respective Subsidiaries, in respect of any such Real Property, including, in the case of each of (i) and (ii) above, without limitation, the reasonable documented fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but in each case of the foregoing clauses (i) or (ii), excluding any such losses, liabilities, claims, damages or expenses of any Indemnitee to the extent incurred by reason of the gross negligence or willful misconduct of such Indemnitee or a material breach of the obligations of such Indemnitee, in each case, as determined by a final non- appealable judgment of a court of competent jurisdiction). To the extent that the undertaking to indemnify, pay or hold harmless any Person set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, each Credit Party shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities that is permissible under applicable law. All amounts to the extent due and payable under this Section 11.02 shall be paid within ten (10) Business Days after receipt by the Borrower from an Indemnitee of an invoice relating thereto, setting forth such expense in reasonable detail.

Section 11.03    Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches, agencies and Affiliates of such Lender wherever located) to or for the credit or the account of any Credit Party against and on account of the Obligations and liabilities of any Credit Party to such Lender under this Agreement or under any of the other Loan Documents, including, without limitation, all claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees to promptly notify the Borrower after any such set off and application, provided, however, that the failure to give such notice shall not affect the validity of such set off and application.

Section 11.04    Equalization.

(a)    Equalization. If at any time any Lender receives any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise) that is applicable to the payment of the principal of, or interest on, the Loans, or Fees (other than Fees that are intended to be paid solely to the Administrative Agent and amounts payable to a Lender under Article III), of a sum that with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount. The provisions of this Section 11.04(a) shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

(b)    Recovery of Amounts. If any amount paid to any Lender pursuant to subpart (a) above is recovered in whole or in part from such Lender, such original purchase shall be rescinded, and the purchase price restored ratably to the extent of the recovery.

(c)    Consent of Borrower. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 11.05    Notices.

(a)    Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subpart (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail (including FedEx) as follows:

(i)    if to the Borrower, to it at 101 Avenue of the Americas, 10th Floor, New York, New York 10013, Attention: William Sorenson, with a copy to (which shall not constitute notice) DLA Piper LLP (US), 1251 Avenue of the Americas, 27th Floor, New York, New York 10020, Attention: Ryan Moreno, Esq.;

(ii)    if to any other Credit Party, to it c/o DigitalOcean, LLC, 101 Avenue of the Americas, 10th Floor, New York, New York 10013, Attention: William Sorenson, with a copy to (which shall not constitute notice) DLA Piper LLP (US), 1251 Avenue of the Americas, 27th Floor, New York, New York 10020, Attention: Ryan Moreno, Esq.;

(iii)    if to the Administrative Agent, to it at the Notice Office; and

(iv)    if to a Lender, to it at its address (or facsimile number) set forth next to its name on the signature pages hereto or, in the case of any Lender that becomes a party to this Agreement by way of assignment under Section 11.06 of this Agreement, to it at the address set forth in the Assignment Agreement to which it is a party.

(b)    Receipt of Notices. Notices and communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through electronic communications to the extent provided in subpart (c) below shall be effective as provided in said subpart (c).

(c)    Electronic Communications. Notices and other communications to the Administrative Agent or any Lender hereunder and required to be delivered pursuant to Section 6.01 may be delivered or furnished by electronic communication (including e-mail and Internet or intranet web sites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent and the Borrower may, in their discretion, agree in a separate writing to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by any such Person, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet web site shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the web site address therefor.

(d)    Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to each of the other parties hereto in accordance with Section 11.05(a).

Section 11.06    Successors and Assigns.

(a)    Successors and Assigns Generally. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns; provided, however, that the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of all the Lenders, provided, further, that any assignment or participation by a Lender of any of its rights and obligations hereunder shall be effected in accordance with this Section 11.06.

(b)    Participations. Each Lender may at any time grant participations in any of its rights hereunder or under any of the Notes to an Eligible Assignee, an Eligible Participant or any other Person, provided that in the case of any such participation,

(i)    the participant shall not have any rights under this Agreement or any of the other Loan Documents, including rights of consent, approval or waiver (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto),

(ii)    such Lender’s obligations under this Agreement (including, without limitation, its Commitments hereunder) shall remain unchanged,

(iii)    such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

(iv)    such Lender shall remain the holder of the Obligations owing to it and of any Note issued to it for all purposes of this Agreement, and

(v)    the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with the selling Lender in connection with such Lender’s rights and obligations under this Agreement, and, provided, further, that no Lender shall transfer, grant or sell any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Loan Document except to the extent (A) such participant is an Affiliate or an Approved Fund of the Lender granting the participations or (B) such amendment or waiver would (x) extend the final scheduled maturity of the date of any Scheduled Repayment of any of the Loans in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase such participant’s participating interest in any Commitment over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of any such Commitment), (y) release all or any substantial portion of the Collateral, or release any guarantor from its guaranty of any of the Obligations, except in accordance with the terms of the Loan Documents, or (z) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and, provided still further that each participant shall be entitled to the benefits of Section 3.03 with respect to its participation as if it was a Lender, except that a participant shall (i) only deliver the forms described in Section 3.03(g) to the Lender granting it such participation and (ii) not be entitled to receive any greater payment under Section 3.03(g) than the applicable Lender would have been entitled to receive absent the participation, except to the extent such entitlement to a greater payment arose from a Change in Law occurring after the participant became a participant hereunder. Notwithstanding the foregoing, no Lender shall knowingly grant a participation to any Person other than an Eligible Participant if such grant of a participation to such Person together with the participations previously granted to such Person and known to the Lender exceed $3,000,000 in the aggregate. The parties hereto hereby agree that the Administrative Agent shall not have any responsibility for ensuring that any participant in a Loan or Commitment is not a Restricted Participant or exceeds the threshold set forth in the foregoing sentence and the Administrative Agent shall not be liable in the event that a participation in any Loan or Commitment is transferred or granted to any Restricted Participant or exceeds the threshold set forth in the foregoing sentence.

In the event that any Lender sells participations in a Loan, such Lender shall, acting for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name of all participants in such Loan and the principal amount of (and stated interest on) the portion of such Loan that is the subject of the participation (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and each Borrower, the Administrative Agent and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement notwithstanding any notice to the contrary. A Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). The Participant Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice; provided, however, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c)    Assignments by Lenders.

(i)    Any Lender may assign all, or if less than all, a fixed portion, of its Loans and/or Commitments and its rights and obligations hereunder to one or more Eligible Assignees, each of which shall become a party to this Agreement as a Lender by execution of an Assignment Agreement; provided, however, that

(A)    except in the case of (x) an assignment of the entire remaining amount of the assigning Lender’s Loans and/or Commitments or (y) an assignment to another Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender, the aggregate amount of the Commitment so assigned (which for this purpose includes the Loans outstanding thereunder) shall not be less than $1,000,000;

(B)    in the case of any assignment to an Eligible Assignee at the time of any such assignment the Lender Register shall be deemed modified to reflect the Commitments of such new Lender and of the existing Lenders;

(C)    upon surrender of the old Notes, if any, upon request of the new Lender, new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender, to the extent needed to reflect the revised Commitments; and

(D)    unless waived by the Administrative Agent, the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500.

(ii)    To the extent of any assignment pursuant to this subpart (c), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(iii)    At the time of each assignment pursuant to this subpart (c), to a Person that is not already a Lender hereunder, the respective assignee Lender shall provide to the Borrower and the Administrative Agent the applicable Internal Revenue Service Forms (and any necessary additional documentation) described in Section 3.03(g).

(iv)    With respect to any Lender, the transfer of any Commitment of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitment shall not be effective until such transfer is recorded on the Lender Register maintained by the Administrative Agent at its office in Cleveland, Ohio (on behalf of and acting solely for this purpose as a non-fiduciary agent of the Borrower) with respect to ownership of such Commitment and Loans, including the name and address of the Lenders and the principal amount of the Loans (and stated interest thereon). Prior to such recordation, all amounts owing to the transferor with respect to such Commitment and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Lender Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment Agreement pursuant to this subpart (c). The entries in the Lender Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Lender Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Lender Register shall be available for the inspection by the Lender or the Borrower at any reasonable time and from time to time upon reasonable prior notice.

(v)    Nothing in this Section shall prevent or prohibit (A) any Lender that is a bank, trust company or other financial institution from pledging its Notes or Loans to a Federal Reserve Bank or other central bank or to any Person that extends credit to such Lender in support of borrowings made by such Lender from such Federal Reserve Bank or other central bank or such other Person, or (B) any Lender that is a trust, limited liability company, partnership or other investment company from pledging its Notes or Loans to a trustee or agent for the benefit of holders of certificates or debt securities issued by it. No such pledge, or any assignment pursuant to or in lieu of an enforcement of such a pledge, shall relieve the transferor Lender from its obligations hereunder.

(vi)    In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(d)    No SEC Registration or Blue Sky Compliance. Notwithstanding any other provisions of this Section, no transfer or assignment of the interests or obligations of any Lender hereunder or any grant of participation therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any State.

(e)    Representations of Lenders. Each Lender initially party to this Agreement hereby represents, and each Person that becomes a Lender pursuant to an assignment permitted by this Section will, upon its becoming party to this Agreement, represents that it is a commercial lender, other financial institution or other “accredited” investor (as defined in SEC Regulation D) that makes or acquires loans in the ordinary course of its business and that it will make or acquire Loans for its own account in the ordinary course of such business; provided, however, that subject to the preceding Sections 11.06(b) and (c), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Lender shall at all times be within its exclusive control.

(f)    Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (“Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (x) nothing herein shall constitute a commitment by any SPC to make any Loans and (y) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this clause, any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section may not be amended without the written consent of the SPC. The Borrower acknowledges and agrees that, to the fullest extent permitted under applicable law, each SPC, for purposes of Sections 2.09, 2.13, 3.01, 3.03, 11.01, 11.02 and 11.03, shall be considered a Lender.

Section 11.07    No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Borrower and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that the Administrative Agent or any Lender would otherwise have.

Section 11.08    Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.

(a)    THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)    EACH CREDIT PARTY HEREBY IRREVOCABLY CONSENTS TO THE NON- EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY IN ANY LITIGATION OR OTHER PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS, OR THE CREDIT PARTIES IN CONNECTION HEREWITH OR THEREWITH; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND; PROVIDED, FURTHER, THAT NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

(c)    EACH CREDIT PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 11.05. EACH CREDIT PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES,

TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO IN CLAUSE (b) ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY CREDIT PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH CREDIT PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS. EACH CREDIT PARTY HEREBY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THAT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

(d)    THE ADMINISTRATIVE AGENT, EACH LENDER, AND EACH CREDIT PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, SUCH LENDER, OR SUCH CREDIT PARTY IN CONNECTION THEREWITH. EACH CREDIT PARTY ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND EACH LENDER ENTERING INTO THE LOAN DOCUMENTS.

Section 11.09    Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, including via facsimile transmission or other electronic transmission capable of authentication (including “pdf”), each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same agreement. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

Section 11.10    Integration. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, for its own account and benefit and/or for the account, benefit of, and distribution to, the Lenders, constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof or thereof. To the extent that there is any conflict between the terms and provisions of this Agreement and the terms and provisions of any other Loan Document the terms and provisions of this Agreement will prevail.

Section 11.11    Headings Descriptive. The headings of the several Sections and other portions of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 11.12    Amendment or Waiver; Acceleration by Required Lenders.

(a)    Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, changed, waived or otherwise modified unless such amendment, change, waiver or other modification is in writing and signed by the Borrower, the Administrative Agent, and the Required Lenders or by the Administrative Agent acting at the written direction of the Required Lenders; provided, however, that:

(i)    no change, waiver or other modification shall:

(A)    increase the amount of any Commitment of any Lender hereunder, without the written consent of such Lender;

(B)    extend or postpone the Revolving Facility Termination Date, the Term Loan Maturity Date or the maturity date provided for herein that is applicable to any Loan of any Lender, or extend or postpone any scheduled expiration or termination date provided for herein that is applicable to a Commitment of any Lender, without the written consent of such Lender;

(C)    reduce the principal amount of any Loan made by any Lender, or reduce the rate or extend, defer or delay the time of payment of, or excuse the payment of, principal or interest thereon (other than as a result of (x) waiving the applicability of any post-default increase in interest rates or (y) any amendment or modification of defined terms used in financial covenants), without the written consent of such Lender; or

(D)    reduce the rate or extend the time of payment of, or excuse the payment of, any Fees to which any Lender is entitled hereunder, without the written consent of such Lender;

(ii)    no change, waiver or other modification or termination shall, without the written consent of each Lender affected thereby,

(A)    release the Borrower from any of its obligations hereunder or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement;

(B)    release the Borrower from its guaranty obligations under Article X or release any Credit Party from the Guaranty or Holdings from its guaranty obligations under the applicable Loan Documents, except, in the case of a Subsidiary Guarantor, in connection with a transaction permitted under this Agreement;

(C)    release all or substantially all of the Collateral, except in connection with a transaction permitted under this Agreement;

(D)    amend, modify or waive any provision of this Section 11.12, Section 8.03, or any other provision of any of the Loan Documents pursuant to which the consent or approval of all Lenders, or a number or specified percentage or other required grouping of Lenders or Lenders having Commitments, is by the terms of such provision explicitly required, or any other provision providing for pro rata sharing among Lenders;

(E)    reduce the percentage specified in, or otherwise modify, the definition of Required Lenders; or

(F)    amend, modify or waive any provision of Section 2.06(b), Section 2.13(b), Section 2.13(e), or any other provision providing for pro rata sharing among Lenders; and

(iii)    any amendment, change, waiver or other modification that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at such time.

Any waiver or consent with respect to this Agreement given or made in accordance with this Section shall be effective only in the specific instance and for the specific purpose for which it was given or made.

(b)    No provision of Article IX may be amended without the consent of the Administrative Agent.

(c)    To the extent the Required Lenders (or all of the Lenders, as applicable, as shall be required by this Section) waive the provisions of Section 7.02 with respect to the sale, transfer or other disposition of any Collateral, or any Collateral is sold, transferred or disposed of as permitted by Section 7.02, (i) such Collateral (but not any proceeds thereof) shall be sold, transferred or disposed of free and clear of the Liens created by the respective Security Documents; (ii) if such Collateral includes all of the capital stock of a Subsidiary that is a party to the Guaranty or whose stock is pledged pursuant to the Security Agreement or the Holdings Guaranty and Security Agreement, as applicable, such capital stock (but not any proceeds thereof) shall be released from the Security Agreement or the Holdings Guaranty and Security Agreement, as applicable, and such Subsidiary shall be released from the Guaranty or the Holdings Guaranty, as applicable; and (iii) the Administrative Agent shall be authorized to take actions deemed appropriate by it in order to effectuate the foregoing.

(d)    In no event shall the Required Lenders, without the prior written consent of each Lender, direct the Administrative Agent to accelerate and demand payment of the Loans held by one Lender without accelerating and demanding payment of all other Loans or to terminate the Commitments of one or more Lenders without terminating the Commitments of all Lenders. Each Lender agrees that, except as otherwise provided in any of the Loan Documents and without the prior written consent of the Required Lenders, it will not take any legal action or institute any action or proceeding against any Credit Party with respect to any of the Obligations or Collateral, or accelerate or otherwise enforce its portion of the Obligations. Without limiting the generality of the foregoing, none of Lenders may exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, uniform commercial code sales or other similar sales or dispositions of any of the Collateral except as authorized by the Required Lenders. Notwithstanding anything to the contrary set forth in this Section 11.12(d) or elsewhere herein, each Lender shall be authorized to take such action to preserve or enforce its rights against any Credit Party where a deadline or limitation period is otherwise applicable and would, absent the taking of specified action, bar the enforcement of Obligations held by such Lender against such Credit Party, including the filing of proofs of claim in any insolvency proceeding.

(e)    Notwithstanding anything to the contrary contained in this Section 11.12, (x) Security Documents (including any Additional Security Documents) and related documents executed by Subsidiaries of the Borrower in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented and waived with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Person if such amendment, supplement or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such Security Document or other document to be consistent with this Agreement and the other Loan Documents and (y) if following the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an ambiguity, inconsistency, obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

(f)    If, (x) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any provisions hereof as contemplated by this Section 11.12 that requires the consent of a greater percentage of the Lenders than the Required Lenders, the consent of the Required Lenders shall have been obtained but the consent of a Lender whose consent is required shall not have been obtained (each a “Non-Consenting Lender”) or (y) any Lender objects to the addition of a Foreign Subsidiary as a Subsidiary Guarantor pursuant to the proviso in the definition of “Subsidiary Guarantor” (an “Objecting Lender”), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 11.04(c)), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations; provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including any breakage compensation under Section 3.02 and any amounts accrued and owing to such Lender under Section 3.01(a)(i), Section 3.01(c), Section 3.03 or Section 3.04), and (C) such Eligible Assignee shall consent at the time of such assignment to each matter in respect of which such Non-Consenting Lender or Objecting Lender, as applicable, did not consent or objected to, as applicable. Each Lender agrees that, if it becomes a Non-Consenting Lender or an Objecting Lender and is being replaced in accordance with this Section 11.12(f), it shall execute and deliver to the Administrative Agent an Assignment Agreement to evidence such assignment and shall deliver to the Administrative Agent any Notes previously delivered to such Non-Consenting Lender or Objecting Lender. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(g)    Each of the parties hereto acknowledges and agrees that, if there are any Mortgaged Real Properties, any increase, extension or renewal of any of the Commitments or Loans (including the provision of any incremental credit facilities hereunder, but excluding (i) any continuation or conversion of borrowings, (ii) the making of any Revolving Loans or (iii) in connection with any Limited Condition Acquisition) shall be subject to (and conditioned upon): (1) the prior delivery of all flood hazard determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to such Mortgaged Real Properties as required by Flood Insurance Laws and as otherwise reasonably required by the Lenders and (2) the Administrative Agent shall have received written confirmation from the Lenders, flood insurance due diligence and flood insurance compliance has been completed by the Lenders (such written confirmation not to be unreasonably withheld, conditioned or delayed).

Section 11.13    Survival of Indemnities. All indemnities set forth herein including, without limitation, in Article III, Section 9.09 or Section 11.02 shall survive the execution and delivery of this Agreement and the making and repayment of the Obligations.

Section 11.14    Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Lender; provided, however, that the Borrower shall not be responsible for costs arising under Section 3.01 resulting from any such transfer (other than a transfer pursuant to Section 3.04) to the extent not otherwise applicable to such Lender prior to such transfer.

Section 11.15    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; and

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 11.16    Confidentiality.

(a)    Each of the Administrative Agent and each Lender agrees to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (1) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (2) to any direct or indirect contractual counterparty in any Hedge Agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section, (3) to the extent requested by any regulatory authority, (4) to the extent required by applicable laws or regulations or by any subpoena or similar legal process having appropriate jurisdiction, (5) to any other party to this Agreement, (6) in connection with the exercise of any remedies hereunder or under any of the other Loan Documents, or any suit, action or proceeding relating to this Agreement or any of the other Loan Documents or the enforcement of rights hereunder or thereunder, (7) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in any of its rights or obligations under this Agreement, or in connection with transactions permitted pursuant to Section 11.06(c)(v) or Section 11.06(f), (8) with the written consent of the Borrower, (9) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section 11.16, or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than a Credit Party and not otherwise in violation of this Section 11.16, or (10) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the facilities hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities hereunder. The Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or any Lender in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. The Credit Parties consent to the publication by the Administrative Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Credit Parties. The Administrative Agent or such Lender shall provide a draft of any such advertising material relating to the Borrower for review and comment prior to the publication thereof.

(b)    As used in this Section, “Confidential Information” shall mean all information received from the Borrower relating to the Borrower, its Subsidiaries or its or their respective business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided, however, that, in the case of information received from the Borrower after the Closing Date, such information is clearly identified at the time of delivery as confidential.

(c)    Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information. The Borrower hereby agrees that the failure of the Administrative Agent or any Lender to comply with the provisions of this Section shall not relieve the Borrower, or any other Credit Party, of any of its obligations under this Agreement or any of the other Loan Documents.

Section 11.17    General Limitation of Liability. No claim may be made by any Credit Party, any Lender, the Administrative Agent, or any other Person against the Administrative Agent, or any other Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any of the other Loan Documents, or any act, omission or event occurring in connection therewith; and the Borrower, each Lender, and the Administrative Agent, to the fullest extent permitted under applicable law, waive, release and agree not to sue or counterclaim upon any such claim for any special, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in their favor.

Section 11.18    No Duty. All attorneys, accountants, appraisers, consultants and other professional Persons (including the firms or other entities on behalf of which any such Person may act) retained by the Administrative Agent or any Lender with respect to the transactions contemplated by the Loan Documents shall have the right to act exclusively in the interest of the Administrative Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrower, to any of its Subsidiaries, or to any other Person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation. The Borrower agrees, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such Persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.

Section 11.19    Lenders and Agent Not Fiduciary to Borrower, etc. The relationship among the Borrower and its Subsidiaries, on the one hand, and the Administrative Agent and the Lenders, on the other hand, is solely that of debtor and creditor, and the Administrative Agent and the Lenders have no fiduciary or other special relationship with the Borrower and its Subsidiaries, and no term or provision of any Loan Document, no course of dealing, no written or oral communication, or other action, shall be construed so as to deem such relationship to be other than that of debtor and creditor. To the fullest extent permitted by law, the Borrower and each of its Subsidiaries hereby agrees that it will not make any claims against the Administrative Agent, Collateral Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.20    Survival of Representations and Warranties. All representations and warranties herein shall survive the making of Loans hereunder, the execution and delivery of this Agreement, the Notes and the other documents the forms of which are attached as Exhibits hereto, the issue and delivery of the Notes, any disposition thereof by any holder thereof, and any investigation made by the Administrative Agent or any Lender or any other holder of any of the Notes or on its behalf. All statements contained in any certificate or other document delivered to the Administrative Agent or any Lender or any holder of any Notes by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto or otherwise specifically for use in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder, made as of the respective dates specified therein or, if no date is specified, as of the respective dates furnished to the Administrative Agent or any Lender.

Section 11.21    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 11.22    Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action, event, condition or circumstance is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations or restrictions of, another covenant, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or event, condition or circumstance exists.

Section 11.23    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Base Rate to the date of repayment, shall have been received by such Lender.

Section 11.24    USA Patriot Act. Each Lender subject to the USA Patriot Act hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA Patriot Act.

Section 11.25    Advertising and Publicity. No Credit Party shall issue or disseminate to the public (by advertisement, including without limitation any “tombstone” advertisement, press release or otherwise), submit for publication or otherwise cause or seek to publish any information describing the credit or other financial accommodations made available by the Lenders pursuant to this Agreement and the other Loan Documents without the prior consent of the Administrative Agent. Nothing in the foregoing shall be construed to prohibit any Credit Party from making any submission or filing which it is required to make by applicable law or pursuant to judicial process; provided, that, (i) such filing or submission shall contain only such information as is necessary to comply with applicable law or judicial process and (ii) unless specifically prohibited by applicable law or court order, the Borrower shall promptly notify the Administrative Agent of the requirement to make such submission or filing and provide the Administrative Agent with a copy thereof.

Section 11.26    Release of Guarantees and Liens. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction permitted by any Loan Document or that has been consented to in accordance with the terms hereof or (ii) under the circumstances described in the next succeeding sentence. When this Agreement has been terminated and all of the Obligations have been fully and finally discharged (other than obligations in respect of Designated Hedge Agreements and contingent indemnity obligations) and the obligations of the Administrative Agent and the Lenders to provide additional credit under the Loan Documents have been terminated irrevocably, and the Credit Parties have delivered to the Administrative Agent a written release of all claims against the Administrative Agent and the Lenders, in form and substance reasonably satisfactory to the Administrative Agent, the Administrative Agent will, at the Borrower’s sole expense, execute and deliver any termination statements, lien releases, mortgage releases, re-assignments of intellectual property, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are necessary or advisable to release, as of record, the Administrative Agent’s Liens and all notices of security interests and liens previously filed by the Administrative Agent with respect to the Obligations.

Section 11.27    Payments Set Aside. To the extent that any Secured Creditor receives a payment from or on behalf of the Borrower or any other Credit Party, from the proceeds of any Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

Section 11.28    Hedging Liability. Notwithstanding any provision hereof or in any other Loan Document to the contrary, in the event that any Credit Party is not an “eligible contract participant” as such term is defined in Section 1(a)(18) of the Commodity Exchange Act, as amended, at the time (i) any transaction is entered into under any Hedging Obligation or (ii) such Person becomes a Borrower or Subsidiary Guarantor hereunder, and the effect of the foregoing would be to render any Guaranty Obligations of such Person violative of the Commodity Exchange Act, the Obligations of such Person shall not include (x) in the case of clause (i) above, such transaction and (y) in the case of clause (ii) above, any transactions outstanding under any Hedging Obligations as of the date such Person becomes a Borrower or Subsidiary Guarantor hereunder.

Section 11.29    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

DIGITALOCEAN, LLC, as the Borrower

By:	/s/ Alan Shapiro
Name:	Alan Shapiro
Title:	Secretary

DIGITALOCEAN HOLDINGS, INC., as Holdings

By:	/s/ Alan Shapiro
Name:	Alan Shapiro
Title:	Secretary

[Signature Page to Second Amended and Restated Credit Agreement]

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent and Lender

By:	/s/ David A. Wild
Name:	David A. Wild
Title:	SVP

[Signature Page to Second Amended and Restated Credit Agreement]

Fifth Third Bank, National Association as a Lender

By:	/s/ Joe Alexander
Name:	Joe Alexander
Title:	Principal

[Signature Page to Second Amended and Restated Credit Agreement]

BARCLAYS BANK, PLC, as a Lender

By:	/s/ Martin Corrigan
Name:	Martin Corrigan
Title:	Vice President

[Signature Page to Second Amended and Restated Credit Agreement]

Bank of America , N.A., as a Lender

By:	/s/ Kevin Yuen
Name:	Kevin Yuen
Title:	Senior Vice President

[Signature Page to Second Amended and Restated Credit Agreement]

REGIONS BANK, as a Lender

By:	/s/ H. Glenn Little
Name:	H. Glenn Little
Title:	Managing Director

[Signature Page to Second Amended and Restated Credit Agreement]

JPMorgan Chase Bank, N.A., as a Lender

By:	/s/ Daniel Luby
Name:	Daniel Luby
Title:	Vice President

[Signature Page to Second Amended and Restated Credit Agreement]

COMERICA BANK, as a Lender

By:	/s/ Devon Bostock
Name:	Devon Bostock
Title:	Senior Vice President

[Signature Page to Second Amended and Restated Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Thomas M. Manning
Name:	Thomas M. Manning
Title:	Authorized Signatory

[Signature Page to Second Amended and Restated Credit Agreement]

Webster Bank, National Association, as a Lender

By:	/s/ James Widman
Name:	James Widman
Title:	Vice President

[Signature Page to Second Amended and Restated Credit Agreement]

HSBC Bank USA, N.A., as a Lender

By:	/s/ Peter I. Sanchez
Name:	Peter I. Sanchez
Title:	Managing Director

[Signature Page to Second Amended and Restated Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Judith E. Smith
Name:	Judith E. Smith
Title:	Authorized Signatory

By:	/s/ Brady Bingham
Name:	Brady Bingham
Title:	Authorized Signatory

[Signature Page to Second Amended and Restated Credit Agreement]

Modern Bank N.A., as a Lender

By:	/s/ Curt Lucker
Name:	Curt Lucker
Title:	Managing Director

[Signature Page to Second Amended and Restated Credit Agreement]

EXHIBIT A-1

FORM OF [AMENDED AND RESTATED] REVOLVING FACILITY NOTE

$	, 20
New York, New York

FOR VALUE RECEIVED, the undersigned DigitalOcean, LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to                                  or its registered permitted assigns (the “Lender”) the principal sum of                                      ($                    ) or, if less, the then unpaid principal amount of all Revolving Loans (such term and each other capitalized term used herein without definition shall have the meanings ascribed thereto in the Credit Agreement referred to below) made by the Lender to the Borrower pursuant to the Credit Agreement, in Dollars and in immediately available funds, at the Payment Office on the Revolving Facility Termination Date.

The Borrower also promises to pay interest in like currency and funds at the Payment Office on the unpaid principal amount of each Revolving Loan made by the Lender from the date of such Revolving Loan until paid at the rates and at the times provided in the Credit Agreement.

This [Amended and Restated] Revolving Facility Note [(this “Revolving Facility Note”)] is one of the Notes referred to in the Second Amended and Restated Credit Agreement, dated as of February 13, 2020, among the Borrower, DigitalOcean Holdings, Inc., a Delaware corporation, the lenders from time to time party thereto (including the Lender), KeyBank National Association, as the Administrative Agent, and the other agents and Arrangers party thereto (as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Loan Documents. As provided in the Credit Agreement, this Revolving Facility Note is subject to mandatory repayment prior to the Revolving Facility Termination Date, in whole or in part.

[This Revolving Facility Note amends and restates in its entirety that certain Revolving Facility Note dated April 17, 2018, made by the Borrower in favor of the Lender (the “Original Note”), and is not intended to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation as to, the Borrower’s obligations evidenced by the Original Note.]

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Revolving Facility Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Revolving Facility Note, except as expressly set forth in the Credit Agreement. No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

THIS REVOLVING FACILITY NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS REVOLVING FACILITY NOTE, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[Signature Page Follows]

A-1-1

DIGITALOCEAN, LLC

By:
Name:
Title:

[Signature Page to Amended and Restated Revolving Facility Note]

EXHIBIT A-2

FORM OF [AMENDED AND RESTATED] TERM NOTE

$	, 20
New York, New York

FOR VALUE RECEIVED, the undersigned DigitalOcean, LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to                                  or its registered permitted assigns (the “Lender”) the principal sum of                                 ($                 ) or, if less, the then unpaid principal amount of all Term Loans (such term and each other capitalized term used herein without definition shall have the meanings ascribed thereto in the Credit Agreement referred to below) made by the Lender to the Borrower pursuant to the Credit Agreement, in Dollars and in immediately available funds, at the Payment Office on the Term Loan Maturity Date.

The Borrower promises to pay (i) interest in like currency and funds at the Payment Office on the unpaid principal amount of the Term Loan made by the Lender from the date of such Term Loan until paid at the rates and at the times provided in the Credit Agreement and (ii) installments on the principal amount of the Term Loans in the amounts and on the dates provided in the Credit Agreement.

This [Amended and Restated] Term Note [(this “Term Note”)] is one of the Notes referred to in the Second Amended and Restated Credit Agreement, dated as of February 13, 2020, among the Borrower, DigitalOcean Holdings, Inc., a Delaware corporation, the lenders from time to time party thereto (including the Lender), KeyBank National Association, as the Administrative Agent, and the other agents and Arrangers party thereto (as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Loan Documents. As provided in the Credit Agreement, the principal amount of this Term Note shall be repaid in accordance with Section 2.12 of the Credit Agreement, and this Term Note is subject to mandatory repayment prior to the Term Loan Maturity Date, in whole or in part.

[This Term Note amends and restates in its entirety that certain Term Note dated April 17, 2018, made by the Borrower in favor of the Lender (the “Original Note”), and is not intended to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation as to, the Borrower’s obligations evidenced by the Original Note.]

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Term Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Term Note, except as expressly set forth in the Credit Agreement. No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

THIS TERM NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

A-2-1

THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS TERM NOTE, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[Signature Page Follows]

A-2-2

DIGITALOCEAN, LLC

By:
Name:
Title:

[Signature Page to Amended and Restated Term Note]

EXHIBIT B-1

FORM OF NOTICE OF BORROWING

                    , 20

KeyBank National Association,

as Administrative Agent

127 Public Square

OH-01-27-0627

Cleveland, OH 44144

Attention: David Wild

with a copy to:

KeyBank National Association,

as Administrative Agent

4900 Tiedeman Road

OH-01-49-0114

Brooklyn, OH 44144

Attention: Donna Boening

Re:    Notice of Borrowing

Ladies and Gentlemen:

The undersigned, DigitalOcean, LLC, a Delaware limited liability company (the “Borrower”), refers to the Second Amended and Restated Credit Agreement, dated as of February 13, 2020 (as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among the Borrower, DigitalOcean Holdings, Inc., a Delaware corporation (“Holdings”), the lenders from time to time party thereto, KeyBank National Association, as the Administrative Agent, and the other agents and Arrangers party thereto, and hereby gives you notice, irrevocably, pursuant to Section 2.05(b) of the Credit Agreement, that the undersigned hereby requests one or more Borrowings under the Credit Agreement, and in that connection therewith sets forth on Annex 1 hereto the information relating to each such Borrowing (collectively the “Proposed Borrowing”) as required by Section 2.05(b) of the Credit Agreement.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A)    the representations and warranties of the Credit Parties contained in the Credit Agreement and the other Loan Documents are and will be true and correct in all material respects (except for those representations and warranties that are conditioned by “materiality” or “material adverse effect”, which shall be true and correct in all respects), before and after giving effect to the Proposed Borrowing and to the application of the proceeds thereof, as though made on such date, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties were true and correct in all material respects (except for those representations and warranties that are conditioned by “materiality” or “material adverse effect”, which shall be true and correct in all respects) as of the date when made;

B-1-1

(B)    no Default or Event of Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds thereof; and

(C)    the conditions precedent in [Section 4.01 and]1 Section 4.02 have been satisfied.

Very truly yours,

DIGITALOCEAN, LLC

By:
Name:
Title:

[1]	To be inserted if Borrowing is for a Term Lona on the Closing Date.

B-1-2

Annex 1 to

Notice of Borrowing

1.	The Business Day of the Proposed Borrowing is [ ].

2.	The Borrower is requesting a [Term Loan][Revolving Loan].

3.	The Type of Loan[s] comprising the Proposed Borrowing [is a][are] [Base Rate Loan[s]] [Eurodollar Loan[s]].

4.	The Aggregate principal amount of [the] [each] Loan is [as follows]:

(a)	[Base Rate Loan: $ .]

(b)	[Eurodollar Loan: $ .]

5.	[The initial Interest Period for the Loan is:]

(a)	[Eurodollar Loan: .]

B-1-3

EXHIBIT B-2

FORM OF NOTICE OF CONTINUATION OR CONVERSION

                    , 20

KeyBank National Association,

as Administrative Agent

127 Public Square

OH-01-27-0627

Cleveland, OH 44144

Attention: David Wild

with a copy to:

KeyBank National Association,

as Administrative Agent

4900 Tiedeman Road

OH-01-49-0114

Brooklyn, OH 44144

Attention: Donna Boening

Re:    Notice of Continuation or Conversion

Ladies and Gentlemen:

The undersigned, DigitalOcean, LLC, a Delaware limited liability company (the “Borrower”), refers to the Second Amended and Restated Credit Agreement, dated as of February 13, 2020 (as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among the Borrower, DigitalOcean Holdings, Inc., a Delaware corporation (“Holdings”), the lenders from time to time party thereto, KeyBank National Association, as the Administrative Agent, and the other agents and Arrangers party thereto, and hereby gives you notice, irrevocably, pursuant to Section 2.09(b) of the Credit Agreement, that the undersigned hereby requests one or more Continuations or Conversions of Loans, consisting of one Type of Loan, pursuant to Section 2.09(b) of the Credit Agreement, and in that connection therewith has set forth on Annex 1 hereto the information required pursuant to such Section 2.09(b) of the Credit Agreement relating to each such Continuation or Conversion.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Continuation or Conversion:

(A)    the representations and warranties of the Credit Parties contained in the Credit Agreement and the other Loan Documents are and will be true and correct in all material respects (except for those representations and warranties that are conditioned by “materiality” or “material adverse effect”, which shall be true and correct in all respects), before and after giving effect to the Continuation or Conversion, as though made on such date, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties were true and correct in all material respects (except for those representations and warranties that are conditioned by “materiality” or “material adverse effect”, which shall be true and correct in all respects) as of the date when made;

B-2-1

(B)    no Default or Event of Default has occurred and is continuing, or would result from such Continuation or Conversion; and

(C)    the conditions precedent in Section 4.02 have been satisfied.

Very truly yours,

DIGITALOCEAN, LLC

By:
Name:
Title:

B-2-2

Annex 1 to

Notice of Continuation or Conversion

1.	The Type[s] of Loan[s] to be [Continued] [Converted] [is a] [are] Eurodollar Loan[s].

2.	The date on which the Loan to be [Continued] [Converted] was made is:

(a)	[Eurodollar Loan: $ .]

3.	The Business Day on which the Loan is to be [Continued] [Converted] is:

(a)	[Eurodollar Loan: $ .]

4.	The Aggregate amount of [the] [each] Loan is as follows:

(a)	[Eurodollar Loan: $ .]

[5.	The [new] Interest Period for the [respective] Loan is:]

(a)	[Eurodollar Loan: .]

[6.	The Type of Loan into which the [respective] Loan[s] [is] [are] to be Converted is:]

(a)	[Eurodollar Loan: .]

B-2-3

EXHIBIT C

[RESERVED]

C-1

EXHIBIT D

FORM OF SOLVENCY CERTIFICATE

DIGITALOCEAN, LLC, a Delaware limited liability company (the “Borrower”), hereby certifies that the officer executing this Solvency Certificate is the Chief Financial Officer and Treasurer of the Borrower and that such officer is duly authorized to execute this Solvency Certificate, which is hereby delivered pursuant to Section 4.01(o) of the Second Amended and Restated Credit Agreement, dated as of February 13, 2020 (as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”; terms defined or referenced therein and not otherwise defined or referenced herein being used herein as therein defined or referenced), among the Borrower, DigitalOcean Holdings, Inc., a Delaware corporation, the lenders from time to time party thereto, KeyBank National Association, as the Administrative Agent, and the other agents and Arrangers party thereto.

The Borrower further certifies that such officer is generally familiar with the finances, properties, businesses and assets of the Borrower and its Subsidiaries and has carefully reviewed the Loan Documents and the contents of this Solvency Certificate and, in connection herewith, has reviewed such other documentation and information and has made such investigations and inquiries as the Borrower and such officer deem necessary and prudent therefor. The Borrower further certifies that the financial information and assumptions that underlie and form the basis for the representations made in this Solvency Certificate were reasonable when made and were made in good faith and continue to be reasonable as of the date hereof.

The Borrower understands that the Lenders are relying on the truth and accuracy of this Solvency Certificate in connection with the Loan Documents.

The Borrower hereby further certifies that:

1.    On the date hereof, the fair value of the property and assets of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities (including contingent, subordinated, absolute, fixed, matured or unmatured and liquidated or unliquidated liabilities) of the Borrower and its Subsidiaries, on a consolidated basis.

2.    On the date hereof, immediately before and immediately after giving effect to the Borrowings under the Credit Agreement, the present fair salable value of the property and assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds the amount that will be required to pay the probable liabilities of the Borrower and its Subsidiaries, on a consolidated basis, on their debts as they become absolute and matured.

3.    The Borrower and its Subsidiaries, on a consolidated basis, do not currently intend or believe that they will incur debts and liabilities that will be beyond their ability to pay such debts and liabilities as they mature.

4.    On the date hereof, immediately before and immediately after giving effect to the Borrowings under the Credit Agreement, the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in business or in a transaction, and are not about to engage in business or in a transaction, for which their property and assets would constitute unreasonably small capital.

5.    The Borrower and its Subsidiaries do not intend to hinder, delay or defraud either present or future creditors or any other person to which the Borrower and its Subsidiaries are or, on or after the date hereof, will become indebted.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Borrower has caused this Solvency Certificate to be executed by its Chief Financial Officer and Treasurer, who is signing in such capacity only and in no way in his/her personal capacity, thereunto duly authorized, on and as of                     , 20    .

DIGITALOCEAN, LLC

By:
Name:
Title:

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

                , 20

KeyBank National Association,

as Administrative Agent

127 Public Square

OH-01-27-0627

Cleveland, OH 44144

Attention: David Wild

with a copy to:

KeyBank National Association,

as Administrative Agent

4900 Tiedeman Road

OH-01-49-0114

Brooklyn, OH 44144

Attention: Donna Boening

Each Lender party to the

Credit Agreement referred to below

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of February 13, 2020 (as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”; terms defined or referenced therein and not otherwise defined or referenced herein being used herein as therein defined or referenced), among DigitalOcean, LLC, a Delaware limited liability company (the “Borrower”), DigitalOcean Holdings, Inc., a Delaware corporation (“Holdings”), the lenders from time to time party thereto (the “Lenders”), KeyBank National Association, as the Administrative Agent, and the other agents and Arrangers party thereto. Pursuant to Section 6.01(c) of the Credit Agreement, the undersigned hereby certifies to the Administrative Agent and the Lenders as follows:

(a)    I am the duly elected Treasurer of Holdings.

(b)    I am familiar with the terms of the Credit Agreement and the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of Holdings and its Subsidiaries during the accounting period covered by the attached financial statements.

(c)    The review described in paragraph (b) above did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes or constituted a Default or Event of Default at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate.

(d)    The representations and warranties of the Credit Parties contained in the Credit Agreement and in the other Loan Documents are true and correct in all material respects (except for those

E-1

representations and warranties that are conditioned by “materiality” or “material adverse effect”, which shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and at the date hereof, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties were true and correct in all material respects (except for those representations and warranties that are conditioned by “materiality” or “material adverse effect”, which shall be true and correct in all respects) as of the date when made.

(e)    Set forth on Attachment I hereto are calculations of the financial covenants set forth in Section 7.07 of the Credit Agreement, which calculations show compliance with the terms thereof for the fiscal quarter of Holdings ending [                    ].

Very truly yours,

DIGITALOCEAN, LLC

By:
Name:
Title:

E-2

EXHIBIT F

FORM OF CLOSING CERTIFICATE

DIGITALOCEAN, LLC, a Delaware limited liability company (the “Borrower”), hereby certifies that the officer executing this Closing Certificate is an Authorized Officer (as defined in the Credit Agreement referred to below) of the Borrower and that such officer is duly authorized to execute this Closing Certificate, which is hereby delivered on behalf of the Borrower pursuant to Section 4.01(m) of the Second Amended and Restated Credit Agreement, dated as of February 13, 2020 (as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among the Borrower, the lenders from time to time party thereto, KeyBank National Association, as the Administrative Agent, and the other agents and Arrangers party thereto.

The undersigned further certifies that at and as of the Closing Date and both before and after giving effect to the initial Borrowings under the Credit Agreement and the application of the proceeds thereof:

1.    No Default or Event of Default has occurred and is continuing.

2.    All representations and warranties of the Credit Parties contained in the Credit Agreement and in the other Loan Documents are true and correct in all material respects (except for those representations and warranties that are conditioned by “materiality” or “material adverse effect”, which shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties were true and correct in all material respects (except for those representations and warranties that are conditioned by “materiality” or “material adverse effect”, which shall be true and correct in all respects) as of the date when made.

3.    All of the conditions precedent to the effectiveness of the Credit Agreement set forth in Section 4.01 of the Credit Agreement have been satisfied (or waived).

IN WITNESS WHEREOF, the Borrower has caused this Closing Certificate to be executed by its [Insert title of Authorized Officer] thereunto duly authorized, on and as of this day of                     , 20    .

DIGITALOCEAN, LLC

By:
Name:
Title:

F-1

EXHIBIT G

FORM OF ASSIGNMENT AGREEMENT

Date:             , 20

This Assignment and Assumption (this “Assignment Agreement”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement (as defined below), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment Agreement as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other Loan Documents and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Loan Document and any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]2]

3.	Borrower:	DigitalOcean, LLC, a Delaware limited liability company.

4.	Administrative Agent:	KeyBank National Association, as the administrative agent under the Credit Agreement.

5.	Credit Agreement:	Second Amended and Restated Credit Agreement, dated as of February 13, 2020 (as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, DigitalOcean Holdings, Inc., a Delaware corporation (“Holdings”), the lenders from time to time party thereto, the Administrative Agent, KeyBank National Association and the other agents and Arrangers party thereto.

[2]	Select as applicable.

6.	Assigned Interest:

Facility Assigned[3]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans[4]		CUSIP Number
	$	$		%
	$	$		%
	$	$		%

[7.	Trade Date:	][5]

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment Agreement are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[3]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment,” “Term Commitment,” etc.)
*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[4]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[5]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Accepted:

KEYBANK NATIONAL ASSOCIATION, as
Administrative Agent

By:
Name:
Title:

[DIGITALOCEAN, LLC, as the Borrower][6]

By:
Name:
Title:

[6]	If required.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AGREEMENT

1.    Representations and Warranties.

1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached to this Assignment Agreement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3.    General Provisions. This Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment Agreement. This Assignment Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to principles of conflicts of laws (other than Section 5-1401 of the New York General Obligations Law).

[Remainder of Page Intentionally Left Blank]

EXHIBIT H

FORM OF THIRD AMENDED AND RESTATED INTERCOMPANY SUBORDINATION AGREEMENT

(Intercompany Debt)

This Third Amended and Restated Intercompany Subordination Agreement (this “Agreement”) is dated as of February 13, 2020, among (i) DigitalOcean, LLC, a Delaware limited liability company, DigitalOcean Holdings, Inc., a Delaware corporation, ServerStack, Inc., a New York corporation, Digital Ocean Canada, Inc., a corporation governed under Canadian law, DigitalOcean EU B.V., a private limited liability company governed under Dutch law and Droplet Offshore Services Private Limited, a private company governed under Indian law (each, a “Company”, and collectively, the “Companies”), and (ii) KeyBank National Association, as the Administrative Agent (in such capacity, with its successors and assigns, the “Administrative Agent”), for the Lenders (as hereinafter defined) to the Amended and Restated Credit Agreement, dated as the date hereof (as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), among DigitalOcean, LLC, a Delaware limited liability company, the lenders from time to time party thereto (the “Lenders”), the Administrative Agent, and the other agents and Arrangers party thereto. Capitalized terms used in this Agreement and not otherwise defined have the meanings ascribed to such terms in the Credit Agreement.

The Companies and the Administrative Agent are party to that certain Second Amended and Restated Intercompany Subordination Agreement dated as of April 17, 2018 (the “Existing Subordination Agreement”). It is a condition precedent to the Credit Agreement that the Companies and the Administrative Agent enter into this Agreement for the purpose of amending and restating the Existing Subordination Agreement.

1.    Each Company hereby agrees that any and all Indebtedness, whether now existing or hereafter arising, whether or not evidenced by a promissory note or other instrument and including, without limitation, inter-company loans and advances, owing by any Company (in each such case, such Company shall constitute a “Debtor”), to any other Company (in each such case, such Company shall constitute a “Subordinated Lender”) (whether such indebtedness represents principal or interest, including, but not limited to, any and all post-petition interest owed by or on account of any Debtor to any Subordinated Lender, or obligations that are due or not due, direct or indirect, absolute or contingent) (all such Indebtedness, obligations and liabilities being hereinafter referred to as the “Subordinated Indebtedness”) are subordinated, to the extent provided herein, to all obligations, whether now existing or hereafter arising, of any Debtor owing to the Administrative Agent or the Lenders under the Credit Agreement and the other Loan Documents (collectively, the “Senior Debt Documents”). No Subordinated Lender will ask, demand, sue for, take or receive from any Debtor or any other Company in cash, by setoff or in any other manner (other than by accrual and/or payment of interest in kind, which shall thereafter constitute additional Subordinated Indebtedness), and no Debtor or other Company will pay, in cash, by setoff or in any other manner (other than by accrual and/or payment of interest in kind, which shall thereafter constitute additional Subordinated Indebtedness) the whole or any part of any monies that may now or hereafter be owing, whether for principal, interest, fees or otherwise, with respect to the Subordinated Indebtedness by any Debtor, or any successor or assign of them, to any Subordinated Lender or be owing by any other person, firm, partnership, limited liability company or corporation to any Subordinated Lender for the benefit of such Debtor, except as permitted by the Credit Agreement or otherwise consented to in writing by the Administrative Agent, unless and until all Liabilities (as defined below) owed to the Administrative Agent and the Lenders shall have been fully and finally paid and satisfied with interest and the Credit Agreement and the other Loan Documents have been terminated. As used herein, the term “Liabilities” means (i) all Obligations now or hereafter owing to the Administrative Agent or the Lenders, and (ii) all obligations, liabilities, and indebtedness (including all principal, premium (if any), and interest, including, but not limited to, any and all post-petition interest owed by or on account of any Debtor to the Lenders or the Administrative Agent (individually, a “Senior Creditor” and collectively, the “Senior Creditors”), whether or not such post-petition interest is an allowable claim, penalties, fees and expenses, charges and reimbursement obligations under letters of credit) payable directly or indirectly by any Debtor to the Senior Creditors, or owing to the Senior Creditors by any Debtor, whether outstanding on the date hereof or thereafter created, incurred or assumed by any Debtor under the terms of the Senior Debt Documents, including, without limitation, all Liabilities owing to the Senior Creditors.

2.    The subordination provisions herein shall be and remain absolute and unconditional under any and all circumstances, and no act or omission on the part of any of the Senior Creditors shall affect or impair the agreements of any Subordinated Lender hereunder. Each Subordinated Lender hereby authorizes the Senior Creditors to (a) make new loans or extend further credit to any Debtor in any amounts, grant renewals, increases or extensions of the time for payment of the Liabilities, (b) receive notes or other evidences of the Liabilities or renewals, increases, or extensions thereof, and (c) take or omit to take any action for the enforcement of, or waive any rights with respect to, any of the Liabilities without invalidating or impairing the subordination provided for herein or the other agreements of such Subordinated Lender hereunder. Nothing in this Agreement or the subordination provisions hereof is intended to cause the Subordinated Indebtedness not to be senior to any Indebtedness other than the Liabilities.

3.    In the event of any distribution of the assets or readjustment of the obligations and indebtedness of any Debtor, whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding involving the readjustment of all or any of the Subordinated Indebtedness, or the application of the assets of any Debtor to the payment or liquidation thereof, in each case to the extent not permitted by the Credit Agreement, the Senior Creditors shall be entitled to receive payment in full of any and all of the Liabilities then owing prior to the payment of all or any part of the Subordinated Indebtedness, and in order to enable the Senior Creditors to enforce their respective rights hereunder in any such action or proceeding, the Administrative Agent, on behalf of the Lenders, is hereby irrevocably authorized and empowered in its sole discretion, to make and present for and on behalf of each Subordinated Lender such proofs of claims against any Debtor on account of the Subordinated Indebtedness as the Administrative Agent may deem expedient or proper and to vote such proofs of claims in any such proceeding and to receive and collect any and all dividends or other payments or disbursements made thereon in whatever form the same may be paid or issued and to apply the same on account of any of the Liabilities.

4.    Should any payment or distribution or security or instrument or proceeds thereof be received by any Subordinated Lender upon or with respect to the Subordinated Indebtedness or any other obligations of any Debtor to such Subordinated Lender, in each case to the extent not permitted by the Credit Agreement and prior to the full and final satisfaction of all of the Liabilities and termination of all financing arrangements between the Debtors and the Senior Creditors, each Subordinated Lender shall receive and hold the same in trust, as trustee, for the benefit of the Senior Creditors and shall forthwith deliver the same to the Senior Creditors entitled thereto, in precisely the form received (except for the endorsement or assignment of such Subordinated Lender where necessary), for application on any of the Liabilities, due or not due, and, until so delivered, the same shall be held in trust by such Subordinated Lender as the property of the Senior Creditors. In the event of the failure of any Subordinated Lender to make any such endorsement or assignment to the Senior Creditors, the Senior Creditors, or any of their officers or employees, are hereby irrevocably authorized to make the same.

5.    In the event that any Subordinated Lender has or at any time or from time to time acquires any security interest for the Subordinated Indebtedness, each Subordinated Lender agrees (i) that such security interest is and at all times shall be subordinate and inferior to any security interest now or hereafter granted by the Debtors to any Senior Creditor as security for any of the Liabilities; and (ii) not to assert any right it may have to “adequate protection” of its interest in such security in any bankruptcy proceeding and agrees that it will not seek to have the automatic stay lifted with respect to such security, without the prior written consent of the Administrative Agent. Each Subordinated Lender agrees not to initiate or prosecute any claim, action or other proceeding (i) challenging the enforceability of any of the Senior Creditors’ respective claims, (ii) challenging the enforceability of any of the liens or security interests in assets securing all or any part of the Liabilities, or (iii) asserting any claim that the Debtors may hold with respect to any of the Senior Creditors. To the extent that any of the Senior Creditors receives payments on the Liabilities that are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or Federal law, common law, or equitable cause, then, to the extent of such payment or proceeds received, the Liabilities, or part thereof, intended to be satisfied shall be revived and continue in full force and effect as if such payments or proceeds had not been received by such Senior Creditor.

6.    This Agreement shall in all respects be a continuing agreement and shall remain in full force and effect (notwithstanding, without limitation, the death or incompetency of the undersigned or that at any time or from time to time all of the Liabilities may have been paid in full) until all such Liabilities (including any and all extensions, amendments, modifications or renewals of any of the Liabilities; any and all interest accruing on any of the foregoing, and any and all expenses paid or incurred by any Senior Creditor in endeavoring to collect or realize upon any of the foregoing or any security therefor) shall have been indefeasibly paid in full and Senior Creditors shall have no further obligation to provide any financial accommodations to the Debtors, under the Credit Agreement.

7.    Any Senior Creditor may, from time to time, whether before or after any discontinuance of this Agreement, without notice to the Subordinated Lenders, assign or transfer any or all of the Liabilities belonging to such Senior Creditor or any interest therein in accordance with the terms of the applicable Senior Debt Documents; and, notwithstanding any such permitted assignment or transfer or any subsequent permitted assignment or transfer thereof, such Liabilities shall be and remain Liabilities for the purposes of this Agreement, and every immediate and successive permitted assignee or transferee of any of the Liabilities or of any interest therein shall, to the extent of the interest of such permitted assignee or transferee in the Liabilities, be entitled to the benefits of this Agreement to the same extent as if such permitted assignee or transferee were such Senior Creditor.

8.    Senior Creditors shall not be prejudiced in their rights under this Agreement by any act or failure to act of any Debtor or any Subordinated Lender, or any noncompliance of any Debtor or any Subordinated Lender with any agreement or obligation, regardless of any knowledge thereof which any Senior Creditor may have or with which any Senior Creditor may be charged; and no action of any Senior Creditor permitted hereunder shall in any way affect or impair the rights of any Senior Creditor and the obligations of any Subordinated Lender under this Agreement.

9.    No delay on the part of any Senior Creditor in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by any Senior Creditor of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy; nor shall any modification or waiver of any of the provisions of this Agreement be binding upon any Senior Creditor except as expressly set forth in writing duly signed and delivered on behalf of such Senior Creditor.

10.    This Agreement shall be binding upon each of the undersigned and upon each of the undersigned’s respective heirs, legal representatives, successors and assigns.

11.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts wholly executed and performed within the boundaries of that state. Wherever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All notices, demands, instructions and other communications required or permitted to be given to or made upon any person or entity relating to this Agreement shall be in writing personally delivered or sent by overnight courier or by facsimile machine, and shall be deemed to be given for purposes of this Agreement on the day that such writing is delivered or sent by facsimile machine or one (1) day after such notice is sent by overnight courier to the intended recipient thereof in accordance with the provisions of this paragraph. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this paragraph, notices, demands, instructions and other communications in writing shall be given to or made upon the respective signatories hereto at their respective addresses indicated for such signatories set forth in the Credit Agreement.

12.    EACH OF THE COMPANIES AND EACH OF THE SENIOR CREDITORS CONSENTS TO JURISDICTION IN THE STATE OF NEW YORK AND VENUE IN ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY, STATE OF NEW YORK FOR SUCH PURPOSES AND WAIVES ANY AND ALL RIGHTS TO CONTEST SAID JURISDICTION AND VENUE AND ANY OBJECTION THAT SAID COUNTY IS NOT CONVENIENT. EACH OF THE COMPANIES AND EACH OF THE SENIOR CREDITORS WAIVES ANY RIGHTS TO COMMENCE ANY ACTION IN ANY JURISDICTION EXCEPT THE AFORESAID COUNTY AND STATE. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE COMPANIES AND EACH OF THE SENIOR CREDITORS HEREBY EACH EXPRESSLY WAIVES ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER (A) ANY COMPANY AGAINST ANY SENIOR CREDITOR OR (B) ANY SENIOR CREDITOR AGAINST ANY COMPANY WITH RESPECT TO ANY MATTER WHATSOEVER RELATING TO, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

13.    Upon the effectiveness of this Agreement, the Existing Subordination Agreement shall be amended and restated in its entirety by this Agreement. The effectiveness of this Agreement shall not constitute a novation of the obligations of the parties under the Existing Subordination Agreement.

14.    This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same agreement.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

DIGITALOCEAN, LLC

By:
Name:
Title:

DIGITAL OCEAN HOLDINGS, INC.

By:
Name:
Title:

SERVERSTACK, LLC

By:
Name:
Title:

DIGITAL OCEAN CANADA INC.

By:
Name:
Title:

DIGITALOCEAN EU B.V.

By:
Name:
Title:

DROPLET OFFSHORE SERVICES PRIVATE LIMITED

By:
Name:
Title:

[Signature Page to Intercompany Subordination Agreement]

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

[Signature Page to Intercompany Subordination Agreement]

EXHIBIT I-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of February 13, 2020 (as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), among DigitalOcean, LLC, a Delaware limited liability company (the “Borrower”), DigitalOcean Holdings, Inc., a Delaware corporation (“Holdings”), KeyBank National Association, as the administrative agent (the “Administrative Agent”), each lender from time to time party thereto, and the other agents and Arrangers party thereto.

Pursuant to the provisions of Section 3.03(g)(ii)(B)(3) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor forms). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:             , 20[    ]

I-1-1

EXHIBIT I-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of February 13, 2020 (as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), among DigitalOcean, LLC, a Delaware limited liability company (the “Borrower”), DigitalOcean Holdings, Inc., a Delaware corporation (“Holdings”), KeyBank National Association, as the administrative agent (the “Administrative Agent”), each lender from time to time party thereto, and the other agents and Arrangers party thereto.

Pursuant to the provisions of Section 3.03(g)(ii)(B)(4) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor forms). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:             , 20[    ]

I-2-1

EXHIBIT I-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of February 13, 2020 (as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), among DigitalOcean, LLC, a Delaware limited liability company (the “Borrower”), DigitalOcean Holdings, Inc., a Delaware corporation (“Holdings”), KeyBank National Association, as the administrative agent (the “Administrative Agent”), each lender from time to time party thereto, and the other agents and Arrangers party thereto.

Pursuant to the provisions of Section 3.03(g)(ii)(B)(4) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY (or successor form) accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor forms), or (ii) an IRS Form W-8IMY (or successor form) accompanied by an IRS Form W- 8BEN or IRS Form W-8BEN-E, as applicable (or successor forms) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:             , 20[    ]

I-3-1

EXHIBIT I-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of February 13, 2020 (as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), among DigitalOcean, LLC, a Delaware limited liability company (the “Borrower”), DigitalOcean Holdings, Inc., a Delaware corporation (“Holdings”), KeyBank National Association, as the administrative agent (the “Administrative Agent”), each lender from time to time party thereto, and the other agents and Arrangers party thereto.

Pursuant to the provisions of Section 3.03(g)(ii)(B)(4) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY (or successor form) accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor forms), or (ii) an IRS Form W-8IMY (or successor form) accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor forms) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:             , 20[    ]

I-4-1